   As filed with the Securities and Exchange Commission on January 19, 1999

                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                         CAREER EDUCATION CORPORATION
            (Exact name of registrant as specified in its charter)

                                --------------

         Delaware                    8200                    39-3932190
                              (Primary Standard           (I.R.S. Employer
     (State or other      Industrial Classification     Identification No.)
     jurisdiction of              Code No.)
     incorporation or
      organization)

                       2800 West Higgins Road, Suite 790
                        Hoffman Estates, Illinois 60195
                                (847) 781-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                JOHN M. LARSON
                     President and Chief Executive Officer
                         Career Education Corporation
2800 West Higgins Road, Suite 790, Hoffman Estates, Illinois 60195, (847) 781-
                                     3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
        LAWRENCE D. LEVIN, ESQ.                DENNIS V. OSIMITZ, ESQ.
         Katten Muchin & Zavis                     Sidley & Austin
  525 West Monroe Street, Suite 1600          One First National Plaza
        Chicago, Illinois 60661                Chicago, Illinois 60603
            (312) 902-5200                         (312) 853-7000

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                                Proposed
                                         Amount             Proposed             maximum         Amount of
     Title of each class of               to be              maximum            aggregate       registration
   securities to be registered         registered        offering price      offering price         fee
------------------------------------------------------------------------------------------------------------
                                    2,127,500 shares    $29.375 per share
Common Stock, $.01 par value.....          (1)                 (2)           $62,495,313 (2)      $17,374

-------------------------------------------------------------------------------
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(1) Includes 277,500 shares to be offered upon exercise of the Underwriters'
    over-allotment option.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended.

                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We and + +the Selling Stockholders may not sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. +
+This prospectus is not an offer to sell these securities, and it is not       +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 19, 1999

                                1,850,000 Shares

                           [LOGO OF CAREER EDUCATION]

                                  Common Stock

                                   --------

 The shares of  common stock in  this offering  are being sold  by the Selling
  Stockholders named under "Principal and  Selling Stockholders." We will not receive any of the  proceeds from the shares of common  stock sold by the
    Selling Stockholders.  The Underwriters  have an  option to  purchase a maximum of 277,500 additional shares to cover over-allotments of shares.

Our  common stock  is traded  on The Nasdaq  National Market  under the  symbol
 "CECO." On January 15, 1999, the last reported sales price of our common stock on The Nasdaq National Market was $30.50.

Investing in the common stock involves certain risks. See "Risk Factors" on page 7.

                                            Price  Underwriting  Proceeds to
                                              to   Discounts and   Selling
                                            Public  Commissions  Stockholders
                                            ------ ------------- ------------
Per Share..................................  $         $             $
Total...................................... $         $             $

  Delivery of the shares of common stock will be made on or about
, 1999, against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

         Salomon Smith Barney

                                           NationsBanc Montgomery Securities LLC

                        Prospectus dated          , 1999

                              [INSIDE FRONT COVER]

CAREER
EDUCATION
CORPORATION
LOGO

                                                                    BUILDING
                                                                    THE FUTURE
                                                                    OF PRIVATE
                                                                    POST-
                                                                    SECONDARY
                                                                    EDUCATION

 Photograph of five students from Allentown Business School walking on campus.

                                                      COMPUTER TECHNOLOGIES

                                                      VISUAL COMMUNICATION
                                                         AND DESIGN TECHNOLOGIES

                                                      BUSINESS STUDIES

                                                      CULINARY ARTS

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    7
Use of Proceeds.....................   14
Dividend Policy.....................   14
Price Range of Common Stock.........   14
Capitalization......................   15
Unaudited Pro Forma Condensed
 Consolidated Financial Data........   16
Selected Historical Consolidated
 Financial and Other Data...........   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22

                                      Page
                                      ----
Business............................   30
Financial Aid and Regulation........   42
Management..........................   53
Principal and Selling Stockholders..   62
Description of Capital Stock........   64
Shares Eligible for Future Sale.....   65
Underwriting........................   67
Notice to Canadian Residents........   69
Legal Matters.......................   70
Experts.............................   70
Where You Can Find More Information.   70
Index to Financial Statements.......  F-1

                               ----------------

                      Notes to Readers of this Prospectus

You should keep in mind the following points as you read this prospectus:

  . References in this document to "we," "us," "our," "Company" and "CEC" refer to Career Education Corporation and its subsidiaries, including all of their schools and campuses.

  . The term "school" means a campus or group of campuses known by a single brand name (such as The Katharine Gibbs Schools or the Al Collins Graphic Design School), the term "campus" means a single location of any school (such as the New York campus of The Katharine Gibbs Schools or the Al Collins Graphic Design School in Tempe, Arizona) and the term "institution" means a main campus and its additional locations, as such are defined under regulations of the U.S. Department of Education.

  . This offering is for 1,850,000 shares; however, the underwriters have a 30-day option to purchase up to 277,500 additional shares to cover over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise the option. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise the option.

                               ----------------

               Special Note Regarding Forward-Looking Statements

   This prospectus contains certain "forward-looking" statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate," "believe," "plan," "expect" and similar expressions have been used to identify these forward-looking statements. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to risks and uncertainties, including those listed under "Risk Factors," which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                      (i)

                               PROSPECTUS SUMMARY

   This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                  The Company

   Career Education Corporation is one of the largest providers of private, for-profit postsecondary education in North America, with approximately 15,900 students enrolled as of October 31, 1998. We operate 12 schools, with 21 campuses located in 13 states and two Canadian provinces. Our schools enjoy long operating histories and offer a variety of bachelor's degree, associate degree and non-degree programs in career-oriented disciplines within our core curricula of:

       .  computer technologies

       .  visual communication and design technologies

       .  business studies

       .  culinary arts

   We have experienced significant growth both internally and through acquisitions with our net revenue increasing from $7.5 million in 1994 to $82.6 million in 1997. For the first nine months of 1998, our net revenue was $99.9 million.

   CEC was founded in January 1994 by John M. Larson, our President and Chief Executive Officer, who has over 24 years of experience in the career-oriented education industry. We were formed to capitalize on opportunities in the large and highly fragmented postsecondary school industry. Since our inception, we have completed 12 acquisitions. We have acquired schools that we believe possess strong curricula, leading reputations and broad marketability but that have been undermanaged from a marketing and financial standpoint. We seek to apply our expertise in operations, marketing and curricula development, as well as our financial strength, to improve the performance of these schools.

                            Our Acquisition History

                                             Number of  Year    Month    Degree
                  School                     Campuses  Founded Acquired Granting
                  ------                     --------- ------- -------- --------
Al Collins Graphic Design School
 ("Collins")...............................       1     1978     1/94     Yes
Brooks College ("Brooks")..................       1     1970     6/94     Yes
Allentown Business School ("Allentown")....       1     1869     7/95     Yes
Brown Institute ("Brown")..................       1     1946     7/95     Yes
Western Culinary Institute ("Western").....       1     1983    10/96      No
School of Computer Technology ("SCT")......       2     1967     2/97     Yes
The Katharine Gibbs Schools ("Gibbs")......       7     1911     5/97     Yes(1)
International Academy of Merchandising &
 Design ("IAMD")...........................       2     1977     6/97     Yes
International Academy of Design ("IAD")....       2     1983     6/97      No
Southern California School of Culinary Arts
 ("SCSCA").................................       1     1994     3/98      No
Scottsdale Culinary Institute
 ("Scottsdale")............................       1     1986     7/98     Yes
Harrington Institute of Interior Design
 ("Harrington")............................       1     1931     1/99     Yes

--------
(1) Two Gibbs campuses do not offer degree programs.

                      Our Business and Operating Strategy

   Our company was founded based on a business and operating strategy which we believe has enabled us to achieve significant improvements in the performance of our schools. We believe this strategy will enable us to continue to capitalize on the favorable economic, demographic and social trends which are driving demand for career-oriented education. These trends include greater technological skills required for entry-level jobs, increasing numbers of high school graduates and a greater recognition of the value of higher education. The key elements of our strategy are:

  . Focusing on Core Curricula. Our schools offer educational programs principally in four career-related fields of study identified by us as areas with highly interested and motivated students, strong entry-level employment opportunities and ongoing career and salary advancement potential.

  . Adapting and Expanding Educational Programs. Each of our schools strives to meet the changing needs of its students and the employment markets by regularly refining and adapting its existing educational programs, selectively duplicating successful programs offered elsewhere in our school system and introducing entirely new programs of study.

  . Investing for Future Growth. We make substantial investments in our infrastructure to prepare us for continued growth. We devote particular attention to attracting and retaining both corporate and campus-level management, and we focus on employee development to facilitate internal promotions. Our investments in facilities and classroom technologies help us attract and retain students and prepare them for the increasing technical demands of the workplace.

  . Emphasizing School Management Autonomy and Accountability. We provide significant operating autonomy and appropriate performance-based incentives to our campus-level managers. We believe these policies create an important sense of personal responsibility for achieving campus performance objectives and provide us with a significant advantage in recruiting and retaining highly-motivated, entrepreneurial individuals.

  . Direct Response Marketing. We seek to increase school enrollment and profitability through intensive local, regional and national direct response marketing programs specifically crafted for each school to maximize its market penetration. We also use the Internet to attract potential students and believe this medium will be an increasingly important marketing tool.

  . Improving Student Retention. We focus substantial attention on student retention, as modest improvements in student retention can result in meaningful increases in school revenue and profitability. We strive to improve retention by treating students as valued customers.

  . Emphasizing Employment of Graduates. We devote significant resources to graduate placement efforts because we believe that maintaining high employment rates for graduates of our schools enhances the overall reputation of the schools and their ability to attract new students. Approximately 92.5% of our students graduating during the 1998 academic year (July 1, 1997 to June 30, 1998) obtained employment related to their program of study within six months of graduation.

                              Our Growth Strategy

   We believe we can continue to achieve superior long-term growth in revenue and profitability through:

    . Expanding Existing Operations. We intend to achieve continued growth at our existing campuses by executing our business and operating strategy.

    . Acquiring Additional North American Schools. We continually evaluate opportunities to acquire schools in the U.S. and Canada that have leading reputations, broad marketability and demonstrated compliance with regulatory requirements and accreditation standards. In March 1998, we hired a Director of Strategic Planning and Development to proactively identify and evaluate these opportunities. We seek to acquire schools which we believe will benefit from the implementation of our business and operating strategy.

    . Establishing New Campuses. We expect to open new campuses, most likely as additional locations of existing institutions, to capitalize on new markets or geographic regions that exhibit strong enrollment potential or the opportunity to establish a successful school operation in one of our core curricula areas.

    . Entering New Service Areas. We plan to develop new services, such as distance learning (offering educational products and services through video, Internet and other distribution channels), which we believe offer strong long-term growth potential. We also plan to expand our contract training operations (providing customized training on a contract basis for business and government organizations).

    . Expanding Internationally. We may also acquire or establish operations outside North America where we believe significant opportunities exist.

                                  Our Address

   CEC was incorporated in Delaware on January 5, 1994. Our principal executive offices are located at 2800 West Higgins Road, Suite 790, Hoffman Estates, Illinois 60195 and our telephone number is (847) 781-3600. Our web site is located at http://www.careered.com. Web sites for our schools can be accessed through hyperlinks at our web site. Information contained in our web site is not a part of this prospectus.

                                  The Offering

Common Stock offered by the
 Selling Stockholders........ 1,850,000 shares
Common Stock outstanding..... 7,152,896 shares (1)
Use of proceeds.............. We will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Use of
                              Proceeds."
Nasdaq National Market
 symbol...................... CECO

--------
(1) This information is as of December 31, 1998. It excludes 902,384 shares of common stock issuable upon the exercise of stock options outstanding at December 31, 1998 at a weighted average exercise price of $16.30 per share and 194,774 shares reserved for issuance under our stock plans. See "Management--Stock Plans" and "Description of Capital Stock."

                              Recent Developments

Acquisitions

   On January 4, 1999, we acquired Harrington for $2.9 million, subject to adjustment. Harrington was founded in 1931 and provides degree and diploma programs in interior design and related fields at its campus in Chicago, Illinois. Harrington had a student population of approximately 425 as of September 30, 1998 and is accredited by the National Association of Schools of Art and Design.

   On December 29, 1998, we entered into an agreement to acquire the Brooks Institute of Photography. Brooks Institute is an internationally known photography school founded in 1945 which is located in Santa Barbara, California. As of June 30, 1998, the school had a student population of approximately 290, approximately 40% of which was foreign students. The completion of the proposed acquisition is subject to a number of conditions, including approval by California state regulators. We cannot assure you that this acquisition will be completed. Brooks Institute is accredited by the Accrediting Council for Independent Colleges and Schools.

Strategic Relationships

   On October 29, 1998, we entered into an agreement with Le Cordon Bleu Limited granting us exclusive rights to use the "Le Cordon Bleu" name in the U.S. and Canada in connection with our culinary education programs. We are developing a curriculum with Le Cordon Bleu for use at our culinary schools, and the agreement will not take effect until this curriculum is completed and approved by both of us. We do not expect to implement this curriculum before May 1999. The initial term of this agreement expires on December 31, 2008.

   In January 1999, we began offering professional education loans to students at our U.S. campuses pursuant to an agreement with Sallie Mae (Student Loan Marketing Association). This private loan program is available exclusively to our students and is designed to supplement federal, state and other private financial aid programs. This program offers variable interest rate loans tied to the prime rate, determination of eligibility within 24 hours, repayment deferral until students have been out of school for six months and a single billing statement with certain other federal student loans serviced by Sallie Mae.

                 Summary Consolidated Financial and Other Data

   You should read the consolidated financial and other operating data below in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                Year Ended December 31,            Nine Months Ended September 30,
                         ----------------------------------------  ------------------------------------
                                                     1997                               1998
                                             --------------------              ------------------------
                                                           Pro                                 Pro
                           1995      1996    Historical Forma (1)    1997      Historical   Forma (2)
                         --------  --------  ---------- ---------  ----------  ------------ -----------
                                      (Dollars in thousands, except per share data)
Statement of Operations
 Data:
Revenue:
 Tuition and
  registration fees,
  net................... $ 16,330  $ 29,269   $ 74,842  $100,672   $   45,615   $   91,659  $   94,191
 Other, net.............    3,066     4,311      7,756     9,483        5,152        8,257       8,729
                         --------  --------   --------  --------   ----------   ----------  ----------
   Total net revenue....   19,396    33,580     82,598   110,155       50,767       99,916     102,920
Depreciation and
 amortization (3).......    1,330     2,134      8,121    11,562        5,000        9,328       9,522
Income (loss) from
 operations.............      404     2,420      2,315     2,641         (354)       1,047       1,591
Net income (loss) (4)... $     69  $  1,495   $   (880) $    881   $   (1,810)  $       35  $      274
                         ========  ========   ========  ========   ==========   ==========  ==========
Net income (loss)
 attributable
 to common stockholders
 (5).................... $   (804) $    137   $ (9,307) $    713   $   (3,981)  $   (2,392) $      176
                         ========  ========   ========  ========   ==========   ==========  ==========
Net income per diluted
 share attributable
 to common stockholders
 (6)....................                                $   0.12                            $     0.02
                                                        ========                            ==========
Other Data:
EBITDA (7).............. $  1,734  $  4,554   $ 10,436  $ 14,203   $    4,646   $   10,375  $   11,113
EBITDA margin (7).......      8.9%     13.6%      12.6%     12.9%         9.2%        10.4%       10.8%
Cash flow provided by
 (used in):
 Operating activities...      235     5,275       (194)                (4,745)       9,852
 Investing activities...   (3,478)   (9,518)   (45,214)               (39,587)      (8,381)
 Financing activities...    4,566     8,076     56,659                 41,975         (351)
Capital expenditures,
 net....................      897     1,231      3,822                  2,077        3,449
Student population (8)..    3,347     4,537     10,889                 10,951       13,655
Number of campuses (9)..        4         5         18                     18           20

                                                                   September 30,
                                                                       1998
                                                                   -------------
                                                                    (Dollars in
                                                                    thousands)
Balance Sheet Data:
Cash..............................................................   $ 19,739
Working capital...................................................     18,739
Total assets......................................................    129,890
Long-term debt....................................................     27,931
Total stockholders' investment....................................     79,976

--------
(1) Gives effect to (i) our acquisitions of Gibbs, IAMD, IAD and Scottsdale,
    (ii) the use of proceeds from our initial public offering of common stock to retire indebtedness and (iii) the conversion of all classes of preferred stock into common stock and the exercise of warrants in connection with our initial public offering as if they had occurred on January 1, 1997. See "Unaudited Pro Forma Condensed Consolidated Financial Data" and Note 2 of the Notes to our Consolidated Financial Statements.
(2) Gives effect to (i) our acquisition of Scottsdale, (ii) the use of proceeds from our initial public offering of common stock to retire indebtedness and
    (iii) the conversion of all classes of preferred stock into common stock and the exercise of warrants in connection with our initial public offering as if they had occurred on January 1, 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Data" and Note 2 of the Notes to our Consolidated Financial Statements.

(3) Includes depreciation of property and equipment, amortization of goodwill, student contracts and covenants not-to-compete and excludes the amortization of debt discount and deferred financing costs.
(4) For the year ended December 31, 1997 and the nine months ended September 30, 1997, net income includes an extraordinary loss of $418, which is net of a $233 tax benefit, resulting from the early extinguishment of debt. See
    Note 5 of the Notes to our Consolidated Financial Statements.
(5) Includes reductions to net income (loss) for dividends paid or added to the redemption value of preferred stock and the accretion to redemption value of preferred stock and warrants. See Note 3 of the Notes to our Consolidated Financial Statements.
(6) Pro forma net income per diluted share is based upon the weighted average number of common and common stock equivalent shares outstanding totalling 6,011,000 and 7,269,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. These numbers include (i) outstanding shares of common stock and common stock equivalents, (ii) 2,869,000 and 368,000 shares, for the respective periods, of common stock assumed to have been issued in our initial public offering in order to repay indebtedness as if our initial public offering occurred at the beginning of each period presented and (iii) approximately 2,280,000 and 390,000 weighted average shares, for the respective periods, of common stock issued upon conversion of preferred stock and the exercise of warrants which occurred in connection with our initial public offering.
(7) For any period, EBITDA equals earnings before interest expense, taxes, depreciation and amortization (including amortization of debt discount and deferred financing costs), and EBITDA margin equals EBITDA as a percentage of net revenue. We have included information concerning EBITDA and EBITDA margin because we believe they allow for a more complete analysis of our results of operations. EBITDA and EBITDA margin should not be considered as alternatives to, nor is there any implication that they are more meaningful than, any measure of performance or liquidity as promulgated under generally accepted accounting principles.
(8) Represents the total number of students attending our schools (a) in the case of each full year, as of October 31, or (b) for the nine months ended September 30, 1997 and 1998, as of September 30.
(9) Represents the total number of campuses operated by us as of the end of the period.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, and all of the other information included in this prospectus before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, results of operation or financial condition and could result in a complete loss of your investment.

Extensive Regulation of U.S. Schools Due to Substantial Dependence on Federal Funding

   We derive a majority of our revenue from U.S. federal student financial aid programs. To participate in such programs, a U.S. institution must obtain and maintain authorization by the appropriate state education agencies, accreditation by an accrediting agency recognized by the Department of Education, and certification by the Department of Education. As a result, our U.S. schools are subject to extensive regulation by these agencies. These regulations cover virtually all phases of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, financial operations and financial strength. They also affect our ability to acquire or open additional schools or change our corporate structure. These regulatory agencies periodically revise their requirements and modify their interpretations of existing requirements.

   If one of our schools were to violate any of these regulatory requirements, we could suffer a financial penalty. The regulatory agencies could also place limitations on or terminate our schools' operations, including our receipt of federal student financial aid funds, which could have a material adverse effect on our business, results of operations or financial condition. We believe that we substantially comply with the requirements of these regulatory agencies, but we cannot predict with certainty how all of these requirements will be applied, or whether we will be able to comply with all of the requirements in the future. Some of the most significant regulatory requirements and risks that apply to our U.S. schools are described in the following paragraphs. See "Financial Aid and Regulation."

   Legislative Action. The U.S. Congress regularly reviews and revises the laws governing the federal student financial aid programs and annually determines the funding level for each of these programs. Any action by Congress that significantly reduces funding for the federal student financial aid programs or the ability of our schools or students to participate in these programs could have a material adverse effect on our business, results of operations or financial condition. Legislative action may also increase our administrative costs and burden and require us to modify our practices in order for our schools to comply fully with applicable requirements, which could have a material adverse effect on our business, results of operations or financial condition. See "Financial Aid and Regulation--Nature of Federal Support for Postsecondary Education in the U.S." and "--Regulation of Federal Financial Aid Programs for U.S. Schools--Legislative Action."

   Financial Responsibility Standards. To participate in the federal student financial aid programs, an institution must either satisfy certain numeric standards of financial responsibility or post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in the federal student financial aid programs. The Department of Education has determined that we and some of our institutions did not satisfy the numeric standards and has required us to post letters of credit for eleven of our institutions totalling approximately $17.6 million. The Department of Education has also placed limits on the total amount of federal student financial aid available to students at SCSCA. We intend to file our 1998 financial statements with the Department of Education in early 1999 and to ask it to release most, if not all, of our outstanding letters of credit and to increase or eliminate the funding limitation for SCSCA. We cannot assure you that we or our institutions will satisfy the numeric standards or that the Department of Education will take any action with respect to the letters of credit or funding limitation.

See "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs for U.S. Schools--Financial Responsibility Standards."

   Student Loan Defaults. An institution may lose its eligibility to participate in some or all of the federal student financial aid programs, if defaults by its students on their federal student loans exceed specified rates. None of our schools have student loan default rates that exceed those thresholds. See "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs for U.S. Schools--Cohort Default Rates."

   The "85/15 Rule." A propriety institution loses its eligibility to participate in the federal student financial aid programs if it derives more than 85% of its revenue (on a cash basis) from these programs in any fiscal year ending before October 1998 or 90% of its revenue (on a cash basis) from these programs in any fiscal year ending after October 1998. In 1997, none of our institutions received more than 82% of its revenues (on a cash basis) from the federal student financial aid programs. See "Financial Aid and Regulation-- Regulation of Federal Financial Aid Programs for U.S. Schools--The "85/15 Rule.' "

   Change of Ownership or Control Based on an Acquisition. When we acquire an institution, the Department of Education and most applicable state education agencies and accrediting agencies consider that institution to undergo a change of ownership or control. A change of ownership or control of an institution under the standards of the Department of Education generally results in the suspension of the institution's participation in the federal student financial aid programs until the Department of Education reviews and recertifies the institution. If we were unable to reestablish the state authorization, accreditation or Department of Education certification of an institution we acquired, depending on the size of that acquisition, that failure could have a material adverse effect on our business, results of operations or financial condition. See "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs for U.S. Schools--Change of Ownership or Control."

   Change of Ownership or Control Based on this Offering. We believe that this offering will be considered a change of control under the standards of certain state education agencies, but not under the standards of the other applicable state education agencies, the Department of Education or applicable accrediting agencies. We have submitted a letter to the Department of Education seeking confirmation that this offering will not be a change of ownership or control under its standards, but we have not yet received a response to that letter. If any affected campus were unable to reestablish its state authorization, depending on the size of the campus, that failure could have a material adverse effect on our business, results of operations or financial condition. See "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs for U.S. Schools--Change of Ownership or Control."

   State Authorization and Accreditation. An institution that grants degrees, diplomas or certificates must be authorized by the relevant education agencies of the state in which it is located and, in some cases, other states. Requirements for authorization vary substantially among the states. State authorization and accreditation by an accrediting agency recognized by the Department of Education are also required for an institution to participate in the federal student financial aid programs. Loss of state authorization or accreditation by any of our campuses, depending on the size of the campus, could have a material adverse effect on our business, results of operations or financial condition. See "Financial Aid and Regulation--State Authorization for U.S. Schools" and "--Accreditation for U.S. Schools."

Dependence on Canadian Financial Aid; Potential Adverse Effects of Canadian Regulation

   A substantial majority of students enrolled at our Canadian schools receives assistance from Canadian governmental financial aid programs. Depending on their province of residence, Canadian students may receive loans under the Canada Student Loan Program, the Ontario Student Loans Plan and the Quebec Loans and Bursaries Program.

   Our Canadian schools must meet certain eligibility standards to administer these programs and must comply with extensive statutes, regulations and other requirements. We believe our Canadian schools currently hold all necessary registrations, approvals and permits and meet all eligibility requirements to administer these governmental financial aid programs. Our IAD school in Toronto may be required to share the cost of student loan defaults if defaults by its students on their Ontario Student Assistance Plan loans exceeds specified rates. Our Toronto school currently does not have a default rate that exceeds the applicable threshold. If our Canadian schools cannot meet these and other eligibility standards or fail to comply with applicable requirements, it could have a material adverse effect on our business, results of operations or financial condition.

   The Canadian, Ontario and Quebec governments are currently in the process of changing the legislative, regulatory and other requirements relating to student financial assistance programs due to political and budgetary pressures. Although we do not anticipate a significant reduction in the funding for these programs, any change that significantly reduces funding or the ability of our schools to participate in these programs could have a material adverse effect on our business, results of operations or financial condition. See "Financial Aid and Regulation--Canadian Regulation."

Limited Operating History; Risks of Integrating Acquisitions

   We have grown rapidly since our incorporation in January 1994. Our rapid growth could place a strain on our management, operations, employees or resources. We cannot assure you that we will be able to maintain or accelerate our current growth rate, effectively manage our expanding operations or achieve planned growth on a timely or profitable basis. If we are unable to manage our growth effectively, our business, results of operations or financial condition could be materially adversely affected. The anticipated benefits of our most recent acquisitions may not be achieved unless we successfully integrate these schools into our operations and effectively manage, market and apply our business strategy to these schools. The difficulties of integration may initially be increased by the necessity of integrating personnel with disparate business backgrounds and corporate cultures. Management's focus on the integration of acquired companies and on the application of our business strategy to these schools could interrupt, or cause loss of momentum in, our other ongoing activities, which could have a material adverse effect on our business, results of operations or financial condition. See "Business-- Overview."

History of Losses

   Since our inception in 1994, we have experienced a net loss for 1994 and 1997; and a net loss attributable to common stockholders for 1994, 1995 and 1997. To the extent that we earned net income or income attributable to common stockholders for any prior periods, the amounts earned were not substantial. See "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes thereto appearing elsewhere in this prospectus. We cannot assure that we will be profitable in the future.

Reliance on and Risks of Acquisition Strategy

   We expect to continue to rely on acquisitions as a key component of our growth. From time to time, we engage in, and we are currently engaged in, evaluations of, and discussions with, possible acquisition candidates, including evaluations and discussions relating to acquisitions that may be material in size or scope. We cannot assure that we will continue to be able to identify suitable acquisition opportunities or to acquire any such schools on favorable terms. Furthermore, we cannot assure that any acquired schools can be successfully integrated into our operations or be operated profitably. Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired schools, adverse short-term effects on reported operating results, possible loss of key employees and difficulty of presenting a unified corporate image. Continued growth through acquisition may also subject us to unanticipated business or regulatory uncertainties or liabilities. We cannot assure that any potential acquisition will enhance our business and will not ultimately have a material adverse effect on us. See "Business--Growth Strategy."

   When we acquire an existing school, we typically allocate a significant portion of the purchase price to fixed assets, goodwill and intangibles (e.g., covenants not-to-compete). For our acquisitions to date, we have amortized goodwill over a period of 40 years and intangible assets over periods of three to five years. In addition, our acquisition of a school in the U.S. would be a change of ownership, which may result in the suspension of that school's participation in the federal student financial aid programs until it obtains the Department of Education's approval. If we fail to manage our acquisition program effectively, it could have a material adverse effect on our business, results of operations or financial condition. See "--Extensive Regulation of U.S. Schools Due to Substantial Dependence on Federal Funding," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs for U.S. Schools--Opening Additional Schools and Adding Educational Programs."

Risks Associated with Expansion Plans

   To date, we have added new schools only through acquisitions. However, in the future we expect to open and operate new schools, most likely as additional locations of existing schools, but possibly also as separate, freestanding institutions. Establishing new schools poses unique challenges and would require us to make investments in management, capital expenditures, marketing expenses and other resources different, and in some cases greater, than those required with respect to the operation of acquired schools. To open a new school, we would be required to obtain appropriate state or provincial and accrediting agency approvals. In addition, to be eligible for federal student financial aid programs, such a school would have to be certified by the Department of Education. We have never established a new school, and we cannot assure you that we will be able to do so successfully or profitably.

   While we expect that our career-oriented school business will continue to provide the substantial majority of our revenue in the near term, we plan to expand our contract training business, currently offered to a limited extent by a few of our schools, and may also decide to provide other education-related services, such as distance learning. We cannot be certain which, if any, new service areas we will decide to enter or whether we will succeed in markets beyond our current career-oriented school business.

   Our failure to effectively manage the operations of newly established schools or service areas, or any diversion of management's attention from our core career-oriented school operating activities, could have a material adverse effect on our business, results of operations or financial condition. See "Business--Growth Strategy" and "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs for U.S. Schools--Opening Additional Schools and Adding Educational Programs." We may also consider acquiring or establishing operations outside of the U.S. and Canada. See "--Risks of International Operations."

Risk Associated with Changes in Market Needs and Technology

   Prospective employers of our graduates increasingly demand that their entry-level employees possess appropriate technological skills. Educational programs at our schools, particularly programs in computer technologies and visual communications, must keep pace with these evolving requirements. If we cannot respond to changes in industry requirements, it could have a material adverse effect on our business, results of operations or financial condition. See "Business--Technology."

Seasonality

   Our results of operations fluctuate primarily as a result of changes in the level of student enrollment at our schools. Our schools experience a seasonal increase in new enrollments in the fall, traditionally when the largest numbers of new high school graduates begin postsecondary education. Furthermore, although we encourage year-round attendance at all schools, certain of our schools have summer breaks for some of their programs. As a result of these factors, total student enrollment and net revenue are typically highest in the fourth quarter (October through December) and lowest in the second quarter (April through June) of our fiscal year. Our costs and expenses do not, however, fluctuate as significantly on a quarterly basis. We anticipate that these seasonal trends will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

Highly Competitive Market

   The postsecondary education market is highly competitive. Our schools compete with traditional public and private two-year and four-year colleges and universities and other proprietary schools. Certain public and private colleges and universities, as well as other private career-oriented schools, may offer programs similar to those of our schools. Although tuition at private nonprofit institutions is, on average, higher than tuition at our schools, some public institutions are able to charge lower tuition than our schools, due in part to government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to proprietary schools. Some of our competitors in both the public and private sectors have substantially greater financial and other resources than us. See "Business-- Competition."

Risks of International Operations

   Although we currently operate only in the U.S. and Canada, we intend to explore opportunities outside those markets. There may be difficulties and complexities associated with our expansion into international markets, and we cannot assure you that our strategies will succeed beyond the U.S. and Canada. International operations present inherent risks, including currency fluctuations, varying political and economic conditions, unanticipated changes in regulation, trade barriers, staffing and management problems and adverse tax consequences. Also, in expanding internationally, we would be required to comply with different, and potentially more onerous, regulatory requirements. We cannot assure you that such factors will not have a material adverse effect on our business, results of operations or financial condition in the future. See "Business--Growth Strategy."

Significant Ownership and Influence of Principal Stockholder

   After the offering Heller Equity Capital Corporation will own approximately 18.2% of our common stock on a fully diluted basis. Heller is currently entitled to designate, and has designated, two members of our Board of Directors. As a result, Heller can exercise considerable influence over our operations and business strategy. See "Management--Arrangements for Nomination as Director," "Principal and Selling Stockholders" and "Description of Capital Stock."

Possible Need for Additional Financing to Implement Growth Strategy

   We believe that funds from operations, cash, investments and borrowings under our $60 million credit facility pursuant to our credit agreement will be adequate to fund our current operating plans for the foreseeable future. However, we may need additional debt or equity financing in order to carry out our strategy of growth through acquisitions. The amount and timing of such additional financing will vary principally depending on the timing and size of acquisitions and the sellers' willingness to provide financing themselves. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Limitations Under Our Credit Agreement

   Our credit agreement limits our ability to take certain actions, including paying dividends, disposing of assets and incurring certain additional indebtedness. Accordingly, we may be restricted from taking certain actions which management believes would be desirable and in the best interests of us and our stockholders. The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. We were in compliance with all ratios and financial tests as of December 31, 1998, and believe that we remain in compliance. However, a breach of any covenants contained in the credit agreement could result in an event of default under that agreement and allow the lenders to accelerate the indebtedness, which could have a material adverse effect on our business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Dependence on Key Personnel

   Our success to date has depended, and will continue to depend, largely on the skills and efforts of John M. Larson, our President and Chief Executive Officer, William A. Klettke, our Senior Vice President and Chief Financial Officer, and our other key personnel. Our success also depends, in large part, upon our ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel, and retaining such personnel once hired. None of our employees is subject to an employment or noncompetition agreement other than Mr. Larson. We do not maintain key man life insurance on any of our employees. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business, results of operations or financial condition. See "Management."

Common Stock Price Volatility

   The market price for our common stock has fluctuated significantly. Factors such as quarterly variations in our operating results, announcements of acquisitions by us or our competitors, new regulations or interpretations of regulations applicable to our schools, changes in accounting treatments or principles and changes in earnings estimates by securities analysts, as well as general political economic and market conditions, could cause the market price of our common stock to fluctuate significantly. The market price for our common stock may also be affected by our ability to meet or exceed analysts' or "street" expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of our common stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of certain companies and that have often been unrelated to the operating performance of such companies.

Antitakeover Effects of Our Certificate of Incorporation and By-Laws

   Our Certificate of Incorporation, our By-Laws and Delaware law contain provisions that may delay, defer or inhibit a future acquisition of us not approved by our Board of Directors. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors in connection with the transaction. Our Certificate of Incorporation also permits our Board of Directors to issue shares of preferred stock with such voting, conversion and other rights as it determines, without any further vote or action by our stockholders. By using preferred stock, we could (i) discourage a proxy contest, (ii) make the acquisition of a substantial block of our common stock more difficult or (iii) limit the price investors may be willing to pay in the future for shares of our common stock. In addition, our By-Laws provide that (i) special meetings of our stockholders may be called only by our Board of Directors and (ii) only two of our six Directors may be elected at such special meetings. These provisions also could discourage bids for your shares of common stock at a premium and could have a material adverse effect on the market price of your shares. See "Description of Capital Stock."

Shares Eligible for Future Sale

   The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. We currently have approximately 7,152,896 shares of common stock outstanding. Substantially all of these shares are eligible for immediate sale in the public market without restriction unless such shares are held by "affiliates" of us within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Upon completion of the offering, 1,615,253 shares will be held by our affiliates. Approximately 1,971,759 shares of common stock are subject to lock-up agreements between the holders of our shares and the representatives of the underwriters, pursuant to which the holders have agreed that they will not, directly or indirectly, sell or otherwise dispose of any shares of common stock, or securities or other rights convertible into or exchangeable or exercisable for any shares of common stock, for 90 days after the date of the offering without the prior written consent of Credit Suisse First Boston Corporation. Upon expiration of this period substantially all of the shares subject to the lock-up agreements will be eligible for sale under Rule 144, subject to volume and other limitations (other than the holding period requirement) of such rule. An additional 902,384 shares of common stock are issuable at various dates upon exercise of options granted to certain of our employees, officers, directors and consultants pursuant to stock option agreements. Our affiliates holding 1,463,007 shares of our common stock have been granted registration rights. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time or on our ability to raise capital through an offering of our equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

Year 2000 Compliance

   Most companies face potentially serious problems because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the Year 2000. This problem could force information systems to either shut down or provide incorrect data and information. We began the process of identifying the necessary changes to our computer programs and hardware as well as assessing the progress of our significant vendors in their remediation efforts in late 1997.

   We are unable at this time to fully assess the possible impact on our financial condition, results of operations and cash flows that may result from any disruptions to our business caused by Year 2000 problems in any systems controlled by us or any third party with whom we have a material relationship. These third parties primarily include the Department of Education, state education agencies, accrediting agencies, guaranty agencies and student loan lenders. We do not believe that the cost to remedy our internal Year 2000 problems will have a material adverse effect on our business, results of operations or financial condition. We cannot assure you, however, that our systems or those of third parties with whom we interact will be free of Year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders. If the underwriters exercise their over-allotment option in full, the net proceeds to us, after deduction of the estimated underwriting discounts and commissions and offering expenses payable by us, are estimated to
be approximately $      million. If the over-allotment option is exercised, we
will use our net proceeds for general corporate purposes.

                                DIVIDEND POLICY

   We have never paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we plan to retain our earnings to finance future growth. The declaration and payment of dividends on our common stock are subject to the discretion of our Board of Directors. Our Board's decision to pay future dividends will depend on general business conditions, the effect on our financial condition and other factors our Board may consider to be relevant. Our ability to pay dividends on our common stock is limited if we are not in compliance with the terms of our credit agreement or we fail to meet a specified leverage ratio.

                          PRICE RANGE OF COMMON STOCK

   The following table sets forth the range of high and low sales prices per share for our common stock as reported on The Nasdaq National Market, where the stock trades under the symbol "CECO," for the periods indicated. The initial public offering price of our common stock on January 28, 1998 was $16.00 per share.

                                                                   Price Range
                                                                    of Common
                                                                      Stock
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
1998:
  First Quarter (from January 28, 1998).......................... $22.12 $17.62
  Second Quarter.................................................  27.50  21.50
  Third Quarter..................................................  26.75  17.37
  Fourth Quarter.................................................  30.00  14.12
1999:
  First Quarter (through January 15, 1999)....................... $30.62 $28.87

   On January 15, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $30.50 per share. As of January 15, 1999, there were 26 holders of record of the common stock.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization (long-term debt plus stockholders' investment) as of September 30, 1998. We will not receive any of the proceeds of the sale of common stock by the Selling Stockholders. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto included elsewhere in this prospectus.

                                                           September 30, 1998
                                                         ----------------------
                                                         (Dollars in thousands)
Cash....................................................        $ 19,739
                                                                ========
Long-term debt..........................................        $ 27,931
Stockholders' investment:
  Common stock, $.01 par value, 50,000,000 shares
   authorized;
   7,144,806 shares issued and outstanding (1)..........              71
  Additional paid-in capital............................          95,084
  Foreign currency translation..........................            (823)
  Accumulated deficit...................................         (14,356)
                                                                --------
    Total stockholders' investment......................          79,976
                                                                --------
    Total capitalization................................        $107,907
                                                                ========

--------
(1) Does not include (i) 907,384 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $16.31 per share and (ii) 191,774 shares of common stock reserved for issuance under our stock plans. See "Management--Stock Plans," "Description of Capital Stock" and Notes 9 and 16 of the Notes to our Consolidated Financial Statements.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma condensed consolidated statements of operations of CEC for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to (i) the acquisitions of Gibbs, IAMD, IAD and Scottsdale and (ii) events occurring at the time of our initial public offering of common stock, including the use of proceeds to retire indebtedness, as if they had occurred at the beginning of each period presented. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 was prepared from the audited historical statements of operations of CEC and Scottsdale for the year ended December 31, 1997, and the unaudited statements of operations of Gibbs for the five months ended May 31, 1997 and IAMD and IAD for the six months ended June 30, 1997.

   The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1998 was prepared from the unaudited historical statements of operations of CEC for the nine months ended September 30, 1998 and Scottsdale for the seven months ended July 31, 1998.

   All unaudited pro forma condensed consolidated financial data includes all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof and, in the opinion of management, have been prepared on the same basis as the audited financial statements. The unaudited pro forma financial data are a presentation of historical results with accounting and other adjustments. The unaudited pro forma financial data do not reflect the effects of any anticipated changes to be made by us to the historical operations, are presented for informational purposes only and should not be construed to be indicating (i) the results of our operations or financial position that actually would have occurred had the acquisitions and the initial public offering been consummated as of the date indicated or (ii) the results of our operations or our financial position in the future.

   The unaudited pro forma condensed consolidated financial data reflect the acquisitions using the purchase method of accounting. The acquired assets and assumed liabilities of Gibbs, IAMD and IAD are stated at values representing an allocation of the purchase price based upon the estimated fair market value at the date of their acquisitions. The acquired assets and assumed liabilities of Scottsdale are stated at values representing a preliminary allocation of the purchase price based upon the estimated fair market value at the date of the acquisition. The final purchase accounting allocations will be determined based on the final appraised values, which could differ from the estimates used herein.

   The following unaudited pro forma condensed consolidated financial statements and accompanying notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto of CEC, Gibbs and Scottsdale and the other historical financial information included elsewhere in this prospectus.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                 For the Twelve Months Ended December 31, 1997
                    (In thousands, except per share amounts)

                                            Historical
                          --------------------------------------------------
                                     Gibbs      IAMD      IAD
                                    (through  (through  (through
                                    May 31,   June 30,  June 30,              Pro Forma
                            CEC      1997)     1997)     1997)    Scottsdale Adjustments       Pro Forma
                          --------  --------  --------  --------  ---------- -----------       ---------
Revenue:
  Tuition and
   registration fees,
   net..................  $ 74,842  $ 11,606  $ 4,119   $ 5,677    $ 4,428    $    --          $ 100,672
  Other, net............     7,756     1,222       63        27        415         --              9,483
                          --------  --------  -------   -------    -------    --------         ---------
    Total net revenue...    82,598    12,828    4,182     5,704      4,843         --            110,155
Operating Expenses:
  Educational services
   and facilities.......    34,620     3,029    1,966     2,177      2,627         --             44,419
  General and
   administrative.......    37,542     8,043    2,091     2,565      1,292         --             51,533
  Depreciation and
   amortization.........     8,121       901      387       470         94       1,589 (1)        11,562
                          --------  --------  -------   -------    -------    --------         ---------
    Total operating
     expenses...........    80,283    11,973    4,444     5,212      4,013       1,589           107,514
                          --------  --------  -------   -------    -------    --------         ---------
Income (loss) from
 operations.............     2,315       855     (262)      492        830      (1,589)            2,641
Interest (expense)
 income, net............    (3,108)     (242)    (103)     (235)        62       2,504 (2)        (1,122)
                          --------  --------  -------   -------    -------    --------         ---------
Income (loss) before
 provision (benefit) for
 income taxes...........      (793)      613     (365)      257        892         915             1,519
Provision (benefit) for
 income taxes...........      (331)      --      (146)      103        --        1,012 (3)           638
                          --------  --------  -------   -------    -------    --------         ---------
Net income (loss) (4)...      (462)      613     (219)      154        892         (97)              881
  Dividends paid or
   accrued on preferred
   stock................    (2,159)      --       --        --         --        2,159 (5)           --
  Accretion to
   redemption value of
   preferred stock and
   warrants.............    (6,268)      --       --        --         --        6,100 (5)          (168)
                          --------  --------  -------   -------    -------    --------         ---------
Net income (loss)
 attributable to common
 stockholders (4).......  $ (8,889) $    613  $  (219)  $   154    $   892    $  8,162         $     713
                          ========  ========  =======   =======    =======    ========         =========
Net income (loss) per
 share attributable to
 common stockholders:
  Basic.................  $ (11.58)                                                            $    0.12
                          ========                                                             =========
  Diluted...............  $ (11.58)                                                            $    0.12
                          ========                                                             =========
Weighted average number
 of shares outstanding:
  Basic.................       768                                               5,149 (6)         5,917
                          ========                                            ========         =========
  Diluted...............       768                                               5,243 (6)(7)      6,011
                          ========                                            ========         =========

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1998
                    (In thousands, except per share amounts)

                                   Historical
                             ------------------------
                                         Scottsdale
                                          (through     Pro Forma
                               CEC     July 31, 1998) Adjustments      Pro Forma
                             --------  -------------- -----------      ---------
Revenue:
  Tuition and registration
   fees, net...............  $ 91,659     $ 2,532       $   --         $ 94,191
  Other, net...............     8,257         472           --            8,729
                             --------     -------       -------        --------
    Total net revenue......    99,916       3,004           --          102,920
Operating Expenses:
  Educational services and
   facilities..............    41,419       1,445           --           42,864
  General and
   administrative..........    46,161         821           --           46,982
  Depreciation and
   amortization............     9,328          54           140 (1)       9,522
  Compensation expense
   related to the initial
   public offering.........     1,961         --            --            1,961
                             --------     -------       -------        --------
    Total operating
     expenses..............    98,869       2,320           140         101,329
                             --------     -------       -------        --------
Income (loss) from
 operations................     1,047         684          (140)          1,591
Interest (expense) income,
 net.......................      (987)         12          (144) (2)     (1,119)
                             --------     -------       -------        --------
Income (loss) before
 provision for income
 taxes.....................        60         696          (284)            472
Provision (benefit) for
 income taxes..............        25         --            173 (3)         198
                             --------     -------       -------        --------
Net Income (Loss)..........        35         696          (457)            274
  Dividends paid or accrued
   on preferred stock......      (274)        --            274 (5)         --
  Accretion to redemption
   value
   of preferred stock and
   warrants................    (2,153)        --          2,055 (5)         (98)
                             --------     -------       -------        --------
Net income (loss)
 attributable to
 common stockholders.......  $ (2,392)    $   696       $ 1,872        $    176
                             ========     =======       =======        ========
Net income (loss) per share
 attributable to common
 stockholders:
  Basic....................  $  (0.38)                                 $   0.02
                             ========                                  ========
  Diluted..................  $  (0.38)                                 $   0.02
                             ========                                  ========
Weighted average number of
 shares outstanding:
  Basic....................     6,309                       758 (6)       7,067
                             ========                   =======        ========
  Diluted..................     6,309                       960 (6)(7)    7,269
                             ========                   =======        ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

   The following notes identify the pro forma adjustments made to the historical amounts in the unaudited pro forma condensed consolidated financial data:

(1) Depreciation of property and equipment, based on appraised values and estimated useful lives (which range from five to 31 years) in excess of the historical amounts (which was only recorded from the date of the acquisitions to the end of each period), is recorded as an adjustment. The adjustment also gives effect to the amortization of goodwill and covenants not-to-compete. The historical intangible assets of Gibbs have been eliminated because new values were assigned to intangible assets at the date of acquisition. Intangible assets recorded in conjunction with the acquisitions of Gibbs, IAMD, IAD and Scottsdale include goodwill of approximately $30.1 million and covenants not-to-compete of approximately $11.0 million. Goodwill is amortized on a straight-line basis over its estimated useful life of 40 years. Covenants not-to-compete for the Gibbs, IAMD and IAD acquisitions are amortized over their estimated useful lives, which range from three to five years, using the sum of years' digits method. Amortization expense, reflecting the new values and amortization of these intangible assets for the entire periods presented in excess of historical amounts, has been recorded as an adjustment.
(2) Reflects (i) additional interest expense (at an imputed average interest rate of 9% for the year ended December 31, 1997 and nine months ended September 30, 1998) of approximately $1.0 million and $0.5 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, associated with debt incurred to finance the acquisitions of Gibbs, IAMD, IAD and Scottsdale and (ii) a reduction of interest expense of approximately $3.5 million and $0.3 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, associated with proceeds from our initial public offering used to repay outstanding indebtedness, at an assumed weighted average interest rate of 9.0%.
(3) Reflects an adjustment to record a provision for federal and state income taxes at an effective income tax rate of 42%.
(4) Excludes the extraordinary loss on early extinguishment of debt of $418, which is net of a $233 tax benefit.
(5) Shares of redeemable preferred stock (including accrued paid-in-kind dividends) were converted into common stock and substantially all warrants were exercised in connection with our initial public offering. Accrued dividends and any accretion to redemption value related to those shares of preferred stock and warrants, assumed to have been issued at the beginning of each period presented to consummate the acquisitions, have been added back to net income attributable to common stockholders to derive pro forma income attributable to common stockholders. Therefore, such amounts are eliminated.
(6) Represents an adjustment of (i) approximately 2,869,000 and 368,000 shares of common stock for the year ended December 31, 1997 and the nine months ended September 30, 1998, assumed to have been issued in our initial public offering to repay indebtedness and (ii) approximately 2,280,000 and 390,000 shares of common stock for the year ended December 31, 1997 and the nine months ended September 30, 1998, related to the conversion of preferred stock and exercise of warrants which occurred in connection with our initial public offering as if both events occurred at the beginning of each period presented.
(7) Includes an adjustment for common stock equivalents of 94,000 shares and 202,000 shares for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

   The following selected historical consolidated financial and other data are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data set forth below for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our selected statement of operations data set forth below for the nine months ended September 30, 1997 and 1998 and the balance sheet data as of September 30, 1998 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial condition and results of operations for those periods and, in the opinion of management, have been prepared on the same basis as the audited financial statements. The balance sheet data as of December 31, 1994 and 1995 and statement of operations data for the year ended December 31, 1994 are derived from our audited financial statements which are not included in this prospectus.

                                                                  Nine Months Ended
                                Year Ended December 31,             September 30,
                          --------------------------------------  ------------------
                          1994(1)     1995      1996      1997      1997      1998
                          --------  --------  --------  --------  --------  --------
                                         (Dollars in thousands)
Statement of Operations
 Data:
Revenue:
 Tuition and
  registration fees,
  net...................  $  5,794  $ 16,330  $ 29,269  $ 74,842  $ 45,615  $ 91,659
 Other, net.............     1,692     3,066     4,311     7,756     5,152     8,257
                          --------  --------  --------  --------  --------  --------
  Total net revenue.....     7,486    19,396    33,580    82,598    50,767    99,916
Operating Expenses:
 Educational services
  and facilities........     3,074     8,565    14,404    34,620    22,269    41,419
 General and
  administrative........     4,887     9,097    14,622    37,542    23,852    46,161
 Depreciation and
  amortization..........       980     1,330     2,134     8,121     5,000     9,328
 Compensation expense
  related to the initial
  public offering.......       --        --        --        --        --      1,961
                          --------  --------  --------  --------  --------  --------
   Total operating
    expenses............     8,941    18,992    31,160    80,283    51,121    98,869
                          --------  --------  --------  --------  --------  --------
Income (loss) from
 operations.............    (1,455)      404     2,420     2,315      (354)    1,047
Interest expense........       134       311       717     3,108     2,046       987
                          --------  --------  --------  --------  --------  --------
Income (loss) before
 provision for taxes and
 extraordinary item.....    (1,589)       93     1,703      (793)   (2,400)       60
Provision (benefit) for
 income taxes...........       --         24       208      (331)   (1,008)       25
                          --------  --------  --------  --------  --------  --------
Income (loss) before
 extraordinary item.....    (1,589)       69     1,495      (462)   (1,392)       35
Extraordinary loss on
 early extinguishment of
 debt (net of taxes of
 $233)..................       --        --        --       (418)     (418)      --
                          --------  --------  --------  --------  --------  --------
Net income (loss).......  $ (1,589) $     69  $  1,495  $   (880) $ (1,810) $     35
                          ========  ========  ========  ========  ========  ========
Income (loss)
 attributable to common
 stockholders:
 Income (loss) before
  extraordinary item, as
  reported..............  $ (1,589) $     69  $  1,495  $   (462) $ (1,392) $     35
 Dividends on preferred
  stock (2).............      (393)     (777)   (1,128)   (2,159)   (1,444)     (274)
 Accretion to redemption
  value of preferred
  stock and warrants
  (3)...................       --        (96)     (230)   (6,268)     (727)   (2,153)
                          --------  --------  --------  --------  --------  --------
Income (loss) before
 extraordinary item,
 attributable to common
 stockholders...........    (1,982)     (804)      137    (8,889)   (3,563)   (2,392)
Extraordinary loss, net.       --        --        --       (418)     (418)      --
                          --------  --------  --------  --------  --------  --------
Net income (loss)
 attributable to common
 stockholders...........  $ (1,982) $   (804) $    137  $ (9,307) $ (3,981) $ (2,392)
                          ========  ========  ========  ========  ========  ========
Net income (loss)
 attributable to common
 stockholders:
 Basic..................            $  (1.06) $   0.18  $ (12.12) $  (5.18) $  (0.38)
                                    ========  ========  ========  ========  ========
 Diluted................            $  (1.06) $   0.13  $ (12.12) $  (5.18) $  (0.38)
                                    ========  ========  ========  ========  ========

                                                               Nine Months
                                                             Ended September
                             Year Ended December 31,               30,
                          ---------------------------------  ----------------
                          1994(1)    1995    1996    1997     1997     1998
                          -------   ------  ------  -------  -------  -------
                                     (Dollars in thousands)
Other Data:
EBITDA (4)............... $ (475)   $1,734  $4,554  $10,436  $ 4,646  $10,375
EBITDA margin (4)........   (6.3)%     8.9%   13.6%    12.6%     9.2%    10.4%
Cash flow provided by
 (used in):
 Operating activities.... (1,000)      235   5,275     (194)  (4,745)   9,852
 Investing activities.... (2,372)   (3,478) (9,518) (45,214) (39,587)  (8,381)
 Financing activities....  6,014     4,566   8,076   56,659   41,975     (351)
Capital expenditures,
 net.....................    153       897   1,231    3,822    2,077    3,449
Student population (5)...  1,131     3,347   4,537   10,889   10,951   13,655
Number of campuses (6)...      2         4       5       18       18       20

                                       December 31,
                             -----------------------------------  September 30,
                              1994     1995     1996      1997        1998
                             -------  -------  -------  --------  -------------
                                         (Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents... $ 2,642  $ 3,965  $ 7,798  $ 18,906    $ 19,739
Working capital.............     578    1,314    1,379    13,806      18,739
Total assets................  11,704   23,584   36,208   117,617     129,890
Long-term debt..............   2,313    8,034   16,459    64,035      27,931
Redeemable preferred stock
 and warrants...............   8,243   13,628   14,561    40,160         --
Total stockholders'
 investment.................  (1,982)  (2,756)  (2,589)   (7,404)     79,976

--------
(1) Commencing January 5, 1994, the date of our incorporation.
(2) Represents the dividends paid on, or added to, the redemption value of outstanding preferred stock. See Note 3 of the Notes to our Consolidated Financial Statements.
(3) See Note 3 of the Notes to our Consolidated Financial Statements.
(4) For any period, EBITDA equals earnings before interest expense, taxes, depreciation and amortization (including amortization of debt discount and deferred financing costs), and EBITDA margin equals EBITDA as a percentage of net revenue. We have included information concerning EBITDA and EBITDA margin because we believe they allow for a more complete analysis of our results of operations. EBITDA and EBITDA margin should not be considered as alternatives to, nor is there any implication that they are more meaningful than, any measure of performance or liquidity as promulgated under generally accepted accounting principles.
(5) Represents the total student population at our schools (a) in the case of each full year, as of October 31 and (b) in the case of the nine months ended September 30, 1997 and 1998, as of September 30.
(6) Represents the total number of campuses operated by us as of the end of the period.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read the following discussion together with the financial statements and related notes included elsewhere in this prospectus. The results discussed below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Background and Overview

   We are one of the largest providers of private, for-profit postsecondary education in North America, with approximately 15,900 students enrolled as of October 31, 1998. We operate 12 schools, with 21 campuses located in 13 states and two Canadian provinces. Our schools enjoy long operating histories and offer a variety of bachelor's degree, associate degree and non-degree programs in career-oriented disciplines within our core curricula of (i) computer technologies, (ii) visual communication and design technologies, (iii) business studies and (iv) culinary arts.

   We have experienced significant growth both internally and through acquisitions. Net revenue and EBITDA have increased in each of the years we have operated. Our net revenue increased to $82.6 million in 1997, from $7.5 million in 1994 and EBITDA increased to $10.4 million in 1997, from a loss of $0.5 million in 1994. For the first nine months of 1998, our net revenue was $99.9 million. We have invested significant amounts of capital in the hiring of additional personnel and increased marketing and capital improvements at each of the schools we have acquired. We have also hired additional corporate staff to support our continued growth. The increased costs of personnel and marketing are expensed as incurred and are reflected in general and administrative expenses. Additional depreciation and amortization is reflected as a result of the capital improvements.

   We believe that EBITDA, while not a substitute for generally accepted accounting principles' measures of operating results, is an important measure of our financial performance and that of our schools. Our management believes that EBITDA is particularly meaningful due principally to the role acquisitions have played in our development. Our rapid growth through acquisitions has resulted in significant non-cash depreciation and amortization expense, because a significant portion of the purchase price of a school acquired by us is generally allocated to fixed assets, goodwill and other intangible assets. As a result of our ongoing acquisition strategy, non-cash amortization expense may continue to be substantial.

   Our principal source of revenue is tuition collected from our students. The academic year is at least 30 weeks in length, but varies both by individual school and program of study. The academic year is divided by term, which is determined by start dates which vary by school and program. Payment of each term's tuition may be made by full cash payment, financial aid and/or an installment payment plan. If a student withdraws from school prior to the completion of the term, we refund the portion of tuition already paid which is attributable to the period of the term that is not completed. Revenue is recognized ratably over the period of the student's program.

   Our campuses charge tuition at varying amounts, depending not only on the particular school, but also upon the type of program (i.e., diploma, associate or bachelor's) and the specific curriculum. Each of our campuses typically implements one or more tuition increases annually.

   Other revenue consists of bookstore sales, placement fees, dormitory and cafeteria fees and restaurant revenue. Other revenue is recognized during the period services are rendered.

   Educational services and facilities expense includes costs directly attributable to the educational activity of our schools, including salaries and benefits of faculty, academic administrators and student support personnel.

Educational services and facilities expense also includes costs of educational supplies and facilities (including rents on school leases), certain costs of establishing and maintaining computer laboratories, costs of student housing and all other physical plant and occupancy costs, with the exception of costs attributable to our corporate offices.

   General and administrative expense includes salaries and benefits of personnel in recruitment, admissions, accounting, personnel, compliance and corporate and school administration. Costs of promotion and development, advertising and production of marketing materials, and occupancy of the corporate offices are also included in this expense category.

   Depreciation and amortization includes costs associated with the depreciation of purchased computer laboratories, equipment, furniture and fixtures, courseware, owned facilities, capitalized equipment leases and amortization of intangible assets, primarily goodwill and non-competition agreements with the previous owners of our schools.

Acquisitions

   On February 28, 1997, we acquired all of the outstanding capital stock of SCT for a purchase price of approximately $4.9 million. In addition, we paid approximately $1.8 million to the former owners of SCT pursuant to non-competition agreements.

   Effective May 31, 1997, we acquired all of the outstanding capital stock of Gibbs for a purchase price of approximately $19.0 million. In addition, we paid $7.0 million to the former owner of Gibbs pursuant to a non-competition agreement.

   On June 30, 1997, we acquired all of the outstanding capital stock of IAMD for an initial purchase price of $3.0 million, which amount was further increased by $4.7 million during 1998, based on the results of IAMD operations and the calculation of the final purchase price adjustment. In addition, we paid $2.0 million to the former owners of IAMD pursuant to covenants not-to-compete.

   Also on June 30, 1997, we acquired all of the capital stock of IAD for a purchase price of $6.5 million. In addition, we paid $2.0 million to the former owners of IAD pursuant to covenants not-to-compete.

   On March 13, 1998, we acquired all of the outstanding capital stock of SCSCA for a purchase price of approximately $1.0 million.

   On July 31, 1998, we acquired certain assets and assumed certain liabilities of Scottsdale. The purchase price was approximately $9.9 million.

   On January 4, 1999, we acquired all of the outstanding capital stock of Harrington for a purchase price of approximately $2.9 million, subject to adjustment.

Results of Operations

   The following table summarizes our operating results as a percentage of net revenue for the periods indicated.

                                                               Nine Months
                                          Year Ended              Ended
                                         December 31,         September 30,
                                       --------------------   ---------------
                                       1995    1996   1997     1997     1998
                                       -----   -----  -----   ------   ------
Revenue:
 Tuition and registration, net.......   84.2%   87.2%  90.6%    89.9%    91.7%
 Other, net..........................   15.8    12.8    9.4     10.1      8.3
                                       -----   -----  -----   ------   ------
  Net revenue........................  100.0   100.0  100.0    100.0    100.0
                                       -----   -----  -----   ------   ------
Operating expenses:
 Educational services and facilities.   44.2    42.9   41.9     43.9     41.5
 General and administrative..........   46.8    43.5   45.5     47.0     46.2
 Depreciation and amortization.......    6.9     6.4    9.8      9.8      9.3
 Compensation expense related to the
  initial public offering............    --      --     --       --       2.0
                                       -----   -----  -----   ------   ------
  Total operating expenses...........   97.9    92.8   97.2    100.7     99.0
                                       -----   -----  -----   ------   ------
Income (loss) from operations........    2.1     7.2    2.8     (0.7)     1.0
Interest expense, net................    1.6     2.1    3.8      4.0      1.0
                                       -----   -----  -----   ------   ------
Income (loss) before provision for
 taxes and extraordinary item........    0.5     5.1   (1.0)    (4.7)     0.0
Provision (benefit) for income taxes.    0.1     0.6   (0.4)    (2.0)     0.0
                                       -----   -----  -----   ------   ------
Income (loss) before extraordinary
 item................................    0.4     4.5   (0.6)    (2.7)     0.0
Extraordinary loss on early
 extinguishment of debt (net of
 taxes)..............................    --      --    (0.5)    (0.9)     0.0
                                       -----   -----  -----   ------   ------
Net income (loss)....................    0.4     4.5   (1.1)    (3.6)     0.0
                                       =====   =====  =====   ======   ======
Net income (loss) attributable to
 common stockholders.................   (4.1)%   0.4% (11.3)%   (7.8)%   (2.4)%
                                       =====   =====  =====   ======   ======

Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

   Revenue. Net tuition revenue increased 101% from $45.6 million in the first nine months of 1997 to $91.7 million in the first nine months of 1998, due to an approximately 21% increase in the average number of students attending the schools which were owned by us during the 1997 period and tuition increases effective in 1998 for these schools, as well as added net tuition revenue of $48.4 million for schools acquired during and after the 1997 period. Other net revenue increased 60%, from $5.2 million in the first nine months of 1997 to $8.3 million in the first nine months of 1998, due to an increase in student population for schools owned during the 1997 period.

   Educational Services and Facilities Expense. Educational services and facilities expense increased 86%, from $22.3 million in the first nine months of 1997 to $41.4 million in the first nine months of 1998. Of this increase, $4.7 million was attributable to the increase in student population for schools owned during the 1997 period and $14.4 million was attributable to the addition of educational services and facilities for schools acquired during and after the 1997 period.

   General and Administrative Expense. General and administrative expense increased 94%, from $23.9 million in the first nine months of 1997 to $46.2 million in the first nine months of 1998. The increase was primarily attributable to $16.3 million of expenses for schools acquired during and after the 1997 period, costs totalling $2.1 million related to increased personnel at the corporate level to enhance our infrastructure, and increased advertising and marketing (including admissions) of $2.6 million for schools owned during the 1997 period. The increase in advertising and marketing expenses reflected, in part, the fact that the former owners of the acquired schools had reduced their expenditures in these areas prior to their acquisition by us.

   Depreciation and Amortization Expense. Depreciation and amortization expense increased 87%, from $5.0 million in the first nine months of 1997 to $9.3 million in the first nine months of 1998. The increase was due to increased capital expenditures for schools owned during the 1997 period and related increased depreciation expense of $0.4 million in the first nine months of 1998. Additionally, depreciation expense increased $2.1 million due to the depreciation expense for schools acquired during and after the 1997 period. Amortization expense increased from $2.0 million in the first nine months of 1997 to $3.8 million in the first nine months of 1998, primarily due to additional amortization of non-competition agreements and goodwill for the acquisition of schools after the 1997 period.

   Compensation Expense Related to the Initial Public Offering. Pursuant to certain amended stock option agreements with two stockholders, compensation expense totalling approximately $2.0 million was recognized upon consummation of our initial public offering in 1998.

   Interest Expense. Interest expense decreased 52% from $2.0 million in the first nine months of 1997 to $1.0 million in the first nine months of 1998. The decrease was primarily due to a reduction of indebtedness resulting from the application of the net proceeds of our initial public offering in February 1998.

   Provision (Benefit) for Income Taxes. The provision (benefit) for income taxes increased from a $1.0 million benefit in the first nine months of 1997 to a $0.03 million provision in the first nine months of 1998 as a result of changes in pretax income (loss).

   Net Income (Loss) before Extraordinary Item. Net income (loss) before extraordinary item increased to a net income of $0.04 million in the first nine months of 1998 from a net loss of $1.4 million in the first nine months of 1997.

   Extraordinary Item. During 1997, we recorded an extraordinary expense of $0.4 million, net of tax, due to the early retirement of debt related to a credit facility which was terminated and replaced by our current credit facility.

   Net Income (Loss). Net income (loss) increased to a net income of $0.04 million in the first nine months of 1998 from a net loss of $1.8 million in the first nine months of 1997.

   Net Income (Loss) Attributable to Common Stockholders. Net loss attributable to common stockholders decreased from $4.0 million in the first nine months of 1997 to $2.4 million in the first nine months of 1998. The primary reason for this decrease was due to the increase in net income (loss) discussed above.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenue. Net tuition revenue increased 156% from $29.3 million in 1996 to $74.8 million in 1997, due to an approximately 18% increase in the average number of students attending the schools which were owned by us during 1996 and tuition increases effective in 1997 for these schools, as well as added net tuition revenue of $34.2 million for schools acquired after 1996. Other net revenue increased 80%, from $4.3 million in 1996 to $7.8 million in 1997, due to an increase in student population for schools owned during 1996 and the addition of $2.0 million from schools acquired after 1996.

   Educational Services and Facilities Expense. Educational services and facilities expense increased 140%, from $14.4 million in 1996 to $34.6 million in 1997. Of this increase, $5.2 million was attributable to the increase in student population and associated facility costs for schools owned during 1996 and $15.0 million was attributable to the addition of educational services and facilities for schools acquired after 1996.

   General and Administrative Expense. General and administrative expense increased 157%, from $14.6 million in 1996 to $37.5 million in 1997. The increase was primarily attributable to costs totalling $1.1 million related to increased personnel at the corporate level to enhance our infrastructure and increased advertising and marketing (including admissions) of $1.9 million for schools owned during 1996, as well as the addition of

$17.9 million of expenses for schools acquired after 1996. The increase in advertising and marketing expenses reflected, in part, the fact that the former owners of the acquired schools had reduced their expenditures in these areas prior to their acquisition by us.

   Depreciation and Amortization Expense. Depreciation and amortization expense increased 281%, from $2.1 million in 1996 to $8.1 million in 1997. The increase was due to increased capital expenditures for schools owned during 1996 and related increased depreciation expense of $0.2 million in 1997. Additionally, depreciation expense increased $2.3 million due to the depreciation expense for schools acquired after 1996. Amortization expense increased from an immaterial amount in 1996 to $3.5 million in 1997, primarily due to additional amortization of non-competition agreements for the acquisition of schools after 1996.

   Interest Expense. Interest expense increased 333% from $0.7 million in 1996 to $3.1 million in 1997. The increase was primarily due to interest expense on borrowings used to finance the acquisition of schools after 1996.

   Provision (Benefit) for Income Taxes. The benefit for income taxes increased from a provision in 1996 of $0.2 million to a benefit of $0.3 benefit in 1997.

   Income (Loss) before Extraordinary Item. Net income (loss) before extraordinary item decreased to a net loss of $0.5 million in 1997 from net income before extraordinary item of $1.5 million in 1996, due to the factors noted above.

   Extraordinary Item. During 1997, we recorded an extraordinary expense of $0.4 million, net of tax, due to the early retirement of debt related to a credit facility which was terminated and replaced by our current credit facility.

   Net Income (Loss). Net income (loss) decreased to a net loss of $0.9 million in 1997 from net income of $1.5 million in 1996, due to the factors noted above.

   Net Income (Loss) Attributable to Common Stockholders. Net income attributable to common stockholders decreased from $0.1 million in 1996 to a loss of $9.3 million in 1997. The primary reasons for this decrease were the extraordinary item referred to above; increased dividends on preferred stock, primarily due to the issuance of additional shares; and increased accretion in the redemption value of preferred stock and warrants as a result of our growth. All outstanding preferred stock converted into common stock and all outstanding warrants were exercised prior to the consummation of our initial public offering.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

   Revenue. Net tuition revenue increased 79%, from $16.3 million in 1995 to $29.3 million in 1996, due to an 18% increase in the average number of students attending the schools which were owned by us during 1995 and tuition increases effective in 1996 for these schools, as well as added net revenue of $1.1 million for schools acquired in 1996. Other net revenue increased 41%, from $3.1 million in 1995 to $4.3 million in 1996, due to an increase in student population for schools owned during 1995 and the addition of $0.1 million from schools acquired after 1995.

   Educational Services and Facilities Expense. Educational services and facilities expense increased 68%, from $8.6 million in 1995 to $14.4 million in 1996. Of this increase, $5.3 million was attributable to the increase in student population for schools owned during 1995 and $0.5 million was attributable to the addition of educational services and facilities for schools acquired in 1996.

   General and Administrative Expense. General and administrative expense increased 61%, from $9.1 million in 1995 to $14.6 million in 1996. The increase was attributable to costs totalling $0.7 million related to increased personnel at the corporate level to enhance the infrastructure and increased advertising and marketing of $4.3 million for schools owned during 1995, as well as the addition of $0.5 million of expense for schools acquired in 1996. The increase in advertising and marketing expenses reflected, in part, the fact that the former owners of the acquired schools had reduced their expenditures in these areas prior to their acquisition by us.

   Depreciation and Amortization Expense. Depreciation and amortization expense increased 61%, from $1.3 million in 1995 to $2.1 million in 1996. The increase was due to increased capital expenditures for schools owned during 1995 and related increased depreciation expense of $0.6 million in 1996. Additionally, depreciation expense increased $0.1 million due to the depreciation expense for schools acquired in 1996. Amortization expense increased 14%, from $0.4 million in 1995 to $0.5 million in 1996, primarily due to additional amortization of non-competition agreements for the acquisition of schools in 1996.

   Interest Expense. Interest expense increased 131%, from $0.3 million in 1995 to $0.7 million in 1996. The increase was primarily due to interest expense on borrowings used to finance the acquisition of schools in 1996.

   Provision for Income Taxes. The provision for income taxes increased to $0.2 million in 1996 from an immaterial amount in 1995.

   Net Income. Net income increased from an immaterial amount in 1995 to $1.5 million in 1996, due to the factors discussed above.

   Net Income (Loss) Attributable to Common Stockholders. In 1996, net income attributable to common stockholders was $0.1 million, as compared to a net loss attributable to common stockholders of $0.8 million in 1995. This change was attributable to the factors discussed above, offset in part by increased dividends on preferred stock and increased accretion in the redemption value of preferred stock and warrants.

Seasonality

   Our results of operations fluctuate primarily as a result of changes in the level of student enrollment at our schools. Our schools experience a seasonal increase in new enrollments in the fall, traditionally when the largest numbers of new high school graduates begin postsecondary education. Furthermore, although we encourage year-round attendance at all schools, certain schools have summer breaks for some of their programs. As a result of these factors, total student enrollment and net revenue are typically highest in the fourth quarter (October through December) and lowest in the second quarter (April through June) of our fiscal year. Our costs and expenses do not, however, fluctuate as significantly on a quarterly basis. We anticipate that these seasonal trends will continue.

Liquidity and Capital Resources

   On February 4, 1998, we sold 3,277,500 of our shares of common stock at $16.00 per share pursuant to our initial public offering. The net proceeds from our initial public offering totalling $45.6 million were used to repay borrowings of $41.5 million under our former credit facility and amounts owed to former owners of acquired businesses of $4.1 million which were outstanding at that time. Prior to our initial public offering, we financed our operating activities through cash generated from operations. Acquisitions were financed through a combination of additional equity investments and credit facilities. Net cash provided by operating activities increased to $9.9 million in the first nine months of 1998 from net cash used of $4.7 million in the first nine months of 1997, due primarily to increases in depreciation and amortization and the result of the non-cash compensation expense related to our initial public offering.

   Capital expenditures increased to $3.4 million in the first nine months of 1998 from $2.1 million in the first nine months of 1997. These increases were primarily due to investments in capital equipment as a result of increasing student population. Capital expenditures are expected to continue to increase as new schools are acquired, student population increases and current facilities and equipment are upgraded and expanded.

   Our net receivables as a percentage of net revenue decreased to 14% in 1998 from 26% in 1997. This change was primarily due to student receivables at acquired schools. Based upon past experience and judgment, we establish an allowance for doubtful accounts with respect to tuition receivables. When a student withdraws, the receivable balance attributable to such student is charged to this allowance for doubtful accounts. Our historical bad debt expense as a percentage of revenue for the years ended December 31, 1996 and 1997 was 2%.

   In October 1998, we refinanced our credit agreement. We can borrow up to $60 million under a revolving credit facility ($10 million of which may be drawn in Canadian Dollars), such amount is reduced by outstanding letters of credit. We can obtain up to $35 million in letters of credit. The credit agreement matures on October 26, 2003. Our borrowings under the credit agreement bear interest, payable quarterly, at either (i) the bank's base or prime rate (depending on whether the particular loan is denominated in U.S. or Canadian dollars), plus a specified number of basis points (ranging from 0 to 75), based upon our leverage ratio or (ii) LIBOR, plus a specified number of basis points (ranging from 75 to 200) based upon our leverage ratio. Under the credit agreement, we are required, among other things, to maintain certain financial ratios with respect to debt to EBITDA and interest coverage and to maintain a specified level of net worth. We are also subject to limitations on, among other things, payment of dividends, disposition of assets and incurrence of certain additional indebtedness. We have pledged the stock of our subsidiaries as collateral for the repayment of our obligations under the credit agreement. At December 31, 1998, we had approximately $28.9 million of outstanding letters of credit and $11.3 million of outstanding borrowings under our credit facility. As a result, at December 31, 1998, our remaining credit availability under the credit agreement was approximately $19.8 million.

Year 2000 Compliance

   The Year 2000 Issue. Most companies face potentially serious problems because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the Year 2000. This problem could force information systems to either shut down or provide incorrect data and information. We began the process of identifying the necessary changes to our computer programs and hardware as well as assessing the progress of our significant vendors in their remediation efforts in late 1997. The discussion below details our efforts to ensure Year 2000 compliance.

   Our State of Readiness. We have identified and evaluated the readiness of our internal and third party informational and non-informational technology systems, which, if not Year 2000 compliant, could have a direct major impact on us. Our evaluation has identified the following areas of concern: (i) our accounting and financial reporting system, (ii) our student database system,
(iii) the systems of third party vendors which process student financial aid applications and loans for us, (iv) the Department of Education's systems for processing and disbursing student financial aid and (v) financial institutions which provide loans to our students.

   Based on our assessment and vendors' representations, we believe that the systems of our significant third party vendors (financial and accounting systems, including financial aid) will be Year 2000 compliant by mid-year 1999.

   We are highly dependent on student funding provided through federal student financial aid programs. Processing of student applications for this funding and actual disbursement of a significant portion of these funds are accomplished through the Department of Education's computer systems. According to the Department of Education, its systems should be brought into certifiable compliance in early 1999.

   The Risks of Our Year 2000 Issues. We believe the greatest Year 2000 compliance risk, in terms of magnitude, is that the Department of Education may fail to complete its remediation efforts in a timely manner and federal student aid financial program funding for our students could be interrupted for a period of time. Other than public comments provided by the Department of Education, we are unable to predict the likelihood of this risk occurring.

   Contingency Plans. At this time, we fully expect to be Year 2000 compliant and are satisfied that our significant vendors are or will be compliant. While we fully expect all of our informational and non-informational technology systems to be compliant by the Year 2000, we are beginning to develop contingency plans in the event one or more of our identified areas of concern are not compliant. We do not believe that the total costs of such Year 2000 compliance activities will be material.

New Accounting Standards

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for the fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. We believe that the adoption of SFAS 131 will not have a material impact on our future reported results.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs (which include organization costs). It requires that all nongovernmental entities expense the costs of start-up activities as those costs are incurred. Nongovernmental entities are required to adopt this SOP by no later than January 1, 1999. Earlier adoption is permitted. We expense all non-organizational start-up costs as incurred. At December 31, 1997, we have unamortized organizational costs of approximately $354,000. We are adopting the SOP in the fourth quarter of 1998, to be effective as of January 1, 1998.

                                    BUSINESS

   The discussion below contains certain forward-looking statements (as such term is defined in Section 21E of the Securities Exchange Act of 1934) that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual growth, results, performance and business prospects and opportunities could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Overview

   We are one of the largest providers of private, for-profit postsecondary education in North America, with approximately 15,900 students enrolled as of October 31, 1998. We operate 12 schools, with 21 campuses located in 13 states and two Canadian provinces. Our schools enjoy long operating histories and offer a variety of bachelor's degree, associate degree and non-degree programs in career-oriented disciplines within our core curricula of (i) computer technologies, (ii) visual communication and design technologies, (iii) business studies and (iv) culinary arts. We have experienced significant growth both internally and through acquisitions with our net revenue increasing from $7.5 million in 1994 to $82.6 million in 1997. For the first nine months of 1998, our net revenue was $99.9 million.

   CEC was founded in January 1994 by John M. Larson, our President and Chief Executive Officer, who has over 24 years of experience in the career-oriented education industry. We were formed to capitalize on opportunities in the large and highly fragmented postsecondary school industry. Since our inception, we have completed 12 acquisitions. We have acquired schools that we believe possess strong curricula, leading reputations and broad marketability but that have been undermanaged from a marketing and financial standpoint. We seek to apply our expertise in operations, marketing and curricula development, as well as our financial strength, to improve the performance of these schools.

   Our schools offer educational programs principally in four career-related fields of study--(i) computer technologies (including Internet and intranet technologies), (ii) visual communication and design technologies, (iii) business studies and (iv) culinary arts--identified by us as areas with highly interested and motivated students, strong entry-level employment opportunities and ongoing career and salary advancement potential.

  . Computer Technologies: These programs include PC/LAN, PC/Net, computer technical support, computer network operation, computer information management and computer programming.

  . Visual Communication and Design Technologies: These programs include desktop publishing, graphic design, fashion design, interior design, graphic imaging, webpage design and animation.

  . Business Studies: These programs include business administration and business operations.

  . Culinary Arts: These programs include culinary arts, culinary arts and restaurant management and pastry arts.

   The schools acquired by us are summarized in the following table:

                                                  Year    Month    Principal    Degree
                    School                       Founded Acquired Curricula(1) Granting
                    ------                       ------- -------- ------------ --------
Al Collins Graphic Design School                  1978     1/94      CT, VC      Yes
 Tempe, AZ
Brooks College                                    1970     6/94        VC        Yes
 Long Beach, CA
Allentown Business School                         1869     7/95      B, CT,      Yes
 Allentown, PA                                                       S, VC
Brown Institute                                   1946     7/95     CA, CT,      Yes
 Mendota Heights, MN                                               E, RTB, VC
Western Culinary Institute                        1983    10/96        CA         No
 Portland, OR
School of Computer Technology                     1967     2/97      CA, CT      Yes
 Fairmont, WV
 Pittsburgh, PA
The Katharine Gibbs Schools                       1911     5/97      B, CT,      Yes
 Boston, MA                                                          S, VC
 Melville, NY
 Montclair, NJ
 New York, NY
 Norwalk, CT (2)
 Piscataway, NJ (3)
 Providence, RI (3)
International Academy of Merchandising & Design   1977     6/97        VC        Yes
 Chicago, IL
 Tampa, FL
International Academy of Design                   1983     6/97        VC         No
 Montreal, PQ
 Toronto, ON
Southern California School of Culinary Arts       1994     3/98        CA         No
 South Pasadena, CA
Scottsdale Culinary Institute                     1986     7/98        CA        Yes
 Scottsdale, AZ
Harrington Institute of Interior Design           1931     1/99        VC        Yes
 Chicago, IL

--------
(1) The programs offered by our schools include business ("B"), culinary arts ("CA"), computer technologies ("CT"), electronics ("E"), radio and television broadcasting ("RTB"), secretarial studies ("S") and visual communication and design technologies ("VC").
(2) The Gibbs campus in Norwalk, Connecticut is now using the name Gibbs
    College.
(3) Does not offer degree programs.

Industry Background

   Based on estimates for 1996 by the Department of Education's National Center for Education Statistics (the "NCES"), postsecondary education is a $220 billion industry in the U.S., with over 14 million students obtaining some form of postsecondary education. Of this total, approximately 2.3 million students are enrolled in approximately 2,000 proprietary postsecondary schools. Federal funds available to support postsecondary education exceed $40 billion each year and have grown steadily over the last two decades. Additionally, the federal government guaranteed over $92 billion in student loans in 1996 and is expected to guarantee loans at comparable levels in the future. State, local and private funds for career-oriented training are also available.

   Several national economic, demographic and social trends are converging to contribute to growing demand for career-oriented school education:

   Changes in Workplace Demands. The workplace is becoming increasingly knowledge-intensive. Rapid advances in technology have increased demands on employers and their employees, requiring many new workers to have some form of training or education beyond the high school level. The increasing technological skills required for entry level jobs are spurring demand for specialized training which, in many cases, is not provided by traditional two and four year colleges. The U.S. Department of Labor projects that jobs requiring some form of postsecondary training are expected to increase approximately 19% between 1996 and 2006. Furthermore, career-oriented schools generally have the ability to react quickly to the changing needs of the nation's business and industrial communities. Additionally, to meet the new workplace demands, many major companies are now using career-oriented institutions to provide customized training for their employees on a contractual basis. Small to medium-sized companies are also using proprietary career-oriented schools to fill their needs for training to maintain or increase the skill levels of their employees.

   Increasing Numbers of High School Graduates. Currently, U.S. high school graduates represent over 2.6 million new prospective postsecondary students each year, the largest pool of potential enrollees. Over the 18 years prior to 1993, the number of high school graduates had been declining. However, this trend has changed favorably as children of the "baby boom" generation are entering their high school years. These members of the "echo boom," as it is commonly known, are expected to boost enrollment in postsecondary educational programs to as high as 16.4 million students by 2006, an increase of 14.7% from approximately 14.3 million in the fall of 1996.

   Growing Demand for Postsecondary Education. High school graduates and adults are seeking postsecondary education in increasing numbers. According to the U.S. Department of Commerce, approximately 65% of all 1996 high school graduates continued their education that same year, compared with 53% a decade earlier. The Department of Labor projects the number of jobs requiring at least an associate degree or higher to grow by more than 14% between 1996 and 2006. In addition, enrollment in postsecondary programs is expected to increase substantially as individuals seek to enhance their skills or re-train for new job requirements. In part because of the recent trend toward corporate downsizing, the NCES estimates that over the next several years initial enrollments in postsecondary education institutions by working adults will increase more rapidly than initial enrollments by recent high school graduates. The number of adults enrolled in postsecondary education programs in the U.S. is estimated by the NCES to reach 6.8 million by 1999, or 45% of the total number of people enrolled.

   Recognition of the Value of Postsecondary Education. We believe that prospective students are increasingly recognizing the income premium and other improvements in career prospects associated with a postsecondary education. On average, a person with an associate's degree earns 25% more than a high school graduate, while a person with a bachelor's degree earns 54% more than a high school graduate. Independent research studies have demonstrated that prospective students consider these benefits in making their education decisions.

   Reduction in Public Education Funding. The reduction of federal, state or provincial and local funding of public educational institutions in recent years has forced educational institutions to cut back spending on general operations. As a result, some schools have become underfunded and overcrowded. This trend may provide an opportunity for proprietary institutions to serve, at more competitive prices, the postsecondary education needs of certain individuals who would have otherwise attended public schools.

   Decreasing Size of Military Forces. Due to defense budget cuts and the corresponding reduction in the U.S. armed forces, the U.S. military, a traditional provider of technical and career-oriented training, is able to provide fewer educational opportunities. According to the U.S. Department of Defense, the aggregate number of military personnel has declined by 32% since 1987, with the aggregate number of individuals on active duty in the military services declining from 2.2 million in 1987 to 1.5 million in 1996. This has left an educational void to be filled by other sources, including proprietary career-oriented schools.

   We believe that private, for-profit, career-oriented schools are uniquely positioned to take advantage of these national trends. We also believe that similar factors are creating a favorable climate for career-oriented postsecondary education in Canada and other international markets.

Business and Operating Strategy

   We were founded based upon a business and operating strategy which we believe has enabled us to achieve significant improvements in the performance of our schools. We believe this strategy will enable us to continue to capitalize on the favorable economic, demographic and social trends which are driving demand for career-oriented education, thereby strengthening our position as a premier, professionally managed system of career-oriented postsecondary educational institutions. The key elements of our business and operating strategy are as follows:

   Focusing on Core Curricula. Our schools offer educational programs principally in four career-related fields of study: (i) computer technologies (including Internet and intranet technologies) (offered at 12 campuses); (ii) visual communication and design technologies (offered at 14 campuses); (iii) business studies (offered at eight campuses) and (iv) culinary arts (offered at five campuses). We perceive a growing demand by employers for individuals possessing skills in these particular fields. We also believe there are many entry-level positions and ongoing career and salary advancement potential for individuals who have received advanced training in these areas. We recognize that these employment opportunities have attracted highly interested and motivated students. These students include both recent high school graduates and adults seeking formal training in these fields as well as degrees, diplomas and certificates evidencing their knowledge and skills. Our experience and expertise in these attractive areas of study enable us to differentiate ourself from many of our competitors and to effectively tailor our acquisition and marketing plans.

   Adapting and Expanding Educational Programs. We strive to meet the changing needs of our students and the employment market. We continually refine and adapt our courses to ensure that both students and employers are satisfied with the quality and breadth of our educational programs. Through various means, including student and employer surveys and curriculum advisory boards comprised of business and community members, our schools regularly evaluate their program offerings and consider revisions to existing classes and programs, as well as the introduction of new courses and programs of study within our core curricula. We selectively duplicate programs that have been successful elsewhere in our school system. In 1998, we successfully duplicated eight programs and plan to continue this curricula transfer in the future. For example, we introduced computer technology programs at Gibbs similar to those already offered at Brown and culinary arts programs at Brown like those offered at Western.

   Investing for Future Growth. We make substantial investments in our people, facilities, management information systems and classroom technologies to prepare our company for continued growth. We devote particular attention to attracting and retaining both corporate and school level management, and focus on employee development in order to facilitate internal promotions. We make substantial investments in facilities and classroom technologies to attract, retain and prepare students for the increasing technical demands of the workplace. Additionally, we have made significant investments in our management information systems to standardize applications and processes across our schools in order to maintain effective and expedient communication between our schools and corporate management, as well as to ensure the smooth integration of newly acquired schools.

   Emphasizing School Management Autonomy and Accountability. We provide significant autonomy and appropriate performance-based incentives to our campus-level managers, which we believe offers important benefits for the organization. We believe these policies foster an important sense of personal responsibility for achieving campus performance objectives. We also believe our willingness to grant local autonomy provides us and our schools with a significant advantage in recruiting and retaining highly-motivated individuals with an entrepreneurial spirit. Management of each of our campuses is principally directed by a campus president and local managers, who are accountable for the campuses' operations and profitability. Business strategy, finance and consolidation accounting functions are, however, centralized at our executive offices in Hoffman Estates, Illinois. When a new school is acquired, we evaluate the capabilities of existing campus management personnel, and typically retain a significant portion, which contributes to our ability to rapidly integrate acquired schools into our system. We also determine the acquired school's needs for additional or stronger managers in key areas and, where necessary, take appropriate action by hiring new managers or assigning experienced staff to the school's campuses.

   Direct Response Marketing. We seek to increase school enrollment and profitability through intensive local, regional and national direct response marketing programs designed to maximize each school's market penetration. We also use the Internet to attract potential students and believe that this medium will be an increasingly important marketing tool. Because many of our schools have been significantly undermarketed prior to their acquisition, we believe that major benefits can result from carefully crafted, targeted marketing programs that leverage schools' curriculum strength and brand name recognition. After every school acquisition, we design a marketing program tailored to the particular school to highlight its strengths and to improve student lead generation and student enrollment rates. Our management uses a diversified media, direct response approach, including direct mail, Internet-based advertising, infomercials, other television-based advertising, newspaper advertising and other print media, to attract potential students. We place particular emphasis on high school recruitment because it produces a steady supply of new students.

   Improving Student Retention. We emphasize the retention of students, from initial enrollment to completion of their courses of study, at each of our schools. Because, as at any postsecondary educational institution, a substantial portion of our students never finish their educational programs for personal, financial or academic reasons, substantial increases in revenue and profitability can be achieved through modest improvements in student retention rates. Our costs to keep current students in school are much less than the expense of the marketing efforts associated with attracting new students; therefore, student retention efforts, if successful, are extremely beneficial to operating results. We strive to improve retention by treating students as valued customers. We consider student retention the responsibility of the entire staff of each school, from admissions to faculty and administration to career counseling services, and provide resources and support for the retention efforts developed by our local school administrators. School personnel typically employ an approach based upon establishing personal relationships with students; for example, students may receive a telephone call from a school counselor or faculty member if they miss classes. In addition, our corporate staff regularly tracks retention rates at each school and provides feedback and support to the efforts of local school administrators.

   Emphasizing Employment of Graduates. We believe that the high rates of employment for graduates of our schools enhance the overall reputation of the schools as well as their ability to attract new students. High placement rates also lead to low student loan default rates, which are necessary to allow our schools to continue to participate in the federal student financial aid programs. We consider student placement to be a high priority and allocate a significant amount of time and resources to placement services. Due at least in part to this emphasis, 92.5% of our graduates for the 1998 academic year who were available for employment had found employment relating to their fields of study within six months of graduation. We are committed to maintaining or improving these graduate employment rates and newly acquired schools will be expected to meet similar graduate employment success standards.

Growth Strategy

   We believe we can achieve superior long-term growth in revenue and profitability by continuing to expand existing operations and acquire additional schools in attractive North American markets. We believe we can achieve additional growth in the future by establishing new campuses and also by entering new service areas and expanding internationally.

   Expanding Existing Operations. We believe that our existing 21 campuses can achieve significant internal growth in enrollment, revenue and profitability. We are executing our business and operating strategy, including all of the elements described above, to accomplish this growth. We believe that expansion of operations at our existing schools, along with acquisitions of new schools, will be the primary generators of our growth in the near term.

   Acquiring Additional North American Schools. To date, we have grown by acquiring new schools in the U.S. and Canada and then applying our expertise in marketing and school management to increase enrollment, revenue and profitability at those schools. We expect that this process will continue to be one of the most important elements of our growth strategy. We have an active acquisition program and from time to time engage in, and are currently engaged in, evaluations of, and discussions with, possible acquisition candidates, including evaluations and discussions relating to acquisitions that may be material in size or scope. See "Prospectus Summary--Recent Developments" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Acquisitions."

   We make selective acquisitions of for-profit, career-oriented schools which have capable faculty and operations staff, as well as quality educational programs, which stand to benefit from our educational focus, marketing and operating strengths. We target schools which we believe have the potential to generate superior financial performance. Generally, such schools demonstrate the following characteristics:

  . "Schools of Choice"--Possessing leading reputations in career-oriented disciplines within local, regional and national markets

  . Success--Demonstrating the ability to attract, retain and place students, while meeting applicable federal and state regulatory criteria and accreditation standards

  . Marketable Curricula--Offering programs with high value-added content and relevant training to provide students with the skills necessary to obtain attractive jobs and advance in their selected fields

  . Broad Marketability--Attracting students from each of the high school, adult, foreign and contract training market segments

  . Attractive Facilities and Geographic Locations--Providing geographically desirable locations and modern facilities to attract and prepare students for the demands of the increasingly competitive workplace

   We believe that significant opportunities exist for growth through acquisition. Some opportunities result from institutions having limited resources to manage increasingly complex regulations or to fund the significant cost of developing new educational programs necessary to meet changing demands of the employment market. We believe that a substantial number of schools exhibiting the characteristics described above exist in the U.S. and Canadian markets and that such schools can be successfully integrated into our marketing and administrative structure. We believe that competition in Canada is not currently as intense as in the U.S. Few of the largest U.S. operators of postsecondary career-oriented schools presently have a significant Canadian presence. We believe that, given our existing Canadian operations, we are well-positioned to take advantage of these opportunities.

   We analyze potential acquisition targets for their long-term profit potential, enrollment potential and long-term demographic trends, concentration of likely employers within the region, level of competition, facility costs and availability and quality of management and faculty. We carefully investigate any potential acquisition target for its history of regulatory compliance, both as an indication of future regulatory costs and compliance issues and as an indication of the school's overall condition. Significant regulatory compliance issues in the school's past will generally remove a school from our consideration as an acquisition candidate.

   After we have completed an acquisition, we immediately begin to apply our business strategy to boost enrollment and improve the acquired schools' profitability. We assist acquired schools in achieving their potential through a highly focused and active management role, as well as through capital contributions. We selectively commit resources to improve marketing, advertising, administration and regulatory compliance at each acquired school. Further resources may also be committed to enhance management depth. We retain acquired schools' brand names to take advantage of their established reputation in local, regional and national markets as "schools of choice."

   By acquiring new schools, we are also able to realize economies of scale in terms of our management information systems, accounting and audit functions, employee benefits and insurance procurement. We also benefit from the exchange of ideas among school administrators regarding faculty development, student retention programs, recruitment, curriculum, financial aid and student placement programs.

   Establishing New Campuses. Although, to date, we have added new campuses only through acquisitions, in the future we expect to develop, open and operate new campuses ourselves. These new campuses will most likely be established as additional locations of existing institutions, but also may be established as entirely separate, free-standing institutions. Opening new campuses would enable us to capitalize on new markets or geographic locations that exhibit strong enrollment potential and/or the potential to establish a successful operation in one of our core curricula areas. We believe that this strategy will allow us to continue to grow rapidly even if appropriate acquisition opportunities are not readily available. We have not yet developed specific plans for any new campuses, nor made any determination as to when we will first develop, open and operate a new campus.

   Entering New Service Areas. While we expect that our current career-oriented school operations will continue to provide the substantial majority of our revenue in the near term, we plan to develop new education-related services which we believe offer strong long-term growth potential. Among the service areas being actively considered is distance learning (offering educational products and services through video, Internet and other distribution channels). We also plan to expand our contract training business (providing customized training on a contract basis for business and government organizations), which is currently a limited part of the operations of a few of our schools. Although we have not yet actively targeted the growing market for contract training services, we believe that contract training can become a much more significant part of our business.

   Expanding Internationally. Although all of our current operations are located in North America, we believe that trends similar to those impacting the market for career-oriented postsecondary education in the U.S. and Canada are occurring outside of North America. As a result, we believe that there may be significant international opportunities in private, for-profit postsecondary education. To take advantage of these opportunities, we may at some time in the future elect to acquire or establish operations outside North America.

Student Recruitment

   Our schools seek to attract students with both the desire and ability to complete their academic programs. Therefore, to produce interest among potential students, each of our schools engages in a wide variety of marketing activities.

   We believe that the reputation of our schools in local, regional and national business communities and the recommendations of satisfied former students are important factors contributing to success in recruiting new students. We work to further enhance the qualities that make our schools "schools of choice" within their geographic locations. Each school's admissions office is charged with marketing the school's programs through a combination of admissions representatives, direct mailings and radio, Internet, television and print media advertising, in addition to providing the information needed by prospective students to assist them in making their enrollment decisions.

   As of December 31, 1998, our schools employed approximately 200 admissions representatives, each of whom focuses his or her efforts on the following areas: (i) out-of-area (correspondence) recruiting, (ii) high school recruiting or (iii) in-house recruiting (local). Correspondence representatives work with students who live outside of the immediate school area to generate interest through correspondence with potential enrollees who have learned of the school through regional or national advertising. We believe we are able to significantly boost enrollment by targeting students outside of the local population. High school recruiting representatives conduct informational programs at local secondary schools and follow up with interested students outside of school, either at their homes or on our school campus. The interpersonal relationships formed with high school counselors and faculty may have significant influence over a potential student's choice of school. We believe that the relationships of our schools' representatives with the counseling departments of high schools are good and that the brand awareness and placement rates of our schools assist representatives in gaining access to counselors. In-house representatives are also available to speak with prospective students who visit campuses and to respond to calls generated through the school's advertising campaigns. Representatives interview and advise students interested in specific careers to determine the likelihood of their success in completing their educational programs. The admissions representatives are full-time, salaried employees of the schools. Regulations of the Department of Education prevent us from giving our U.S. employees incentive compensation based, directly or indirectly, upon the number of students recruited.

   We also engage in significant direct mail campaigns. Mailing lists are purchased from a variety of sources, and brochures are mailed regularly during the course of the year, with frequency determined by the number of school starts in a given year. We believe direct mailings offer a fast and cost-effective way to reach a targeted population.

   In addition, each school develops advertising for a variety of media, including radio, television and the Internet, which is run locally, regionally and sometimes nationally. While multi-media advertising is generally more appropriate for local markets, certain initiatives have been successfully utilized on a national basis. We have found infomercials to be a particularly effective tool nationally because their length enables schools to convey a substantial amount of information about their students, their faculty, their facilities and, most importantly, their course offerings. We also believe that the personal flavor of the presentation typical of infomercials is well-suited to attracting potential applicants. As an additional marketing tool, all of our schools have established web sites, which can be easily accessed for information about these schools and their educational programs. Although we retain independent advertising agencies, we design and produce a portion of our direct marketing and multi-media advertising and communications in-house, through Market Direct, Inc., a wholly-owned subsidiary. While a majority of Market Direct's operations involve designing and producing advertising for us, Market Direct also provides these services to other businesses outside of the postsecondary education industry as opportunities arise.

   We closely monitor the effectiveness of our marketing efforts. We estimate that, in 1998, admissions representatives were responsible for attracting approximately 37% of student enrollments, direct mailings were responsible for approximately 13%, television, radio and print media advertising were responsible for approximately 37%, and the remaining approximately 13% was attributable to various other methods.

Student Admissions and Retention

   The admissions and entrance standards of each school are designed to identify those students who are best equipped to meet the requirements of their chosen fields of study. The most important qualifications for students include a strong desire to learn, passion for their area of interest, initiative and a high likelihood of successfully completing their programs. These characteristics are generally identified through personal interviews by admissions representatives. We believe that a success-oriented student body results in higher retention and placement rates, increased satisfaction on the part of students and their employers and lower student default rates on government loans. To be qualified for admission to one of our schools, each applicant must have a high school diploma or a General Education Development
(GED) certificate. Many of our schools also require that applicants obtain certain minimum scores on academic assessment examinations. For 1998, approximately 39% of entering students at our campuses enrolled directly from high school.

   We recognize that our ability to retain students until graduation is an important indicator of our success and that modest improvements in retention rates can result in meaningful increases in school revenue and profitability. As with other postsecondary educational institutions, many of our students do not complete their programs for a variety of personal, financial or academic reasons. As a result, student retention is considered an entire school's responsibility, from admissions to faculty and administration to career counseling services. To minimize student withdrawals, faculty and staff members at each of our campuses strive to establish personal relationships with students. Each campus devotes staff resources to advising students regarding academic and financial matters, part-time employment and other matters that may affect their success. However, while there may be many contributors, each campus has one administrative employee specifically responsible for monitoring and coordinating the student retention efforts. In addition, our corporate staff regularly tracks retention rates at each campus and provides feedback and support to appropriate local campus administrators.

Curriculum Development and Faculty

   We believe that curriculum is the single most important component of our operations, because students choose, and employers recruit from, career-oriented schools based on the type and quality of technical education offered. The curriculum development efforts of our schools are a product of their operating partnership with students and the business and industrial communities.

   The relationship of each of our schools with the business community plays a significant role in the development and adaptation of school curriculum. Each school has one or more program advisory boards composed of members of the local and regional business community who are engaged in businesses directly related to the educational offerings provided by the school. These boards provide valuable input to the school's education department, which allows the school to keep our programs current and provide graduates with the training and skills that these employers seek.

   We also endeavor to enhance and maintain the relevancy of our curricula by soliciting ideas through student and employer surveys and by requiring students in selected programs to complete an internship during their school experience. We have developed a number of techniques designed both to gain valuable industry insight for ongoing curriculum development and enhance the overall student experience. These techniques include (i) classroom discussions with industry executives, (ii) part-time job placement within a student's industry of choice, and (iii) classroom case studies that are based upon actual industry issues.

   Our schools are in continuous contact with employers through their faculty, many of whom are industry professionals. The schools hire a significant number of part-time faculty holding positions in business and industry because specialized knowledge is required to teach many of the schools' courses and to provide students with current, industry-specific training. The schedules of business and industry professionals often permit them to teach the many evening courses offered by our schools. Unlike traditional four-year colleges, instructors in our schools are not awarded tenure and are evaluated, in part, based upon student evaluations. As of December 31, 1998, our schools employed approximately 1,460 faculty and staff members, of which approximately 32% were full-time employees and approximately 68% had been hired on a part-time, adjunct basis.

School Administration

   We provide significant operational autonomy and appropriate performance-based compensation to local school administrators who have demonstrated the ability to undertake such responsibility, based on our belief that success is driven by performance at the local level through enrollment growth, student retention rates and placement rates. In addition, each of our schools requires, to a certain extent, different resources and operating tactics due to a variety of factors, including curriculum, demographics, geographic location and size. Management of each of our schools is principally in the hands of a school president who has accountability for the school's operations and profitability. Each of our schools has five primary operating departments: admissions, financial aid, education, placement and accounting.

   Business strategy, finance and consolidation accounting functions are centralized at our corporate headquarters. Our corporate staff develops long-term and short-term operating strategies for the schools and works closely with local administrators to accomplish their goals and ensure adherence to our strategy. We maintain stringent quality standards and controls at both the corporate and individual school levels. Activities at the corporate level include regular reporting processes which track the vital statistics of each school's operations, including leads, enrollments, retention rates, placements, and financial data. These reports provide real-time data which allow management to monitor the performance of each campus. Each operating department at the campus level is also required to compile certain quantitative reports at regular intervals, including reports on admissions, financial aid, academic performance and placement.

   We use a number of quality and financial controls. Information is tracked through an advanced, PC-based management information system, which currently runs on a decentralized basis, but also allows centralized access to account information.

Tuition and Fees

   Currently, total tuition for completion (on a full-time basis) of a diploma/certificate program offered by our schools ranges from $5,400 to $23,000, for completion of an associate degree program ranges from $13,000 to $23,000, and for completion of a bachelor's degree program ranges from $32,000 to $49,500. In addition to these tuition amounts, students at our schools typically must purchase textbooks and supplies as part of their educational programs.

   Our institutions bill students for their tuition and other institutional charges based on the specific instructional format or formats of the school's educational programs. Each institution's refund policies must meet the requirements of the Department of Education and such institution's state and accrediting agencies. Generally, under the Department of Education's requirements, if a first-time student ceases attendance before the point in time that is 60% of the period of enrollment for which the student has been charged, the institution will refund institutional charges based on the amount of time for which the student was charged but did not attend. After a student has attended 60% or more of such period of enrollment, the institution will retain 100% of the institutional charges for that period of enrollment. After the student's first enrollment period, the institution refunds institutional charges for subsequent periods of enrollment based on the number of weeks remaining in the period of enrollment in which the student withdrew. In certain circumstances, institutions must apply state refund requirements when determining refunds for students.

Graduate Employment

   We believe that employment of graduates of our schools in occupations related to their fields of studies is critical to the reputation of the schools and their ability to continue to recruit students successfully. We believe that our schools' most successful form of recruiting is through referrals from satisfied graduates. A strong placement office is important to maintain and elevate the school's reputation, as well as managing the rate at which former students default on their loans.

   We devote a significant amount of time and resources to student placement, which we believe to be the ultimate indicator of our success. We believe that our average placement rate is attractive to prospective students and provides a competitive advantage. Student placement is a top priority of each of our schools beginning on the first day of student enrollment. This approach heightens the students' awareness of the placement department and keeps students focused on their goal--job placement within their field of choice. Moreover, each of our schools includes career development instruction in our curricula, which includes the preparation of resumes, cover letters, networking and other essential job-search tools. Placement office resources are regularly available to our graduates. With such assistance, our graduates find employment with a wide variety of businesses located not only in the schools' local markets but also regionally and nationally.

   Each campus' placement department also plays a role in marketing the campus' curriculum to the business community to produce job leads for graduates. As of December 31, 1998, approximately 65 employees work in the placement departments of our campuses. Placement counselors participate in professional organizations, advisory boards, trade shows and community events to keep apprised of industry trends and maintain relationships with key employers. Partnerships with local and regional businesses are established through internships and curriculum development programs and facilitate placement of graduates in local and regional businesses. The placement department also assists current students in finding part-time jobs while attending school. These part-time placements often lead to permanent positions.

   Based on survey information received from graduating students and employers, we believe that of the 6,615 students graduating from our schools during the 1998 academic year, 92.5% of the 6,088 available graduates (available graduates excludes students who are continuing their education, are in active military service or are disabled or deceased, as well as students from foreign countries who are legally ineligible to work in the U.S.) obtained employment in fields related to their program of study within six months following their graduation.

   The reputation of Gibbs allows it to charge fees to employers upon placement of many of its students. Our other schools do not currently receive such placement fees, nor, we believe, do any of our principal proprietary competitors. We believe that, as an additional source of revenue, we may be able to replicate the Gibbs' placement fee program at certain of our other schools.

Technology

   We are committed to providing our students access to the technology necessary for developing skills required to succeed in the careers for which they are training. Through regular consultation with business representatives, we ensure that all our schools provide their students with industry-current computer hardware, computer software and equipment meeting industry-specific technical standards. In each program, students use the types of equipment that they will eventually use in their careers of choice. For example, graphic animation students use sophisticated computer multimedia animation and digital video editing equipment and supplies, and visual communication and design technologies students make significant use of technologies for computer-related design and layout and digital pre-press applications.

Employees

   As of December 31, 1998, CEC and our schools had a total of approximately 1,200 full-time and 985 part-time employees. Neither CEC nor any of our schools has any collective bargaining agreements with our employees. We consider our relations with our employees to be good.

Competition

   The postsecondary education market is highly fragmented and competitive, with no single institution having a significant market share. Our schools compete with traditional public and private two-year and four-year colleges and universities, other proprietary schools and alternatives to higher education such as immediate employment and military service. Certain private and public colleges and universities may offer courses of study similar to those of our schools. Some public institutions are able to charge lower tuition than our schools due in part to government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to proprietary schools. However, tuition at private, non-profit institutions is, on average, higher than the average tuition rates of our schools. Other proprietary career-oriented schools also offer programs that compete with those of our schools. We believe that our schools compete with other educational institutions principally based upon quality of their educational programs, reputation in the business community, costs of programs and graduates' ability to find employment. Some of our competitors in both the public and private sectors may have substantially greater financial and other resources than us.

   Changes in the regulatory environment have stimulated consolidation in the postsecondary education industry. Regulations adopted in recent years have tightened standards for educational content, established strict standards for student loan default rates, required intensified scrutiny by state education agencies and accrediting agencies and created more stringent standards for the evaluation of an institution's financial responsibility and administrative capability. As a result, certain career-oriented schools have been forced to close because they lacked sufficient quality or financial resources or could not manage the increased regulatory burden. At the same time, despite increasing demand, potential new entrants face significant barriers to entry due to the highly regulated nature of the industry and the considerable expense of start-up operations.

Facilities

   Our corporate headquarters are located in Hoffman Estates, Illinois, near Chicago, and our 21 campuses are located in 13 states and two Canadian provinces. Each campus contains teaching facilities, including modern classrooms, laboratories and, in the case of the schools with culinary arts programs, large, well-equipped kitchens. Admissions and administrative offices are also located at each campus. Additionally, Brooks' campus includes a dormitory and student cafeteria, and Western and Scottsdale lease and operate restaurants in conjunction with their culinary arts program.

   We lease all of our facilities, except the primary Gibbs facility in Montclair, New Jersey, which we own. As of December 31, 1998, we owned approximately 19,000 square feet and leased approximately 809,000 square feet. The leases have remaining terms ranging from less than one year to eleven years.

   We actively monitor facility capacity in light of our current utilization and projected enrollment growth. We have plans to lease at least 90,000 additional square feet in 1999 to accommodate our growth. We believe that our schools can acquire any necessary additional capacity on reasonably acceptable terms. We devote capital resources to facility improvements and expansions as necessary.

Legal Proceedings

   We and our institutions are subject to occasional lawsuits, investigations and claims arising out of the ordinary conduct of our business, including the following:

   On February 24, 1997, 30 former and current students in Brown's PC/LAN program brought a suit entitled Peter Alsides, et al. v. Brown Institute, Ltd. (Fourth Judicial District, Hennepin County, Minnesota) against Brown alleging breach of contract, fraud, misrepresentation, violation of the Minnesota Consumer Fraud Act, violation of the Minnesota Deceptive Trade Practices Act and negligent misrepresentation. Plaintiffs allege that Brown failed to provide them with the education for which they contracted and which had been represented to them upon enrollment. There are currently 41 plaintiffs, who are seeking to recover their tuition, interest and costs. Brown believes that all of these claims are frivolous and without merit and is vigorously contesting the allegations. Brown's motion for summary judgment was granted in May 1998. Plaintiffs have appealed the motion and the appeal is pending.

   Although outcomes cannot be predicted with certainty, we do not believe that the above-described matter or any other legal proceeding to which we are a party will have a material adverse effect on our business, results of operations or financial condition.

                          FINANCIAL AID AND REGULATION

   Our schools and students in the U.S. and Canada participate in a wide variety of government-sponsored (federal, state or provincial) financial aid programs. For this reason, our schools are subject to extensive regulatory requirements imposed by government funding agencies and other bodies. For the 1997-98 award year (July 1, 1997 to June 30, 1998), we derived approximately 70% of our total net revenue (on a cash basis) from such financial aid received by our students. We estimate that over 70% of our students receive government-sponsored financial aid. Our students also finance their education through family contributions and individual resources.

Nature of Federal Support for Postsecondary Education in the U.S.

   While many states support public colleges and universities primarily through direct state subsidies, the federal government provides a substantial part of its support for postsecondary education in the form of grants and loans to students who can use those funds at any institution that has been certified as eligible by the Department of Education. These federal programs are authorized by Title IV of the Higher Education Act of 1965, as amended (the "HEA"), and are collectively referred to as the "Title IV Programs."

   Most aid under the Title IV Programs is awarded on the basis of financial need, generally defined under the HEA as the difference between the cost of attending the institution and the amount a student can reasonably contribute to that cost. All recipients of Title IV Program funds must maintain a satisfactory grade point average and progress in a timely manner toward completion of their program of study.

   Students at our schools receive grants, loans and work opportunities to fund their education under the following Title IV Programs (although not every campus participates in all programs): the Federal Family Education Loan ("FFEL") program, the William D. Ford Federal Direct Loan ("FDL") program, the Federal Pell Grant ("Pell") program, the Federal Supplemental Educational Opportunity Grant ("FSEOG") program, the Federal Perkins Loan ("Perkins") program and the Federal Work-Study ("FWS") program .

   FFEL. Loans made under the FFEL program are federally guaranteed. Loans are made by banks and other lending institutions, but if a student or parent defaults on a loan, payment is guaranteed by a federally recognized guaranty agency, which is then reimbursed by the Department of Education. Students with financial need qualify for interest subsidies while in school and during grace periods. Our schools and their students use a wide variety of lenders and guaranty agencies and have not experienced difficulties in identifying lenders and guaranty agencies willing to make and guarantee FFEL loans.

   FDL. Under the FDL program, students or their parents may obtain loans directly from the Department of Education rather than from commercial lenders. The conditions on FDL loans are generally the same as on loans made under the FFEL program.

   Pell. Under the Pell program, the Department of Education makes grants to students who demonstrate financial need.

   FSEOG. FSEOG awards are designed to supplement Pell grants for the neediest students. An institution is required to make a 25% matching contribution for all federal funds received under this program.

   Perkins. Perkins loans are made from a revolving institutional account, 75% of which is capitalized by the Department of Education and the remainder by the institution. Each institution is responsible for collecting payments on Perkins loans from its former students and lending those funds to currently enrolled students.

   FWS. Under the FWS program, federal funds are used to pay up to 75% of the cost of part-time employment of eligible students to perform work for the institution or certain off-campus organizations. The remaining 25% is paid by the institution or the employer.

Regulation of Federal Financial Aid Programs for U.S. Schools

   To participate in the Title IV Programs, an institution must be authorized to offer its programs of instruction by the relevant agencies of the state in which it is located, accredited by an accrediting agency recognized by the Department of Education and certified as eligible by the Department of Education. The Department of Education will certify an institution to participate in the Title IV Programs only after the institution has demonstrated compliance with the HEA and the Department of Education's extensive regulations regarding institutional eligibility. An institution must also demonstrate its compliance to the Department of Education on an ongoing basis. These standards are applied primarily on an institutional basis, with an institution defined as a main campus and its additional locations, if any. Under this definition, each of our U.S. campuses is a separate institution, except for Gibbs-Piscataway, which is an additional location of Gibbs-Montclair, and SCT-Fairmont, which is an additional location of SCT-Pittsburgh. All of our U.S. schools currently participate in the Title IV Programs, except for Scottsdale and Harrington, which we recently acquired.

   The substantial amount of federal funds disbursed through the Title IV Programs coupled with the large numbers of students and institutions participating in those programs have led to instances of fraud, waste and abuse. As a result, Congress has required the Department of Education to increase its level of regulatory oversight of institutions to ensure that public funds are properly used. Under the HEA, accrediting agencies and state licensing agencies also have responsibilities for overseeing institutions' compliance with Title IV Program requirements. As a result, each of our institutions is subject to frequent reviews and detailed oversight and must comply with a complex framework of laws and regulations. Because the Department of Education periodically revises its regulations and changes its interpretation of existing laws and regulations, we cannot assure you that the Department of Education will agree with our understanding of each Title IV Program requirement. See "--Compliance with Regulatory Standards and Effect of Regulatory Violations."

   Significant factors relating to the Title IV Programs that could adversely affect us include the following:

   Legislative Action. Political and budgetary concerns significantly affect the Title IV Programs. Congress must reauthorize the HEA approximately every six years. The most recent reauthorization in October 1998 reauthorized the HEA for an additional five years (the "1998 HEA Reauthorization"). Congress reauthorized all of the Title IV Programs in which our schools participate, generally in the same form and at funding levels no less than for the prior year. While the 1998 HEA Reauthorization made numerous changes to Title IV Program requirements, we believe that these changes will not have a material adverse effect on our business, results of operations or financial condition. Changes made by the 1998 HEA Reauthorization include (i) expanding the adverse effects on schools of high student loan default rates, (ii) increasing from 85% to 90% the portion of a proprietary school's revenue that may be derived each year from the Title IV Programs, (iii) revising the refund standards that require an institution to return a portion of the Title IV Program funds for students who withdraw from school, (iv) giving the Department of Education flexibility to continue an institution's Title IV participation without interruption in some circumstances following a change of ownership or control,
(v) changing the formula for calculating the interest rate on FFEL and FDL loans, and (vi) modifying the definition of default from 180 days to 270 days past due for loans payable in monthly installments. See "--Cohort Default Rates," "--The "85/15 Rule,' " and "--Change of Ownership or Control."

   In addition, Congress reviews and determines federal appropriations for the Title IV Programs on an annual basis. Congress can also make changes in the laws affecting the Title IV Programs in those annual appropriations bills and in other laws it enacts between HEA reauthorizations. Since a significant percentage of our revenue is derived from the Title IV Programs, any action by Congress that significantly reduces Title IV Program funding or the ability of our schools or students to participate in the Title IV Programs could have a material adverse effect on our business, results of operations or financial condition. Legislative action may also increase our administrative costs and require us to adjust our practices in order for our schools to comply fully with the Title IV Program requirements.

   Cohort Default Rates. A significant component of Congress' initiative to reduce abuse in the Title IV Programs has been the imposition of limitations on institutions whose former students default on the repayment of their federally guaranteed or funded student loans above specific rates. All of our institutions have implemented aggressive student loan default management programs aimed at reducing the likelihood of students failing to repay their loans in a timely manner. Those programs emphasize the importance of students meeting loan repayment requirements and provide for extensive loan counseling, methods to increase student persistence and completion rates and graduate employment rates, and proactive borrower contacts after students cease enrollment.

   An institution's cohort default rate under the FFEL and FDL programs is calculated on an annual basis as the rate at which student borrowers scheduled to begin repayment on their loans in one federal fiscal year default on those loans by the end of the next federal fiscal year. An institution whose cohort default rates equal or exceed 25% for three consecutive years will no longer be eligible to participate in the FFEL or FDL programs, and beginning with fiscal year 1996 cohort default rates, the Pell program, for the remainder of the federal fiscal year in which the Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. An institution whose cohort default rate under the FFEL or FDL program for any federal fiscal year exceeds 40% may have its eligibility to participate in all of the Title IV Programs limited, suspended or terminated by the Department of Education. None of our institutions has FFEL or FDL cohort default rates of 25% or greater for three consecutive years.

   The following table sets forth the FFEL and FDL cohort default rates for our institutions for federal fiscal years 1994, 1995 and 1996, the most recent years for which the Department of Education has published such rates:

                                                        FFEL and FDL
                                                       Cohort Default
                School                                      Rate
                ------                                 ----------------
                                                       1996  1995  1994
                                                       ----  ----  ----
      Al Collins Graphic Design School
       Tempe, AZ                                       15.4% 13.8% 19.3%
      Allentown Business School
       Allentown, PA                                    9.7  10.7   7.1
      Brooks College
       Long Beach, CA                                  21.1  17.8  18.3
      Brown Institute
       Mendota Heights, MN                             17.4  18.1  19.6
      Harrington Institute of Interior Design
       Chicago, IL                                      8.9   5.6   0.0
      International Academy of Merchandising & Design
       Chicago, IL                                     13.8  15.5  13.3
       Tampa, FL                                       12.0  13.3  15.0
      The Katharine Gibbs Schools
       Boston, MA                                      16.2  16.9  16.7
       Melville, NY                                    12.7  15.8  17.7
       Montclair, NJ and Piscataway, NJ                14.5  15.8  16.2
       New York, NY                                    17.3  14.5  18.9
       Norwalk, CT                                     16.0  27.0  17.8
       Providence, RI                                  14.9  14.8  13.1
      School of Computer Technology
       Pittsburgh, PA and Fairmont, WV                 12.9  11.2   9.3
      Scottsdale Culinary Institute
       Scottsdale, AZ                                   4.0   6.1   5.6
      Western Culinary Institute
       Portland, OR                                     9.8  14.3  11.4

   An institution whose cohort default rate under the FFEL or FDL program equals or exceeds 25% for any one of the three most recent federal fiscal years, or whose cohort default rate under the Perkins program exceeds 15% for any year, may be placed on provisional certification status by the Department of Education for up to four years. Nine of our institutions have Perkins cohort default rates in excess of 15% for students who were scheduled to begin repayment in the 1996-97 federal award year, the most recent year for which such rates have been calculated. The Perkins cohort default rates for these nine institutions ranged from 20.7% to 100.0%. To date, the Department of Education has placed on provisional certification for their Perkins cohort default rates only two of these institutions, Gibbs-Melville and Gibbs-Montclair, either alone or in combination with other reasons. Total Perkins loans disbursed during 1997-98 represented less than 1% of our total net revenue. See "--Eligibility and Certification Procedures."

   Financial Responsibility Standards. All institutions participating in the Title IV Programs must satisfy specific standards of financial responsibility. The Department of Education evaluates institutions for compliance with these standards each year, based on the institution's annual audited financial statements and following a change of ownership of the institution.

   Under new regulations which took effect July 1, 1998, the Department of Education calculates the institution's composite score based on its (i) equity ratio, which measures the institution's capital resources, ability to borrow and financial viability; (ii) primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and (iii) net income ratio, which measures the institution's ability to operate at a profit. An institution that does not meet the Department of Education's minimum composite score may demonstrate its financial responsibility by posting a letter of credit in favor of the Department of Education in an amount equal to at least 50% of the Title IV Program funds received by the institution during its prior fiscal year and possibly accepting other conditions on its participation in the Title IV Programs.

   In periodic reviews of our financial statements for 1997 and prior years, as well as our February 28, 1998 balance sheet reflecting the results of our initial public offering, the Department of Education has questioned certain accounting issues and has found that we and certain of our institutions when measured on an individual basis failed the numeric tests under the Department of Education's former and current standards of financial responsibility. To satisfy the Department of Education's concerns, we have posted letters of credit on behalf of all institutions we have acquired since October 1996. The Department of Education reduced the number and amount of our letters of credit in September 1998 following its review of our 1997 financial statements and our February 28, 1998 balance sheet. The Department of Education also noted that the funds derived from our initial public offering, shortly after the close of our 1997 fiscal year, would have a positive effect on our financial responsibility. As a result, we currently have posted letters of credit totaling approximately $17.6 million on behalf of the following schools (representing 11 institutions as defined by the Department of Education):

             .  Gibbs       -- $8.9 million
             . IAMD         -- $3.4 million
             . Scottsdale   -- $1.3 million
             . SCSCA        -- $2.0 million
             . Western      -- $2.0 million

   In addition, in December 1998 when the Department of Education certified SCSCA to participate in the Title IV Programs under our ownership, it imposed a condition providing that SCSCA may not disburse more than $2.0 million in Title IV Program funds during its initial period of certification ending June 30, 2000. We believe the Department of Education added this condition because SCSCA had not participated in the Title IV Programs under its prior owner. For a period of time during 1997 and 1998, the Department of Education imposed a similar limitation on the total Title IV Program funding at three of our other schools: Gibbs, SCT and IAMD. In June 1998, the Department of Education removed the limitation on Title IV Program funding for these three schools.

   We believe our 1998 audited financial statements will conform with generally accepted accounting principles and demonstrate that we and most if not all of our institutions satisfy the Department of Education's composite score for financial responsibility, without any conditions. We intend to file our 1998 financial statements with the Department of Education early in 1999 and to ask it to release most, if not all, of our outstanding letters of credit and to increase or eliminate the Title IV Program funding limitation for SCSCA. We cannot assure you that we or our institutions will satisfy the numeric standards or that the Department of Education will take any action with respect to the letters of credit or funding limitation.

   Under a separate standard of financial responsibility, an institution that has made late student refunds in either of its last two fiscal years must post a letter of credit with the Department of Education in an amount equal to 25% of the total Title IV Program refunds paid by the institution in its prior fiscal year. Based on this standard, we currently have posted a total of $120,000 in letters of credit with respect to two Gibbs campuses and one IAMD campus.

   Change of Ownership or Control. When we acquire an institution that is eligible to participate in the Title IV Programs, that institution undergoes a change of ownership resulting in a change of control ("change of control") as defined by the Department of Education. Upon a change of control, an institution's eligibility to participate in the Title IV Programs is generally suspended until it has applied for and been recertified by the Department of Education as an eligible institution under our ownership, which requires that the institution also reestablish its state authorization and accreditation. The time required to act on such an application may vary substantially. Pending recertification by the Department of Education, the institution may receive and disburse Title IV Program funds to its students only if those funds were committed prior to the change of control. If an institution is recertified following a change of control, it will be on a provisional basis. See "-- Eligibility and Certification Procedures."

   The 1998 HEA Reauthorization provides that the Department of Education may provisionally and temporarily certify an institution undergoing a change of control under certain circumstances while the Department of Education reviews the institution's application. The Department of Education has not yet issued regulations or guidance regarding how it will interpret or apply this amendment to the HEA.

   Each of the U.S. institutions we have acquired has undergone a certification review under our ownership and has been certified to participate in the Title IV Programs, with the exception of Scottsdale and Harrington. We acquired Scottsdale in July 1998 and expect to receive Department of Education certification in January 1999. We acquired Harrington in January 1999 and have recently submitted a preliminary application to the Department of Education. Seven of our U.S. institutions are presently participating in the Title IV Programs under provisional certification and the remaining eight have been granted regular certification.

   Certain types of transactions by a school or its parent corporation can also cause a change of control. The Department of Education, the state education agencies and the accrediting agencies that accredit our schools have their own definitions of when a transaction is deemed a change of control. With respect to a publicly traded corporation, such as us, Department of Education regulations provide that a change of control occurs when there is an event that would obligate that corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing a change of control. Most of the states and accrediting agencies include the sale of a controlling interest of common stock in the definition of a change of control. A change of control under the definition of one of these agencies would require the affected institution to reaffirm its state authorization or accreditation. The requirements to obtain such reaffirmation from the states and accrediting agencies with jurisdiction over our schools vary widely.

   We believe that this offering will be a change of control under the standards of the Arizona State Board for Private Postsecondary Education ("ASBPPE") and the Illinois State Board of Education ("ISBE"), but will not be a change of control under the standards of any other applicable state education agencies, the accrediting agencies that accredit our schools, or the Department of Education. We have submitted a letter to the Department of Education seeking confirmation that this offering will not be a change of control under its standards, but we have not yet received a response to our letter. As a result, Collins and Scottsdale, our only campuses in Arizona, and IAMD-Chicago, our only campus authorized by ISBE, will be required to be reauthorized by ASBPPE and ISBE, respectively. We believe that this offering will not affect the ability of those three campuses to participate in the Title IV Programs unless ASBPPE or ISBE fails to reauthorize any of those campuses in a timely manner. The failure of any of those campuses to reobtain state authorization could have a material adverse effect on our business, results of operations or financial condition. We believe this offering will not affect the ability of our other institutions to participate in the Title IV Programs.

   The potential adverse effects of a change of control could influence future decisions by us and our stockholders regarding the sale, purchase, transfer, issuance or redemption of our capital stock.

   Opening Additional Schools and Adding Educational Programs. The HEA generally requires that proprietary institutions be fully operational for two years before applying to participate in the Title IV Programs. However, under the HEA and applicable regulations, an institution that is certified to participate in the Title IV Programs may establish an additional location and apply to participate in the Title IV Programs at that location without reference to the two-year requirement, if such additional location satisfies all other applicable eligibility requirements. Our expansion plans are based, in part, on our ability to open new campuses as additional locations of our existing institutions.

   Generally, an institution that is eligible to participate in the Title IV Programs may add a new educational program without Department of Education approval if that new program leads to an associate level or higher degree and the institution already offers programs at that level, or if it prepares students for gainful employment in the same or related occupation as an educational program that has previously been designated as an eligible program at that institution and meets certain minimum length requirements. If an institution erroneously determines that an educational program is eligible for the Title IV Programs, the institution would likely be liable for repayment of the Title IV Program funds provided to students in that educational program. We do not believe that current Department of Education regulations will create significant obstacles to our plans to add new programs.

   Certain state education agencies and accrediting agencies with jurisdiction over our campuses also have requirements that may, in certain instances, limit our ability to open a new campus, acquire an existing campus, establish an additional location of an existing institution or begin offering a new educational program. We do not believe that these standards will have a material adverse effect on our expansion plans.

   The "85/15 Rule." Under a provision of the HEA commonly referred to as the "85/15 Rule," a proprietary institution, such as each of our institutions, would cease being eligible to participate in the Title IV Programs if, on a cash accounting basis, it derived more than 85% of its revenue for any fiscal year from the Title IV Programs. Any institution that violates this rule becomes ineligible to participate in the Title IV Programs as of the first day of the fiscal year following the fiscal year in which it exceeds 85%, and is unable to apply to regain its eligibility until the next fiscal year. If one of our institutions violated the 85/15 Rule and became ineligible to participate in the Title IV Programs but continued to disburse Title IV Program funds, the Department of Education would require the institution to repay all Title IV Program funds received by the institution after the effective date of the loss of eligibility.

   We have calculated that, since this requirement took effect in 1995, none of our institutions has derived more than 83% of its revenue (on a cash basis) from the Title IV Programs for any fiscal year, and that for 1997 the range for our institutions was from approximately 46% to approximately 82%. The 1998 HEA Reauthorization increased the percentage of applicable revenue that a for-profit institution can derive from the

Title IV Programs from 85% to 90%. We regularly monitor compliance with this requirement to minimize the risk that any of our institutions would derive more than the maximum percentage of its revenue from the Title IV Programs for any fiscal year. If an institution appeared likely to approach the maximum percentage threshold, we would evaluate making changes in student funding and financing to ensure compliance with the rule.

   Administrative Capability. The Department of Education assesses the administrative capability of each institution that participates in the Title IV Programs under a series of separate standards. Failure to satisfy any of the standards may lead the Department of Education to find the institution ineligible to participate in the Title IV Programs or to place the institution on provisional certification as a condition of its participation. One standard which applies to programs with the stated objective of preparing students for employment requires the institution to show a reasonable relationship between the length of the program and the entry-level job requirements of the relevant field of employment. We believe we have made the required showing for each of our applicable programs. Short-term educational programs that provide less than 600 clock hours of instruction must demonstrate that 70% of all students who enroll in such programs complete them within a prescribed time and 70% of the graduates of such programs obtain employment in the occupation for which they were trained within a prescribed time. Certain of the Gibbs institutions offer such short-term programs, but students enrolled in these programs represent a small percentage of our total enrollment. To date, the applicable institutions have been able to establish that their short-term educational programs meet the required completion and placement percentages.

   Other standards provide that an institution may be found to lack administrative capability and be placed on provisional certification if its student loan default rate under the FFEL and FDL programs is 25% or greater for any of the three most recent federal fiscal years, or if its Perkins cohort default rate exceeds 15% for any federal award year. Two of our institutions have been placed on provisional certification or determined by the Department of Education to lack administrative capability due to their Perkins default rates, either alone or in conjunction with other reasons. See "--Cohort Default Rates" and "--Eligibility and Certification Procedures."

   An additional standard prohibits an institution from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity. We believe that our current compensation plans are in compliance with HEA standards, although the regulations of the Department of Education do not establish clear criteria for compliance.

   Eligibility and Certification Procedures. The HEA and its implementing regulations require each institution to apply to the Department of Education for continued certification to participate in the Title IV Programs at least every six years, or when it undergoes a change of control, opens an additional location or raises the highest academic credential it offers. The Department of Education may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards. The Department of Education may withdraw an institution's provisional certification without advance notice if the Department of Education determines that the institution is not fulfilling all material requirements, and may more closely review an institution that is provisionally certified if it applies for approval to open a new location or make any other significant change. Provisional certification does not otherwise limit an institution's access to Title IV Program funds.

   An institution seeking certification to participate in the Title IV Programs after a change of control will be provisionally certified for a limited period, following which the institution must reapply for continued certification. If at that time the institution satisfies all conditions for full certification, the Department of Education will recertify the institution and remove the provisional status. Otherwise, the Department of Education may recertify the institution on a continued provisional basis. Each institution that we have acquired and that has been certified by the Department of Education for participation in the Title IV Programs under our ownership was initially certified on a provisional basis. Five of our institutions remain on provisional certification status because the initial period of their provisional certification has not expired. Two institutions have been recertified by the Department of Education upon the expiration of their initial provisional period, but remain on provisional status for other reasons. Gibbs-Melville is on provisional certification status because its Perkins cohort default rate at the time of the Department of Education's review was above 30%, and the institution was told that it would remain on provisional certification until it reduced its Perkins default rate below 30%. Gibbs-Montclair is on provisional certification status because its Perkins cohort default rate is above 30% and because of other reasons that we believe are now fully resolved.

   Compliance with Regulatory Standards and Effect of Regulatory Violations. Our schools are subject to audits and program compliance reviews by various external agencies, including the Department of Education, state education agencies, guaranty agencies and accrediting agencies. The HEA and its implementing regulations also require that an institution's administration of Title IV Program funds be audited annually by an independent accounting firm, and the resulting audit report submitted to the Department of Education for review. If the Department of Education or another regulatory agency determined that one of our institutions improperly disbursed Title IV Program funds or violated a provision of the HEA or the Department of Education's regulations, that institution could be required to repay such funds, and could be assessed an administrative fine. The Department of Education could also subject the institution to heightened cash monitoring, under which the institution's federal funding requests are more carefully reviewed by the Department of Education, or the Department of Education could transfer the institution from the advance system of receiving Title IV Program funds to the reimbursement system, under which a institution must disburse its own funds to students and document the students' eligibility for Title IV Program funds before receiving such funds from the Department of Education. Violations of Title IV Program requirements could also subject us or our schools to other civil and criminal penalties.

   Significant violations of Title IV Program requirements by us or any of our institutions could be the basis for a proceeding by the Department of Education to limit, suspend or terminate the participation of the affected institution in the Title IV Programs. Generally, such a termination extends for 18 months before the institution may apply for reinstatement of its participation. There is no proceeding pending to fine any of our institutions or to limit, suspend or terminate any of our institutions' participation in the Title IV Programs, and we have no reason to believe that any such proceeding is contemplated. Any such action that substantially limited our schools' participation in the Title IV Programs could have a material adverse effect on our business, results of operations or financial condition.

State Authorization for U.S. Schools

   We are subject to extensive regulation in each of the 13 states in which we currently operate schools and in certain other states in which our schools recruit students. Each of our campuses must be authorized by the applicable state agency or agencies to operate and grant degrees or diplomas to its students. In addition, state authorization is required for an institution to become and remain eligible to participate in the Title IV Programs. Currently, each of our U.S. campuses is authorized by the applicable state agency or agencies.

   The level of regulatory oversight varies substantially from state to state. In some states, the campuses are subject to licensure by an agency that regulates proprietary schools and also by a separate higher education agency. State laws establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and other operational matters. State laws and regulations may limit our ability to operate in certain states or to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the Department of Education. We believe that each of our campuses is in substantial compliance with state authorizing and licensure laws. If any one of our campuses lost its state authorization, the campus would be unable to offer its programs and we would be forced to close that campus. Closing one of our campuses for any reason could have a material adverse effect on our business, results of operations or financial condition.

Accreditation for U.S. Schools

   Accreditation is a non-governmental process through which an institution submits to a qualitative review by an organization of peer institutions. Accrediting agencies primarily examine the academic quality of the institution's instructional programs, and a grant of accreditation is generally viewed as confirmation that an institution's programs meet generally accepted academic standards. Accrediting agencies also review the administrative and financial operations of the institutions they accredit to ensure that each institution has the resources to perform its educational mission.

   Accreditation by an accrediting agency recognized by the Department of Education is required for an institution to be certified to participate in the Title IV Programs. Accrediting agencies must adopt certain standards in connection with their review of postsecondary institutions to be recognized by the Department of Education. All of our U.S. campuses are accredited by an accrediting agency recognized by the Department of Education. Thirteen of our campuses are accredited by the Accrediting Council for Independent Colleges and Schools ("ACICS"), four of our campuses are accredited by the Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT"), one of our campuses is accredited by the Accrediting Commission for Community and Junior Colleges of the Western Association of Schools and Colleges and one of our campuses is accredited by the National Association of Schools of Art and Design. In addition, four of our campuses' interior design programs are accredited by the Foundation for Interior Design Education Research and two of our campuses' culinary arts programs are accredited by the American Culinary Federation Educational Institute Accrediting Commission, accrediting agencies which are not recognized by the Department of Education.

   An accrediting agency may place a campus on "reporting" status to monitor one or more specified areas of performance. A campus placed on reporting status is required to report periodically to its accrediting agency on that campus' performance in the specified areas. ACICS has placed five campuses (IAMD-Chicago, IAMD-Tampa, Gibbs-Boston, Gibbs-Melville, and Gibbs-Providence) on financial reporting status, and one campus (Gibbs-Montclair) on placement reporting status. ACCSCT has placed two campuses (Brown and Collins) on completion and placement reporting status. Each of these campuses has submitted all requested data in the identified area to its accrediting agency. The placement of these eight campuses on reporting status by their accrediting agencies has not had a material adverse effect on our business, results of operations or financial condition, and we do not believe that it will have that effect in the future.

Canadian Regulation

   Depending on their province of residence, our Canadian students may receive loans under the Canada Student Loan Program, the Ontario Student Loans Plan and the Quebec Loans and Bursaries Program. Canadian schools must meet certain eligibility standards to administer these programs and must comply with extensive statutes, rules, regulations and requirements. We believe our Canadian schools currently hold all necessary registrations, approvals and permits and meet all eligibility requirements to administer these governmental financial aid programs. If our Canadian schools cannot meet these and other eligibility standards or fail to comply with applicable requirements, it could have a material adverse effect on our business, results of operations or financial condition.

   Ontario. The Ontario Ministry of Education and Training provides financial assistance to eligible students through the Ontario Student Assistance Plan ("OSAP"). This plan includes two main components, the Canada Student Loan Program and the Ontario Student Loans Plan. For our IAD school in Toronto to maintain its right to administer OSAP it must, among other things, be registered and in good standing under the Ontario Private Vocational Schools Act and abide by the rules, regulations and administrative manuals of the Canada Student Loan Program, Ontario Student Loans Plan and other OSAP-related programs. In order to attain initial eligibility, our IAD school in Toronto had to establish that it had (i) been in good standing under the Ontario Private Vocational Schools Act for at least 12 months, (ii) offered an eligible program for at least 12 months, and (iii) graduated at least one class in an eligible program that satisfied specific requirements with respect to class size and graduation rate. Pursuant to Ontario Ministry rules, during the first two years of initial eligibility, our IAD school in Toronto had its administration of OSAP independently audited, and full eligibility was not granted until these audits confirmed that the school was properly administering OSAP. Our IAD school in Toronto has been granted full eligibility. Under Ontario Ministry rules, our Toronto school must advise the Ontario Ministry before the school takes any material action that may result in its failure or inability to meet any rules, regulations or requirements related to OSAP.

   In order for our IAD school in Toronto to establish a new branch, it must obtain OSAP-designation from the Ontario Ministry. We do not believe that OSAP's requirements will create significant obstacles to our plans to acquire additional institutions or open new branches in Ontario.

   Our IAD school in Toronto may submit applications for loans only to students enrolled in educational programs that have been designated as OSAP-eligible by the Ontario Ministry. To be eligible, among other things, a program must be registered with the Private Vocational Schools Unit of the Ontario Ministry, must be of a certain minimum length and must lead to a diploma or certificate. We do not anticipate that these program approval requirements will create significant problems with respect to our plans to add new educational programs.

   Under Ontario Ministry rules, an institution cannot automatically acquire OSAP designation through the acquisition of other OSAP-eligible institutions. When there is a change of ownership, including a change in controlling interest, in a non-incorporated OSAP-eligible institution, the Ontario Ministry will require evidence of the institution's continued capacity to properly administer the program before extending OSAP designation to the new owner. We do not believe that this offering will be considered a change of ownership for purposes of OSAP. Given that the Ontario Ministry periodically revises its regulations and other requirements and changes its interpretations of existing laws and regulations, we cannot assure you that the Ontario Ministry will agree with our understanding of each requirement.

   Our IAD school in Toronto is required to audit its OSAP administration annually and the Ontario Ministry is authorized to conduct its own audits of our administration of these programs. We have complied with these requirements on a timely basis. Based on the most recent annual compliance audits, our IAD school in Toronto is in substantial compliance with OSAP requirements and we believe that the school continues to be in substantial compliance with these requirements.

   The Ontario Ministry has the authority to take any measures it deems necessary to protect the integrity of the administration of OSAP. If the Ontario Ministry deems a failure to comply to be minor, the Ontario Ministry will advise us of the deficiency and provide us with an opportunity to remedy it. If the Ontario Ministry deems the failure to comply to be serious in nature, the Ontario Ministry has the authority to: (i) condition our continued OSAP designation upon our meeting specific requirements during a specific time frame; (ii) suspend our OSAP designation; or (iii) revoke our OSAP designation. When the Ontario Ministry determines that any non-compliance in our OSAP administration is serious, the Ontario Ministry has the authority to contract with an independent auditor, at our expense, to conduct a full audit in order to quantify the deficiencies and to require repayment of all loan amounts. In addition, the Ontario Ministry may impose a penalty up to the amount of the damages assessed in the independent audit.

   Adopting a practice similar to that of the Department of Education, the Ontario Ministry now calculates for each school student loan default rates on the basis of incidences of default (expressed as a percentage of the total number of loans issued to students attending that school). Beginning with loans issued in the 1998-99 award year (August 1, 1997 to July 31, 1998), institutions with a 1997 default rate which is 15 percentage points or more above the 1997 provincial average of 23.5% will be required to share the cost of defaults. In the 1999-2000 award year, this policy will also apply to institutions with a 1997 default rate 10 percentage points or more above 23.5%. Our IAD school in Toronto had an average program-wide total default rate for 1998 of 23.8%.

   We may only operate a private vocational school in Ontario if the school is registered under the Ontario Private Vocational Schools Act. Upon payment of the prescribed fee and satisfaction of the conditions prescribed by the regulations under the Ontario Private Vocational Schools Act and by the Private Vocational Schools Unit of the Ontario Ministry, an applicant or registrant such as our IAD school in Toronto is entitled to registration or renewal of registration to conduct or operate a private vocational school unless: (i) the school cannot reasonably be expected to be financially responsible in the conduct of the private vocational school; (ii) the past conduct of the officers or directors provides reasonable grounds for belief that the operations of the school will not be carried on in accordance with relevant law and with integrity and honesty; (3) it can reasonably be expected that the course or courses of study or the method of training offered by the school will not provide the skill and knowledge requisite for employment in the vocation or vocations for which the applicant or registrant is offering instruction; or
(iv) the applicant is carrying on activities that are, or will be, if the applicant is registered, in contravention of the Ontario Private Vocational Schools Act or the regulations under that Act. An applicant for registration to conduct or operate a private vocational school is required to submit with the application a bond in an amount determined in accordance with the regulations under the Ontario Private Vocational Schools Act. Our IAD school in Toronto is currently registered under the Ontario Private Vocational Schools Act for both of its locations, and we do not believe that there will be any impediment to renewal of such registrations on an annual basis.

   The Ontario Private Vocational Schools Act provides that a "registration" is not transferable. However, the Private Vocational Schools Unit of the Ontario Ministry takes the position that a purchase of shares of a private vocational school does not invalidate the school's registration under the Ontario Private Vocational Schools Act. We do not believe that this offering will invalidate the registrations of our IAD school in Toronto.

   If our IAD school in Toronto is convicted of violating the Ontario Private Vocational Schools Act or the regulations under that Act, the corporation can be fined up to $CDN 25,000.

   Quebec. Our Quebec students may receive loans under the Quebec Loans and Bursaries Program subject to certain student eligibility criteria. Under an Act Respecting Private Education, our IAD school in Montreal may not operate as a private educational institution without holding a permit issued by the Quebec Minister of Education. Permits cannot be transferred without the written authorization of the Quebec Minister and we must notify that Minister of any amalgamation, sale or transfer affecting our Quebec school. The Quebec Minister can modify or revoke our permit in certain circumstances, such as if we do not comply with the conditions, restrictions or prohibitions of the permit or if we are to become insolvent. We must be provided with a chance to present our views before our permit can be revoked.

   We do not believe that this offering will be considered a "sale or transfer" affecting our IAD school in Montreal, for the purposes of applicable law; however, because the Quebec Minister periodically revises its legal requirements and changes its interpretation of existing law, we cannot assure you that the Quebec Minister will agree with our understanding of each requirement. We also do not believe that there will be any impediment to renewal of the permit issued to our IAD school in Montreal or that the Quebec Minister's requirements will create significant obstacles to our plans to open new branches or add new educational programs at our IAD school in Montreal, or to acquire additional schools in Quebec.

   The Canadian, Ontario and Quebec governments are currently in the process of changing the legislative, regulatory and other requirements relating to student financial assistance programs due to political and budgetary pressures. Although we do not anticipate a significant reduction in the funding for these programs, any change that significantly reduces funding or the ability of our schools to participate in these programs could have a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information with respect to our executive officers and directors:

          Name           Age                           Position
          ----           ---                           --------
John M. Larson..........  47 President, Chief Executive Officer, Secretary and Director
William A. Klettke......  46 Senior Vice President, Chief Financial Officer and Treasurer
Robert E. Dowdell.......  53 Director
Thomas B. Lally.........  54 Director
Wallace O. Laub.........  73 Director
Keith K. Ogata..........  44 Director
Patrick K. Pesch........  42 Director

   John M. Larson has served as our President and Chief Executive Officer and one of our Directors since January 1994. From July 1993 until our formation, Mr. Larson served as a consultant to Heller Equity Capital Corporation ("Heller"), working with Heller to establish CEC. From January through May 1993, Mr. Larson served as the Eastern Regional Operating Manager of Educational Medical, Inc., which provides career-oriented postsecondary education. From 1989 until 1993, Mr. Larson served as the Senior Vice President of College Operations of Phillips Colleges, Inc., overseeing a nationwide system of 58 schools, which offered a wide range of academic programs. From March through September 1989, he served as Senior Vice President of Operations for the Geneva Companies, a mergers and acquisitions firm. From 1980 to 1989, Mr. Larson was Vice President of Marketing at National Education Centers, Inc., a subsidiary of National Education Corporation, where he managed the entire admissions program, including marketing and advertising efforts, with a team of approximately 500 employees. Mr. Larson has also served in marketing positions with DeVry Inc., at its Chicago and Kansas City campuses. Mr. Larson received a Bachelor's of Science in Business Administration from the University of California at Berkeley and has completed the Executive Management Program at Stanford University.

   William A. Klettke has served as our Senior Vice President and Chief Financial Officer since March 1996. From 1987 until 1995, Mr. Klettke was Executive Vice President and Chief Financial Officer for ERO, Inc., a licensed distributor of children's toys. In these positions, Mr. Klettke was responsible for finance, accounting, management information systems, human resources, forecasting, treasury, legal, acquisitions and two operating subsidiaries. From 1976 to 1987, Mr. Klettke served in various positions with The Enterprise Companies (a paint and coatings manufacturer), a subsidiary of Insilco, starting as an accountant and progressing to Senior Vice President of Finance and Administration. Mr. Klettke is a Certified Public Accountant and holds Bachelor's of Arts degrees in Psychology and Sociology from Baker University, a Bachelor's of Science in Accounting from Illinois State University and a Master's Degree in Management from Northwestern University.

   Robert E. Dowdell has been one of our Directors since our inception in January 1994. From 1989 to present, Dowdell has served as Chief Executive Officer and director of Marshall & Swift, L.P., a publishing company. Mr. Dowdell is also a director of ADMS, a software provider and LaQuinta Spring, L.P., in which he is the general partner.

   Thomas B. Lally has been one of our Directors since January 28, 1998. Mr. Lally was designated to be a director by Heller. He has been the President of Heller since 1996 and an Executive Vice President of Heller Financial, Inc. ("HFI"), the parent of Heller, since 1994, with direct responsibility for the asset quality oversight of HFI's portfolio of loan and equity investments. Mr. Lally joined HFI in 1974.

   Wallace O. Laub has been one of our Directors since October 1994. Mr. Laub was a co-founder of National Education Centers, Inc., where he served as Executive Vice President and director from 1955 to 1993. From 1981 to 1990, Mr. Laub served as a director of the Distance Education Training Council, a trade association and accrediting agency for distance education companies. Mr. Laub is now retired.

   Keith K. Ogata has been one of our Directors since January 28, 1998. Mr. Ogata is currently president of, and a private investor in, 3-K Financial Corporation. From 1995 to 1997, Mr. Ogata served as President of National Education Centers, Inc., a subsidiary of National Education Corporation. From 1991 to June 1997, he served as Vice President, Chief Financial Officer and Treasurer of National Education Corporation, with responsibility for finance, accounting, treasury, tax, mergers and acquisitions, human resources, investor and public relations and information systems.

   Patrick K. Pesch has been one of our Directors since 1995. Mr. Pesch was designated as director by Heller. Since 1992, Mr. Pesch has served as a Senior Vice President of HFI, and also as an officer of Heller, managing a portfolio of loan and equity investments, as well as serving as a credit officer of one of HFI's principle business units. Mr. Pesch also serves as a director of Kimpex, Inc., a Canadian company and as an officer and director of Amersig Graphics, Inc.

   None of our executive officers or directors are related to one another.

Certain Other Significant Employees of the Company

   The following table sets forth certain information with respect to certain other significant employees of the Company:

Name                                                 Position
----                                                 --------
J. Patrick Andrews............... Director of Advertising
Jon R. Coover.................... National Director of Marketing
Mari-Ann Deering................. Director of Human Resources
Nick Fluge....................... Managing Director
John Fraccaro.................... Director of Information Technology
Jacob P. Gruver.................. Managing Director
Patricia Kapper.................. Director of Education
James R. McEllhiney.............. Director of Regulatory Compliance
Carol A. Menck................... Managing Director
Robert W. Nachtsheim............. Controller
Steve B. Sotraidis............... Managing Director
Todd H. Steele................... Director of Strategic Planning and Development
Mark J. Tobin.................... Director of Student Finance

   J. Patrick Andrews has served as our Director of Advertising since October 1995. From 1994 until he joined our corporate management, Mr. Andrews was Advertising Manager for two of our schools, Collins and Brooks. For approximately 12 years prior to joining us, Mr. Andrews managed the advertising and marketing functions for Spartan, a 2,800 student school in Tulsa, Oklahoma. Mr. Andrews holds a Bachelor's of Arts in Journalism from the University of South Carolina and a Masters in Marketing from the University of Texas.

   Dr. Jon R. Coover has served as our National Director of Marketing since May 1997, after serving for 14 months as Director of Education at our largest school, Brown. Dr. Coover's background in private career education includes holding positions as Vice President of Marketing for the Rasmussen Business Colleges, Minneapolis, Minnesota; Vice President of Operations at Virginia College, Birmingham, Alabama; President of Dominion College, Roanoke, Virginia; President of Nettle Junior College, Sioux Falls, South Dakota; Co-Director of New York Restaurant School in New York City; and Regional Director with DeVry Institute of Technology. Dr. Coover holds a Bachelor's of Science in Business Administration and an M.B.A. from California Western University and a Ph.D. in Business from California Coast University.

   Mari-Ann Deering has served as our Director of Human Resources since July 1998. Ms. Deering joined our corporate management with 19 years of human resources experience in the veterinary pharmaceutical industry. Ms. Deering served as the Director of Human Resources--North America for Fort Dodge Animal Health, Overland Park, Kansas (a division of American Home Products) from 1997 until 1998. She was Vice

President of Human Resources and Administration of Southwest Technologies, a medical device company, from 1996 until 1997. Her prior experience also includes 16 years in human resource management with Sanofi Animal Health from 1979 until 1995 where her final position was Vice President of Human Resources. Ms. Deering holds a Bachelor's of Science degree in Business Administration from AVILA College, Kansas City, Missouri and an M.B.A. from Rockhurst College, Kansas City, Missouri.

   Nick Fluge has served as one of our Managing Directors since July 1997. Mr. Fluge has served as Director and President of Western since 1989. From 1984 until 1988, Mr. Fluge was Director of Retail/Restaurants and a member of the management team of Western. With over 20 years of experience in the hospitality/foodservice industry and as a Certified Culinary Educator with the American Culinary Federation, Mr. Fluge has chaired American Culinary Federation Food Salons, judged wine competitions and written columns for various periodicals, including The National Culinary Review. Mr. Fluge has been a Team Leader for the Accrediting Commission of Career Schools and Colleges of Technology (ACCSCT) since 1992. Mr. Fluge is a member of the Oregon Department of Education--Career College Division. Mr. Fluge holds a Bachelor's of Science degree in Political Science from Portland State University.

   John Fraccaro has served as our Director of Information Technology since March 1998. Mr. Fraccaro has held Consulting and Principal Consulting positions with New Resources Corporation from 1997 until 1998 and with Coopers & Lybrand L.L.C. from 1993 until 1996. Mr. Fraccaro was a Director of Information Technology for Sara Lee Hosiery from 1996 until 1997 and Manager of Database Development and Support for Kraft General Food from 1990 until 1993. Mr. Fraccaro has held several positions with software vendors including ComputerVision, Ingres and CompuGraphic. Mr. Fraccaro holds a Bachelor's of Science in Education from Northern Illinois University.

   Jacob P. Gruver has served as one of our Managing Directors since May 1997. From August 1994 to May 1997, Mr. Gruver served as our Director of Finance. From 1989 until joining our management team, Mr. Gruver was Vice President and Controller of Wyoming Technical Institute in Laramie, Wyoming, a moderately sized career-oriented school. In such positions, he managed all financial functions, including budgeting and implementation of management information/financial systems. From 1978 to 1989, Mr. Gruver audited career-oriented schools and other clients at a regional public accounting firm in Laramie, Wyoming. Mr. Gruver received a Bachelor's of Science in Accounting from National College.

   Patricia Kapper, Ed.D, has served as our Director of Education since August 1997. From 1990 until joining our management team, Dr. Kapper was Dean of Academic Affairs (Chief Academic Officer) of DeVry Institute of Technology, Addison, Illinois. From 1986 until 1990, Dr. Kapper held academic management positions with Milwaukee Area Technical College, from 1984 to 1986 as Associate Dean of Business and Graphic and Applied Arts and from 1986 to 1990 as Dean of Business and Graphic Arts. Dr. Kapper holds a Bachelor's of Arts in Business Education from the University of Wisconsin--Eau Claire, a Master's of Science in Teaching from the University of Wisconsin--Whitewater, and a doctorate in Adult Education from Northern Illinois University.

   James R. McEllhiney has served as our Director of Regulatory Compliance since August 1997. Mr. McEllhiney served as our Director of Education from August 1994 until August 1997. Prior to joining our corporate management in August 1994, Mr. McEllhiney was the Vice President of Academic Affairs for Phillips Colleges, Inc. In this position, Mr. McEllhiney managed regulatory compliance, including processing change of ownership applications for over 60 acquisitions, and oversaw corporate educational administration for this group of 92 schools. From 1975 to 1988, Mr. McEllhiney managed regulatory compliance and served as Chief Academic Officer for MetriData Computing, a 40 unit career-oriented school company. Prior to joining MetriData, Mr. McEllhiney was an instructor and Academic Dean at Northwood Institute. Mr. McEllhiney holds a Bachelor's of Science in Education and a Master's of Science in Psychology from Indiana State University.

   Carol A. Menck has served as one of our Managing Directors since January 1999. From 1997 to 1999, Ms. Menck served as the President of The School of Computer Technology--Pittsburgh with oversight responsibility over the campus in Fairmont. From 1993 until joining us, Ms. Menck was Director of an ITT Technical Institute. From 1991 until 1993, she served as Director of Phillips Junior College--Spokane, Washington. From 1987 to 1991 she served as President of Bradford School--Portland, Oregon. From 1976 until 1987, she held various positions at Trend Colleges--Vancouver, Washington. Her final position at Trend was Operations Manager. Ms. Menck received a Bachelor's of Arts in Political Science from Gonzaga University in Spokane, Washington and a Juris Doctorate from Gonzaga Law School in Spokane, Washington.

   Robert W. Nachtsheim has served as our Controller since December 1995. Mr. Nachtsheim joined our corporate management with 19 years of accounting and financial analysis experience in multiple industries. From 1993 until 1995, Mr. Nachtsheim served as Controller for Century 21 North Central, Inc., overseeing the financial performance of 600 midwestern Century 21 franchises. His prior experience includes six years as the Director of Financial Analysis and Reporting for Newark Electronics, a nationwide electronics distributor, and 11 years with Amoco Corporation in various accounting positions. Mr. Nachtsheim holds a Bachelor's of Science in Accountancy from the University of Missouri and an M.B.A. in Finance from DePaul University.

   Steve B. Sotraidis has served as one of our Managing Directors since July 1, 1997. Mr. Sotraidis joined our administrative management team in June 1994. Mr. Sotraidis joined Brooks College in 1970 and has managed Brooks' overall operations since 1975. Mr. Sotraidis holds a Bachelor's of Science in Psychology and completed two years of graduate work in Industrial Psychology at California State University at Long Beach.

   Todd H. Steele has served as our Director of Strategic Planning and Development since March 1998. Mr. Steele served as a director from our inception in January 1994 until March 1998. From December 1996 until joining our management team, he served as a Vice President of Baker, Fentress & Co., an investment company, making equity investments in private companies. From May 1990 to November 1996, he served as a Vice President of HFI and Heller, also making equity investments in private companies. Mr. Steele holds a Bachelor's of Arts in Economics from Northwestern University and an M.B.A. in finance from the University of Chicago.

   Mark J. Tobin has served as our Director of Student Finance since March 1996. Mr. Tobin joined DeVry, Inc., in 1984 and, from 1989 until joining our corporate management, Mr. Tobin was Director of Student Finance for DeVry, Inc. In that position, Mr. Tobin was responsible for student finance policy development, technical and operations assistance and performance monitoring for the DeVry Institutes of Technology and the Keller Graduate School of Management. From 1984 to 1989, Mr. Tobin held corporate financial aid management positions at DeVry, Inc. Prior to his tenure at DeVry, Inc. from 1984 until 1996, Mr. Tobin was Director of Financial Aid at Carthage College from 1978 until 1984 and Marian College from 1973 until 1978. Mr. Tobin holds a Bachelor's of Arts in Psychology from Northeastern Illinois State College and a Master's of Education degree in Student Personnel Work in Higher Education from Loyola University of Chicago.

Board of Directors

   Our Board of Directors is divided into three classes with staggered three-year terms. The terms of Messrs. Dowdell and Pesch expire at the annual meeting of our stockholders in 1999, the terms of Messrs. Laub and Ogata expire at the annual meeting of our stockholders in 2000, and the terms of Messrs. Lally and Larson expire at the annual meeting of our stockholders in 2001. At each annual meeting of our stockholders, the successors to the directors whose terms expire will be elected for a three-year term.

Arrangements for Nomination as Director

   We have entered into an agreement with Heller pursuant to which Heller is entitled to designate two individuals for nomination to our Board of Directors. This agreement provides that we will cause these Heller designees to be nominated and solicit proxies from our stockholders to vote in favor of them, and will appoint the Heller designees to the Compensation and Audit Committees of the Board. The number of directors Heller is entitled to designate will be reduced to one if Heller no longer owns at least 25% of our capital stock, and the agreement will terminate if Heller no longer owns at least 10% of our capital stock. Messrs. Pesch and Lally are the current designees of Heller.

Committees of the Board of Directors

   The Board of Directors has established an Audit Committee and a Compensation Committee. Both the Audit Committee and the Compensation Committee are currently composed entirely of directors who are not our officers or employees.

   The Audit Committee generally has responsibility for recommending independent auditors to the Board of Directors for selection, reviewing the plan and scope of the annual audit, reviewing our audit and control functions and reporting to the full Board of Directors regarding all of the foregoing. The members of the Audit Committee are Messrs. Dowdell, Lally, Ogata and Pesch.

   The Compensation Committee generally has responsibility for recommending to the Board guidelines and standards relating to the determination of executive compensation, reviewing our executive compensation policies and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering our incentive compensation plans, determining the number of options to be granted to our executive officers pursuant to such plans and reporting to the Board of Directors regarding the foregoing. The members of the Compensation Committee are Messrs. Lally, Laub and Pesch.

Compensation of Directors

   All directors who are not employees are paid an annual fee of $6,000 and are paid $1,000 for each board meeting attended and $500 for each board committee meeting attended. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings. In addition, the Career Education Corporation 1998 Non-Employee Directors' Stock Option Plan provides for annual option grants to each director who is not an employee. See "--Stock Plans--Career Education Corporation 1998 Non-Employee Directors' Stock Option Plan."

Compensation Committee Interlocks and Insider Participation

   Thomas B. Lally, Wallace O. Laub, Patrick K. Pesch and Scott D. Steele, who resigned as a director on January 23, 1998, served as the members of the Compensation Committee during 1998. Scott Steele resigned due to time constraints imposed by his work for Electra Fleming, Inc., of which Mr. Steele serves as a principal, and because of a general policy of Electra Fleming against its principals serving on the boards of publicly-held corporations in which Electra Fleming (or an affiliate) has an equity interest.

   We entered into a Registration Rights Agreement with Heller, dated as of February 3, 1998. Under this agreement, Heller is entitled, subject to certain exceptions, to demand that we register shares of common stock held by Heller on up to three occasions and to cause us to register such shares in any registration by us for our own account or for the account of other security holders.

Executive Compensation

   The following table sets forth information with respect to all compensation paid by us for services rendered during the fiscal years ended December 31, 1997 and 1998, to our Chief Executive Officer and our other executive officer (each, a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                      Annual           Long Term
                                   Compensation       Compensation
                                ------------------    ------------
                                                       Securities
    Name and Principal                                 Underlying   All Other
        Positions          Year Salary($) Bonus($)     Options(#)  Compensation
    ------------------     ---- --------- --------    ------------ ------------
John M. Larson,
 President and Chief
  Executive Officer....... 1998 $308,333  $       (1)   180,000     $ 7,659(2)
                           1997 $229,167  $143,000       21,105     $17,018(3)
William A. Klettke,
 Senior Vice President and
 Chief Financial Officer.. 1998 $169,167  $       (1)    45,000     $ 6,491(4)
                           1997 $152,500  $ 47,580        9,844     $ 6,771(5)

--------
(1) Bonuses for 1998 have not yet been finalized.
(2) Includes $6,000 in 401(k) matching contributions by the Company and $1,659 in term life insurance premium payments by the Company.
(3) Includes $8,594 in 401(k) matching contributions by the Company and $8,424 in term life insurance premium payments by the Company.
(4) Includes $6,400 in 401(k) matching contributions by the Company and $91 in term life insurance premium payments by the Company.
(5) Includes $6,100 in 401(k) matching contributions by the Company and $671 in term life insurance premium payments by the Company.

                             OPTION GRANTS IN 1998

   The following table contains information concerning the grant of stock options by us to our Named Executive Officers during 1998.

                                    Percentage
                         Number of   of Total                         Potential Realizable Value
                           Shares    Options                          at Assumed Annual Rates of
                         Underlying Granted to                         Stock Price Appreciation
                          Options   Employees  Exercise or                for Option Term (2)
                          Granted   in Fiscal  Base Price  Expiration ---------------------------
          Name            (#) (1)      Year      ($/Sh)       Date       5% ($)       10% ($)
          ----           ---------- ---------- ----------- ---------- ------------ --------------
John M. Larson..........   60,000      10.4%     $16.00    1/28/2008  $    603,739 $    1,529,993
                          120,000      20.9%     $26.25    7/28/2008  $    990,509 $    2,510,144
William A. Klettke......   15,000       2.6%     $16.00    1/28/2008  $    150,935 $      382,498
                           30,000       5.2%     $26.25    7/28/2008  $    247,627 $      627,536

--------
(1) These options were granted under the Career Education Corporation 1998 Employee Incentive Compensation Plan. Each of these options is an incentive stock option and vests in five equal annual installments on each of the first five anniversaries of the date grant. See "--Stock Plans--Career Education Corporation 1998 Employee Incentive Compensation Plan."
(2) Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. The 0%, 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of our common stock. Actual gains are dependent on the future performance of our common stock and the option holder's continued employment throughout the vesting periods. The amounts reflected in the table may not necessarily be achieved.

                         FISCAL YEAR-END OPTION VALUES

   The following table contains information regarding the Named Executive Officers' unexercised options as of December 31, 1998. Neither of the Named Executive Officers exercised any options during 1998.

                         Number of Shares
                            Underlying
                        Unexercised Options    Value of Unexercised in-the-Money
                        as of December 31,        Options as of December 31,
                              1998(#)                     1998($)(1)
                     ------------------------- ---------------------------------
       Name          Exercisable/Unexercisable     Exercisable/Unexercisable
       ----          ------------------------- ---------------------------------
John M. Larson.....       131,878/185,840            $3,689,796/$1,465,142
William A. Klettke.         19,104/51,774                $466,923/$426,074

--------
(1) The value per option is calculated by subtracting the exercise price of the option from the closing price of our common stock of $30.00 per share on December 31, 1998.

Employment Agreement

   We have entered into an Employment and Non-Competition Agreement with Mr. Larson, dated as of October 9, 1997, which has an initial term ending July 31, 2000. This agreement is subject to successive, automatic employer extensions if we give written notice at least 90 days prior to the expiration date. The agreement provides for an initial base salary of $250,000 plus bonus compensation established by our Board of Directors. Effective July 29, 1998, Mr. Larson's base salary was increased to $350,000 per annum. The agreement provides for continuation of salary, bonus and benefits for one year following Mr. Larson's termination of employment with us, other than termination by us for "Cause" (as defined in the agreement) or termination by Mr. Larson without "Good Reason" (as defined in the agreement). Good Reason includes a Change of Control (as defined in the agreement) of us. The agreement also prohibits Mr. Larson from disclosing confidential information and prohibits him from engaging in activities competitive with us for a period which includes the term of his employment with us or service as one of our directors and continues for two years thereafter. However, if Mr. Larson's employment with us is terminated by us without "Cause" or by Mr. Larson for "Good Reason," the non-competition period will expire on the later of the termination of Mr. Larson's service as a director with us or six months after the termination of his employment. In such case, we may extend the non-competition period up to an additional 18 months if we pay Mr. Larson's base salary, a portion of his bonus and benefits during this additional period. If the term of the agreement expires and we refuse its renewal or Mr. Larson refuses its renewal for Good Reason, the non-competition period will expire on the later of the termination of Mr. Larson's employment or the termination of his service as a director. In such case, we may extend the non-competition period for up to an additional two years if we pay Mr. Larson's base salary, a portion of his bonus and benefits during this additional period.

Stock Plans

 Career Education Corporation 1995 Stock Option Plan

   Effective August 1, 1995, our Board of Directors adopted the Career Education Corporation 1995 Stock Option Plan (the "1995 Plan"), pursuant to which options to acquire shares of common stock may be granted to employees, advisors, consultants and non-employee directors as may be determined by a committee of the Board of Directors (the "Option Committee"). As of December 31, 1998, options to acquire 145,022 shares of common stock were outstanding under the 1995 Plan, and an additional 12,990 shares of common stock were reserved for issuance under the 1995 Plan. The Compensation Committee of the Board of Directors serves as the Option Committee and administers the 1995 Plan and determines with respect to each grant the number of shares subject to the option, the exercise price, the period of the option and the time at which the option may be exercised, as well as any terms and conditions of the option amount. Exercise prices may not be less than the fair market value of our common stock as determined by the Option Committee as of the date of issuance of each stock option. Options may be granted as either (i) incentive stock options (as defined in the Internal

Revenue Code), for which the option price must be at least 100% of the fair market value of the shares subject to the option on the grant date (110% in the case of an option granted to a person holding more than 10% of the voting power of all classes of our stock (a "10% Holder")) and which are not exercisable after ten years from the grant date (five years in the event of an option granted to a 10% Holder), or (ii) non-qualified stock options, which are not subject to such restrictions.

 Career Education Corporation 1998 Employee Incentive Compensation Plan

   Our Board of Directors has adopted, and our stockholders have approved, the Career Education Corporation 1998 Employee Incentive Compensation Plan (the "Employee Plan"). The Employee Plan is a flexible plan that provides the Compensation Committee of the Board of Directors (the "Compensation Committee") broad discretion to fashion the terms of the awards to provide eligible participants with stock-based and performance-related incentives as the Committee deems appropriate. The Employee Plan permits the issuance of awards in a variety of forms, including: (i) nonqualified and incentive stock options for the purchase of common stock, (ii) stock appreciation rights, (iii) restricted stock, (iv) deferred stock, (v) bonus stock and awards in lieu of obligations, (vi) dividend equivalents, (vii) other stock-based awards and
(viii) performance awards and cash incentive awards. Options granted will provide for the purchase of common stock at prices determined by the Compensation Committee.

   The persons eligible to participate in the Employee Plan are officers, employees and consultants of us or any of our subsidiaries who, in the opinion of the Committee, contribute to the growth and success. The purpose of the Employee Plan is to promote our overall financial objectives by motivating eligible participants to achieve long-term growth in stockholder equity and to retain the association of these individuals. The Employee Plan is administered by the Compensation Committee.

   The Employee Plan provides for the award of up to 600,000 shares of common stock. At the discretion of the Compensation Committee, shares of common stock subject to an award under the Employee Plan that remain unissued upon termination of such award, are forfeited or are received by us as consideration for the exercise or payment of an award may be reissued under the Employee Plan. In the event of a stock dividend, stock split, recapitalization, sale of substantially all of our assets, reorganization or other similar event, the Compensation Committee will adjust the aggregate number of shares of common stock subject to the Employee Plan and the number, class and price of shares subject to outstanding awards.

 Career Education Corporation 1998 Non-Employee Directors' Stock Option Plan

   Our Board of Directors has adopted, and our stockholders have approved, the Career Education Corporation 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan grants nonqualified stock options for the purchase of common stock to directors who are not our employees.

   The purpose of the Directors' Plan is to promote our overall financial objectives by motivating directors to achieve long-term growth in our stockholder equity, to further align the interest of such directors with those of our stockholders and to retain the association of these directors. The Directors' Plan is administered by the Compensation Committee.

   The Directors' Plan provides for the award of up to 200,000 shares of common stock. The Directors' Plan provides for (i) the grant of an option to purchase 8,000 shares of common stock to each participant who is a non-employee director on January 28, 1998 or, if after such date, the date such individual is first elected or appointed as a non-employee director and (ii) a grant of an option to purchase 3,000 shares of common stock on the date of each regular annual stockholder meeting after the effective date of the Directors' Plan to each participant who is a non-employee director upon such date and either is continuing as a non-employee director subsequent to the meeting or who is elected at such meeting to serve as a non-employee director (other than a meeting in the year of such participant's initial election or appointment). Options granted under the Directors' Plan provide for the purchase of common stock at the fair market value on the date of grant and become exercisable in three equal annual installments, commencing on the date of grant. No stock option granted under the Directors' Plan may be exercisable later than the tenth anniversary date of its grant.

 Career Education Corporation 1998 Employee Stock Purchase Plan

   Our Board of Directors has adopted, and our stockholders have approved, the Career Education Corporation 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), effective as of April 1, 1998. A total of 500,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan permits our eligible employees to purchase common stock through payroll deductions with all such deductions credited to an account under the Stock Purchase Plan.

   The Stock Purchase Plan operates on a calendar year basis. To be eligible to participate in the Stock Purchase Plan, an employee must file all requisite forms prior to a specified due date known as a "Grant Date." Initially, the first day of each calendar quarter of each year (January 1, April 1, July 1 and October 1) will be a Grant Date and the last day of each calendar quarter of each year (March 31, June 30, September 30 and December 31) will be an Exercise Date (an "Exercise Date"). However, the determination of the Grant Dates and the Exercise Dates are completely within the discretion of the Compensation Committee of the Board of Directors. On each Exercise Date, participants' payroll deductions credited to their accounts will be automatically applied to the purchase price of common stock at a price per share equal to 85% of the fair market value of our common stock on the Exercise Date. Employees may end their participation in the Stock Purchase Plan at any time during an offering period, and their payroll deductions to date will be refunded. Participation ends automatically upon termination of employment. Payroll deductions may not exceed $5,000 for any employee in any purchase period. No more than 25,000 shares in the aggregate may be issued to all participants in any purchase period.

   Employees are eligible to participate in the Stock Purchase Plan if they are customarily employed by us or a designated subsidiary. No person will be able to purchase common stock under the Stock Purchase Plan if such person, immediately after the purchase, would own stock possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of our stock.

Limitation of Liability and Indemnification Matters

   Our Certificate of Incorporation contains provision which eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law except for liability (i) for any breach of their duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   Our Certificate of Incorporation also contains provisions which require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that we are not obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have obtained directors' and officers' liability insurance and has entered into indemnity agreements with each of our directors providing for the indemnification described above.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 1998 and as adjusted to reflect the sale of the shares of common stock being offered hereby by: (i) each person (or group of affiliated persons) known by us to beneficially own more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, (iv) each of the Selling Stockholders and (v) all of our directors and executive officers as a group. Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                           Shares of Common         Number of
                          Stock Beneficially        Shares of    Shares of Common Stock
                          Owned Prior to the      Common Stock  Beneficially Owned After
                             Offering (1)         Being Offered     the Offering (1)
                          ------------------------------------- ---------------------------
                            Number       Percent     Number        Number        Percent
                          -----------    ---------------------- -------------- ------------
Heller Equity Capital
 Corporation (2)........    2,549,944       35.6    1,086,937        1,463,007       20.4
Electra Investment Trust
 P.L.C. and Electra
 Associates, Inc. (3)...      962,511       13.5      700,000          262,511        3.7
John M. Larson..........      165,350(4)     2.3       30,000          135,350        1.9
William A. Klettke (5)..       52,307          *          --            52,307          *
Robert E. Dowdell (6)...      101,441        1.4          --           101,441        1.4
Thomas B. Lally (7).....        6,333          *          --             6,333          *
Wallace O. Laub (8).....       32,151          *          --            32,151          *
Keith K. Ogata (7)......       30,333          *          --            30,333          *
Patrick K. Pesch (9)....       10,133          *          --            10,133          *
Mark A. Bounds..........       16,063          *        6,000           10,063          *
Brian A. Demkowicz......        3,012          *        1,000            2,012          *
John M. Goense..........       45,179          *       10,000           35,179          *
Howard E. Jessen........       45,179          *       10,000           35,179          *
John H. Underwood.......       16,063          *        6,063           10,000          *
All directors and
 executive officers as a
 group
 (7 persons)............      398,048        5.4       30,000          368,048        5.0

--------
*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1998 (including options that will become exercisable upon consummation of the offering).
(2) The address of Heller is 500 West Monroe Street, Chicago, Illinois 60661.
(3) Electra Investment Trust P.L.C. and Electra Associates, Inc. are affiliated entities, and their address is c/o Electra Investment Trust P.L.C., 65 Kingsway, London, England WC2B 6QT.
(4) Includes 149,718 shares of common stock which may be acquired by Mr. Larson upon the exercise of currently exercisable stock options. Mr. Larson has also agreed to offer up to 20,000 additional shares in the over-allotment option.
(5) Includes 22,104 shares of common stock which may be acquired by Mr. Klettke upon the exercise of currently exercisable stock options.

(6) Includes 2,834 shares of common stock held by Mr. Dowdell, as Custodian for Brian M. Dowdell under the Uniform Transfers to Minors Act; 2,834 shares of common stock held by Mr. Dowdell, as Custodian for Sharon T. Dowdell under the Uniform Transfers to Minors Act; 3,825 shares of common stock held by Robert E. Dowdell Defined Benefit Plan and Trust, under Agreement dated 12/9/96; and 47,313 shares of common stock which may be acquired by Mr. Dowdell upon the exercise of currently exercisable stock options.
(7) Includes 5,333 shares of common stock which may be acquired upon the exercise of currently exercisable stock options.
(8) Includes 10,668 shares of common stock which may be acquired upon the exercise of currently exercisable stock options.
(9) Includes 2,700 shares of common stock held by Mr. Pesch's individual retirement account, 1,100 shares of common stock held by Cathy Pesch's individual retirement account (Cathy Pesch is Mr. Pesch's spouse), 1,000 shares of common stock held in a joint account with Cathy Pesch and 5,333 shares of common stock which may be acquired upon the exercise of currently exercisable stock options.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share.

   The following summary does not purport to be complete and is subject to, and qualified by applicable law, and the provisions of our Certificate of Incorporation and Bylaws that are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of December 31, 1998, 7,152,896 shares of common stock were outstanding and held by 27 holders of record. Subject to the rights of holders of preferred stock, the holders of outstanding shares of common stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of common stock is entitled to one vote for each share held. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of our common stock at that time outstanding. All shares of common stock currently outstanding are, and all shares of common stock offered by hereby when duly issued and paid for will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

Preferred Stock

   Preferred stock may be issued by us in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in our Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of preferred stock which ranks senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on common stock to be effective while any shares of preferred stock are outstanding. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us. We have no present intention to issue shares of preferred stock.

Certain Corporate Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or
(iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder. A business combination by us with Heller or Electra would not be prohibited by Section 203.

   Our Certificate of Incorporation and By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of us. These provisions include (i) a requirement that stockholder action may be taken only at stockholder meetings; (ii) notice requirements in the By-Laws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (iii) the classification of the Board of Directors into three classes, each serving for staggered three year terms. See "Management--Directors and Executive Officers."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the offering, we will have an aggregate of approximately 7,182,896 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Substantially all of these shares will be freely tradable without restriction or further registration under the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act. Upon completion of the offering 1,615,253 shares will be held by our affiliates.

   All Selling Stockholders, directors, executive officers and certain of our other current stockholders have agreed with the underwriters that, for a period of 90 days from the date of this prospectus, they will not offer to sell or otherwise sell, dispose of or grant rights with respect to any shares of common stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, otherwise than with the prior written consent of Credit Suisse First Boston Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 of the Securities Act, shares subject to lock-up agreements will not be salable until the agreements expire or unless prior written consent is received from Credit Suisse First Boston Corporation. Any early waiver of the lock-up agreements by the underwriters, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us. See "Underwriting."

   In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned "restricted shares" for at least one year, including persons who may be deemed our "affiliate," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of common stock then outstanding or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price for our common stock, the personal circumstances of the seller and other factors.

   Upon consummation of the offering, options to purchase 865,487 shares of common stock will be issued and outstanding, of which options to purchase 280,978 shares of common stock will be exercisable. See "Management--Stock Plans."

Registration Rights

   Under a registration rights agreement, Electra is entitled, subject to certain exceptions, to demand that we register shares of common stock held by Electra on up to two occasions (plus, in certain circumstances, one additional occasion) and to cause us to register such shares in any registration by us for our own account or for the account of other security holders. Additionally, at any time that we are eligible to use Commission Form S-3 for registration of securities, Electra will be entitled, subject to certain exceptions, to cause us to register 964,073 shares held by Electra on registration statement on Form S-3. Upon consummation of the offering, Electra will hold 262,511 shares covered by the registration rights agreement.

   Under a registration rights agreement, Heller will be entitled, subject to certain exceptions, to demand that we register shares of common stock held by Heller on up to three occasions and to cause us to register such shares in any registration by us for our own account or for the account of other security holders. Additionally, at any time that we are eligible to use Form S-3 for registration of securities, Heller will be entitled, subject to certain exceptions, to cause us to register shares held by Heller on a registration statement on Form S-3. Upon consummation of the offering, Heller will hold 1,463,007 shares which will be covered by the registration rights agreement. See "Management--Compensation Committee Interlocks and Insider Participation."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an Underwriting
Agreement dated       , 1999, the underwriters named below, for whom Credit
Suisse First Boston Corporation, Salomon Smith Barney Inc. and NationsBanc Montgomery Securities LLC are acting as representatives, have severally but not jointly agreed to purchase from the Selling Stockholders the following respective numbers of shares of common stock. Their obligations are subject to certain conditions contained in the Underwriting Agreement.

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      Credit Suisse First Boston Corporation..........................
      Salomon Smith Barney Inc........................................
      NationsBanc Montgomery Securities LLC...........................
      Legg Mason Wood Walker, Incorporated............................
                                                                       ---------
          Total....................................................... 1,850,000
                                                                       =========

   The Underwriting Agreement provides that the underwriters will be obligated to purchase all the shares of common stock in this offering (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the Underwriting Agreement may be terminated.

   We and a Selling Stockholder have granted to the underwriters an option, expiring at the close of business on the 30th day after the date of this prospectus, to purchase up to 277,500 additional shares at the public offering price, less the underwriting discount and commissions, all as set forth on the cover page of this prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the Underwriting Agreement.

   We and the Selling Stockholders have been advised by the representatives that the underwriters propose to offer shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to certain dealers at such price
less a concession of $   per share, and the underwriters and such dealers may
allow a discount of $   per share on sales to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation to be paid to the underwriters by the Selling Stockholders and us, and the expenses payable by us.

                                                                   Total
                                                            -------------------
                                                             Without    With
                                                     Per      Over-     Over-
                                                    Share   allotment allotment
                                                   -------- --------- ---------
Underwriting Discounts and Commissions paid by
 CEC.............................................. $        $         $
Expenses payable by CEC........................... $        $         $
Underwriting Discounts and Commissions paid by
 Selling Stockholders............................. $        $         $

   We, our executive officers and directors and certain other of our current stockholders have agreed not to offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities or other rights convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston

Corporation, for a period of 90 days after the date of this prospectus, except that such restrictions will not apply to (i) our ability to grant employee or director stock options pursuant to the terms of a plan in effect on the date of this prospectus or issuance of common stock pursuant to the exercise of such options and (ii) issuances of common stock to Le Cordon Bleu pursuant to its agreement with us.

   The underwriters have reserved for sale, at the public offering price, up to 60,000 shares of our common stock in this offering for employees, directors and certain other persons associated with us who have expressed an interest in purchasing such shares of our common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

   We and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for and purchases of our common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when our common stock originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the Company's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Company or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to the offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of our common stock offered hereby and certain other legal matters will be passed upon for us by Katten Muchin & Zavis, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements of CEC and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and the financial statements of Scottsdale Culinary Institute, Inc. as of December 31, 1996 and 1997, and for each of the two years in the period ended December 31, 1997, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of The Katharine Gibbs Schools, Inc. as of December 31, 1995 and 1996 and for the two years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about us, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 0-23245. You may read and copy any document we file at the following SEC public reference rooms:

  450 Fifth Street, N.W.    Seven World Trade Center  Room 3190
  Judiciary Plaza           Suite 1300                Citicorp Center
  Room 1024                 New York, NY 10048        500 West Madison Street
  Washington, D.C. 20549                              Suite 1400
                                                      Chicago, IL 60661

   You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of The Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006-1500.

   You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Consolidated Financial Statements of Career Education Corporation and
 Subsidiaries:
  Report of Independent Public Accountants................................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited).........................................   F-3
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997, and the nine months ended September 30, 1997
   (unaudited) and September 30, 1998 (unaudited).........................   F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997, and the nine months ended September 30, 1997
   (unaudited) and September 30, 1998 (unaudited).........................   F-7
  Consolidated Statements of Stockholders' Investment for the years ended
   December 31, 1995, 1996 and 1997, and the nine months ended September
   30, 1998 (unaudited)...................................................   F-8
  Notes to Consolidated Financial Statements..............................  F-10
Consolidated Financial Statements of The Katharine Gibbs Schools, Inc. and
 Subsidiaries:
  Report of Independent Auditors..........................................  F-35
  Consolidated Balance Sheets as of December 31, 1995 and 1996............  F-36
  Statements of Consolidated Operations for the years ended December 31,
   1995 and 1996..........................................................  F-37
  Statements of Shareholder's Deficiency for the years ended December 31,
   1995 and 1996..........................................................  F-38
  Statements of Consolidated Cash Flows for the years ended December 31,
   1995 and 1996..........................................................  F-39
  Notes to Consolidated Financial Statements..............................  F-40
Unaudited Condensed Consolidated Financial Statements of The Katharine
 Gibbs Schools, Inc. and Subsidiaries:
  Unaudited Condensed Consolidated Balance Sheets as of June 30, 1996 and
   May 31, 1997...........................................................  F-45
  Unaudited Condensed Consolidated Statements of Operations for the six
   months ended June 30, 1996 and five months ended May 31, 1997..........  F-46
  Unaudited Condensed Consolidated Statements of Cash Flows for the six
   months ended June 30, 1996 and five months ended May 31, 1997..........  F-47
  Notes to Unaudited Condensed Consolidated Financial Statements..........  F-48
Financial Statements of Scottsdale Culinary Institute, Inc.:
  Report of Independent Public Accountants................................  F-49
  Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998
   (unaudited)............................................................  F-50
  Statements of Operations and Retained Earnings for the years ended
   December 31, 1996 and 1997 and the six months ended June 30, 1997
   (unaudited) and 1998 (unaudited).......................................  F-51
  Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998
   (unaudited)............................................................  F-52
  Notes to Financial Statements...........................................  F-53

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Career Education Corporation:

   We have audited the accompanying consolidated balance sheets of CAREER EDUCATION CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Career Education Corporation and Subsidiaries as of December 31, 1996 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Chicago, Illinois
February 13, 1998 (except
 with respect to the matters
 discussed in the fourth,
 fifth, sixth, seventh,
 eighth, ninth, tenth and
 eleventh paragraphs of Note
 16, as to which the dates
 are March 13, 1998, May 13,
 1998, July 31, 1998,
 September 8, 1998, October
 5, 1998, October 26, 1998,
 October 29, 1998 and
 January 4, 1999)

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                            December 31,
                                     ---------------------------
                                                    1997
                                             -------------------
                                                      Pro Forma
                                                       (Notes 2   September 30,
                                      1996    Actual   and 15)        1998
                                     ------- -------- ----------  -------------
                                                      (Unaudited)  (Unaudited)
               ASSETS
CURRENT ASSETS:
  Cash.............................. $ 7,798 $ 18,906  $ 21,199     $ 19,739
  Receivables--
    Students, net of allowance for
     doubtful accounts of $455,
     $1,516 and $3,800 at December
     31, 1996 and 1997 and September
     30, 1998, respectively.........  2,159   10,812   10,812         13,130
    From former owners of acquired
     businesses.....................     523      --        --           --
    Stockholder.....................     100      --        --           --
    Other...........................     120    1,346     1,346        1,297
  Inventories.......................     213      634       634          658
  Prepaid expenses and other current
   assets...........................     725    1,598     1,598        3,728
  Deferred offering costs...........     --     2,900       --           --
  Deferred income tax assets........     194      406       406        1,208
                                     ------- --------  --------     --------
      Total current assets..........  11,832   36,602    35,995       39,760
                                     ------- --------  --------     --------
PROPERTY AND EQUIPMENT, net of
 accumulated depreciation and
 amortization.......................  19,560   45,555    45,555       45,086
INTANGIBLE ASSETS, net..............   3,407   33,579    33,579       44,169
OTHER ASSETS........................   1,409    1,881     1,881          875
                                     ------- --------  --------     --------
TOTAL ASSETS........................ $36,208 $117,617  $117,010     $129,890
                                     ======= ========  ========     ========



  The accompanying notes are an integral part of these consolidated financial statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)

                                             December 31,
                                      --------------------------
                                                     1997
                                              ------------------
                                                      Pro Forma
                                                       (Notes 2   September 30,
                                       1996   Actual   and 15)        1998
                                      ------- ------- ----------  -------------
                                                      (Unaudited)  (Unaudited)
    LIABILITIES AND STOCKHOLDERS'
              INVESTMENT
CURRENT LIABILITIES:
  Current maturities of long-term
   debt.............................. $ 2,676 $ 3,888  $ 3,888       $   652
  Book overdraft.....................     683     --       --            --
  Accounts payable...................     502   3,580    3,580         4,549
  Accrued expenses--
    Payroll and related benefits.....     678   1,605    1,605           --
    Accrued offering costs...........     --    2,447      --            --
    Other............................   1,658   3,800    3,800         7,557
  Deferred tuition revenue...........   4,256   7,476    7,476         8,263
                                      ------- -------  -------       -------
      Total current liabilities......  10,453  22,796   20,349        21,021
                                      ------- -------  -------       -------
LONG-TERM DEBT, net of current
 maturities shown above..............  13,783  60,147   16,112        27,279
OTHER LONG-TERM LIABILITIES..........     --      703      703         1,027
DEFERRED INCOME TAX LIABILITIES......     --    1,215    1,215           587
COMMITMENTS AND CONTINGENCIES........
REDEEMABLE PREFERRED STOCK AND
 WARRANTS
  Redeemable Series A preferred
   stock, $0.01 par value; 50,000
   shares authorized; 7,852 shares
   outstanding at December 31, 1996
   and 1997, respectively, at
   liquidation value (stated value
   plus accumulated dividends), and
   no shares outstanding at September
   30, 1998..........................   9,432  10,112      --            --
  Redeemable Series B preferred
   stock, $0.01 par value; 1,000
   shares authorized; no shares
   outstanding.......................     --      --       --            --
  Redeemable Series C preferred
   stock, $0.01 par value; 5,000
   shares authorized; 4,954 shares
   outstanding at December 31, 1996
   and 1997, at liquidation value
   (stated value plus accumulated
   dividends), and no shares
   outstanding at September 30, 1998.   4,259   4,784      --            --
  Redeemable Series D preferred
   stock, $0.01 par value; 25,000
   shares authorized; none and 22,500
   shares outstanding at December 31,
   1996 and 1997, at liquidation
   value (stated value plus
   accumulated dividends), and no
   shares outstanding at September
   30, 1998..........................     --   22,175      --            --
  Warrants exercisable into 257,690
   shares of Class D common stock at
   December 31, 1996, and 202,297
   shares of Class D common stock at
   December 31, 1997, at an exercise
   price of $0.01 per share, at
   estimated redemption value; and no
   warrants outstanding at September
   30, 1998..........................     870   2,659      --            --
  Warrants exercisable into 32,947
   shares of Class E common stock at
   December 31, 1997, at an exercise
   price of $0.01 per share, at
   estimated redemption value; and no
   warrants outstanding at September
   30, 1998..........................     --      430      430           --
                                      ------- -------  -------       -------
      Total redeemable preferred
       stock and warrants............  14,561  40,160      430           --
                                      ------- -------  -------       -------

  The accompanying notes are an integral part of these consolidated financial statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)

                                          December 31,
                                   -----------------------------
                                                   1997
                                            --------------------
                                                      Pro Forma
                                                       (Notes 2   September 30,
                                    1996     Actual    and 15)        1998
                                   -------  --------  ----------  -------------
                                                      (Unaudited)  (Unaudited)
STOCKHOLDERS' INVESTMENT:
  Class A common stock, $0.01 par
   value; 5,625,600 shares
   authorized; 49,224 shares
   issued and outstanding at
   December 31, 1996 and 1997; and
   no shares outstanding at
   September 30, 1998.............       1         1        --           --
  Class B common stock, $0.01 par
   value; 937,600 shares
   authorized; 47,818 shares
   issued and outstanding at
   December 31, 1996 and 1997; and
   no shares outstanding at
   September 30, 1998.............     --          1        --           --
  Class C common stock, $0.01 par
   value; 937,600 shares
   authorized; 655,382 shares
   issued and outstanding at
   December 31, 1996 and 1997; and
   no shares outstanding at
   September 30, 1998.............       7         7        --           --
  Class D common stock, $0.01 par
   value; 937,600 shares
   authorized; no shares issued
   and outstanding at , December
   31, 1996 and 1997 and September
   30, 1998.......................     --        --         --           --
  Class E common stock, $0.01 par
   value; 1,875,200 shares
   authorized; 15,452 and 16,380
   shares issued and outstanding
   at December 31, 1996 and 1997;
   and no shares outstanding at
   September 30, 1998.............     --        --         --           --
  Common stock, $0.01 par value;
   50,000,000 shares authorized;
   7,042,995 pro forma and
   7,144,806 actual shares issued
   and outstanding at December 31,
   1997, and September 30, 1998...     --        --          70           71
  Warrants........................     --      4,777        --           --
  Additional paid-in capital......      60        71     90,392       95,084
  Foreign currency translation....     --       (297)      (297)        (823)
  Accumulated deficit.............  (2,657)  (11,964)   (11,964)     (14,356)
                                   -------  --------   --------     --------
      Total stockholders'
       investment.................  (2,589)   (7,404)    78,201       79,976
                                   -------  --------   --------     --------
TOTAL LIABILITIES AND
 STOCKHOLDERS'
 INVESTMENT....................... $36,208  $117,617   $117,010     $129,890
                                   =======  ========   ========     ========


 The accompanying notes are an integral part of these consolidated statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                             For the Nine
                               For the Years Ended           Months Ended
                                  December 31,               September 30,
                             -------------------------  -----------------------
                              1995     1996     1997       1997        1998
                             -------  -------  -------  ----------- -----------
                                                        (Unaudited) (Unaudited)
REVENUE:
 Tuition and registration
  fees, net................. $16,330  $29,269  $74,842    $45,615     $91,659
 Other, net.................   3,066    4,311    7,756      5,152       8,257
                             -------  -------  -------    -------     -------
     Total net revenue......  19,396   33,580   82,598     50,767      99,916
OPERATING EXPENSES:
 Educational services and
  facilities................   8,565   14,404   34,620     22,269      41,419
 General and
  administrative............   9,097   14,622   37,542     23,852      46,161
 Depreciation and
  amortization..............   1,330    2,134    8,121      5,000       9,328
 Compensation expense
  related to the initial
  public offering...........     --       --       --         --        1,961
                             -------  -------  -------    -------     -------
     Total operating
      expenses..............  18,992   31,160   80,283     51,121      98,869
                             -------  -------  -------    -------     -------
     Income from operations.     404    2,420    2,315       (354)      1,047
INTEREST EXPENSE............     311      717    3,108      2,046         987
                             -------  -------  -------    -------     -------
     Income (loss) before
      provision for income
      taxes and
      extraordinary item....      93    1,703     (793)    (2,400)         60
PROVISION (BENEFIT) FOR
 INCOME TAXES...............      24      208     (331)    (1,008)         25
                             -------  -------  -------    -------     -------
 Income (loss) before
  extraordinary item........      69    1,495     (462)    (1,392)         35
EXTRAORDINARY LOSS ON EARLY
 EXTINGUISHMENT OF DEBT,
 net of taxes of $233.......     --       --      (418)      (418)        --
                             -------  -------  -------    -------     -------
NET INCOME (LOSS)........... $    69  $ 1,495  $  (880)   $(1,810)    $    35
                             =======  =======  =======    =======     =======
INCOME (LOSS) ATTRIBUTABLE
 TO COMMON STOCKHOLDERS:
 Income (loss) before
  extraordinary item........ $    69  $ 1,495  $  (462)   $(1,392)    $    35
 Dividends on preferred
  stock.....................    (777)  (1,128)  (2,159)    (1,444)       (274)
 Accretion to redemption
  value of preferred stock
  and warrants..............     (96)    (230)  (6,268)      (727)     (2,153)
                             -------  -------  -------    -------     -------
     Income (loss) before
      extraordinary item
      attributable to common
      stockholders..........    (804)     137   (8,889)    (3,563)     (2,392)
 Extraordinary loss.........     --       --      (418)      (418)        --
                             -------  -------  -------    -------     -------
     Net income (loss)
      attributable to common
      stockholders.......... $  (804) $   137  $(9,307)   $(3,981)    $(2,392)
                             =======  =======  =======    =======     =======
INCOME (LOSS) PER SHARE
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS:
 Basic--
   Income (loss) before
    extraordinary item...... $ (1.06) $  0.18  $(11.58)   $ (4.64)    $ (0.38)
   Extraordinary loss....... $   --   $   --   $ (0.54)   $ (0.54)    $   --
                             -------  -------  -------    -------     -------
     Net income (loss)...... $ (1.06) $  0.18  $(12.12)   $ (5.18)    $ (0.38)
                             =======  =======  =======    =======     =======
 Diluted--
   Income (loss) before
    extraordinary item...... $ (1.06) $  0.13  $(11.58)   $ (4.64)    $ (0.38)
   Extraordinary loss....... $   --   $   --   $ (0.54)   $ (0.54)    $   --
                             -------  -------  -------    -------     -------
     Net income (loss)...... $ (1.06) $  0.13  $(12.12)   $ (5.18)    $ (0.38)
                             =======  =======  =======    =======     =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
 Basic......................     755      761      768        768       6,309
                             =======  =======  =======    =======     =======
 Diluted....................     755    1,030      768        768       6,309
                             =======  =======  =======    =======     =======
PRO FORMA (unaudited):
 Income (loss) attributable
  to common stockholders--
   Income (loss) before
    extraordinary item
    attributable to common
    stockholders, as
    reported................ $  (804) $   137  $(8,889)   $(3,563)    $(2,392)
   Dividends on preferred
    stock...................     777    1,128    2,159      1,444         274
   Accretion to redemption
    value of preferred stock
    and warrants............      96      230    6,100        698       2,055
                             -------  -------  -------    -------     -------
 Pro forma income (loss)
  before extraordinary item
  attributable to common
  stockholders.............. $    69  $ 1,495  $  (630)   $(1,421)    $   (63)
 Extraordinary loss.........     --       --      (418)      (418)        --
                             -------  -------  -------    -------     -------
     Pro forma net income
      (loss) attributable to
      common stockholders... $    69  $ 1,495  $(1,048)   $(1,839)    $   (63)
                             =======  =======  =======    =======     =======
 Pro forma diluted income
  (loss) per share
  attributable to common
  stockholders--
   Income (loss) before
    extraordinary item...... $  0.05  $  0.78  $ (0.20)   $ (0.51)    $ (0.01)
   Extraordinary item....... $   --   $   --   $ (0.14)   $ (0.15)    $   --
                             -------  -------  -------    -------     -------
   Net income (loss)........ $  0.05  $  0.78  $ (0.34)   $ (0.66)    $ (0.01)
                             =======  =======  =======    =======     =======
 Pro forma diluted weighted
  average number of common
  and common stock
  equivalent shares
  outstanding...............   1,529    1,909    3,048      2,788       6,699
                             =======  =======  =======    =======     =======

 The accompanying notes are an integral part of these consolidated statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                            For the Nine
                              For the Year Ended            Months Ended
                                  December 31               September 30,
                            -------------------------  -----------------------
                             1995    1996      1997       1997        1998
                            ------  -------  --------  ----------- -----------
                                                       (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)........  $   69  $ 1,495  $   (880)   $(1,810)   $     35
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating
  activities--
   Depreciation,
    amortization and debt
    discount..............   1,351    2,188     8,239      5,083       9,328
   Warrants issued to a
    bank..................     --       --        180        180         --
   Deferred income taxes..     --      (208)   (1,013)    (1,008)       (918)
   Extraordinary loss on
    early extinguishment
    of debt...............     --       --        418        418         --
   Compensation expense
    related to the initial
    public offering.......     --       --        --         --        1,961
   Gain on sale of
    property and
    equipment.............     --       --        --         --          (14)
   Changes in operating
    assets and
    liabilities, net of
    acquisitions--
     Receivables, net.....    (869)     385    (5,208)    (6,116)     (2,145)
     Inventories, prepaid
      expenses and other
      current assets......    (213)    (237)   (3,959)    (1,196)        975
     Accounts payable.....     118     (138)    4,808      2,297         748
     Accrued expenses and
      other liabilities...    (233)     752       392       (611)        279
     Deferred tuition
      revenue.............      12    1,038    (3,171)    (1,982)       (397)
                            ------  -------  --------    -------    --------
      Net cash provided by
       (used in) operating
       activities.........     235    5,275      (194)    (4,745)      9,852
                            ------  -------  --------    -------    --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Business acquisitions,
  net of cash.............  (1,622)  (8,250)  (39,855)   (36,054)     (4,964)
 Acquisition and
  organizational costs....    (959)     --     (1,516)    (1,450)       (244)
 Purchase of property and
  equipment, net..........    (897)  (1,231)   (3,822)    (2,077)     (3,449)
 Other assets.............     --       (37)      (21)        (6)        (56)
 Proceeds from sale of
  property and equipment..     --       --        --         --          332
                            ------  -------  --------    -------    --------
      Net cash used in
       investing
       activities.........  (3,478)  (9,518)  (45,214)   (39,587)     (8,381)
                            ------  -------  --------    -------    --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Issuance of common stock.      30      --         30         30         180
 Issuance of warrants.....     --       --      4,789      4,788         --
 Issuance of redeemable
  preferred stock and
  warrants................   5,070      --     17,556     17,782         --
 Redemption of preferred
  stock...................    (200)     --        --         --          --
 Dividends paid on
  preferred stock.........    (207)    (495)     (495)      (372)        (47)
 Equity and debt financing
  costs...................    (535)    (553)   (1,021)    (1,190)     (6,868)
 Book overdraft...........     --       683      (683)      (683)        --
 Payments of long-term
  debt....................  (6,363)  (1,309)     (513)      (276)     (4,021)
 Net proceeds (payments
  on) from revolving
  credit facility.........   6,771    1,500    (8,239)    (8,239)        --
 Proceeds from term loan
  facility................     --     8,250     3,400      3,400         --
 Repayments of term loan
  facility................     --       --    (11,650)   (11,650)        --
 Net proceeds (payments
  on) from revolving loans
  under Credit Agreement..     --       --     39,985     25,885     (24,485)
 Proceeds from issuance of
  term loans under Credit
  Agreement...............     --       --     15,000     12,500         --
 Payments on term loans
  under Credit Agreement..     --       --     (1,500)       --      (13,500)
 Proceeds from initial
  public offering.........     --       --        --         --       52,440
 Payments of amounts due
  and notes payable to
  former owners of
  acquired businesses.....     --       --        --         --       (4,050)
                            ------  -------  --------    -------    --------
      Net cash provided by
       (used in) financing
       activities.........   4,566    8,076    56,659     41,975        (351)
                            ------  -------  --------    -------    --------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH..........     --       --       (143)         7        (287)
                            ------  -------  --------    -------    --------
NET INCREASE (DECREASE) IN
 CASH.....................   1,323    3,833    11,108     (2,350)        833
CASH, beginning of year...   2,642    3,965     7,798      7,798      18,906
                            ------  -------  --------    -------    --------
CASH, end of year.........  $3,965  $ 7,798  $ 18,906    $ 5,448    $ 19,739
                            ======  =======  ========    =======    ========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION:
 Cash paid for--
   Interest...............  $  327  $   407  $  3,008    $ 1,944    $  1,234
   Taxes, excluding a
    refund of $900 in
    1998..................     --        80     2,446      2,306         974
                            ======  =======  ========    =======    ========
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 Accretion to redemption
  value of preferred stock
  and warrants............  $   96  $   230  $  6,268    $  (727)   $ (2,153)
 Dividends on preferred
  stock added to
  liquidation value.......     570      632     1,663     (1,072)       (227)
                            ======  =======  ========    =======    ========
SUPPLEMENTAL DISCLOSURE OF
 NON-CASH SHAREHOLDERS'
 ACTIVITIES:

    On February 4, 1998, all Class A, B, C, and E common stockholders and all series of redeemable preferred stockholders converted their shares into 3,849,304 shares of common stock in connection with the IPO. The value of the redeemable preferred stock at the date on conversion was $38,775,752.
 The accompanying notes are an integral part of these consolidated statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                                                     Common Stock
                   -------------------------------------------------------------------------------------------------------------
                       Class A           Class B            Class C            Class D          Class E          Common Stock
                   ----------------  ----------------  ------------------  ---------------- ----------------  ------------------
                   5,625,600  $0.01   937,600   $0.01   937,600    $0.01    937,600   $0.01 1,875,200  $0.01  50,000,000  $0.01
                     Shares    Par     Shares    Par     Shares     Par      Shares    Par    Shares    Par     Shares     Par
                   Authorized Value  Authorized Value  Authorized  Value   Authorized Value Authorized Value  Authorized  Value
                   ---------- -----  ---------- -----  ---------- -------  ---------- ----- ---------- -----  ---------- -------
BALANCE, December
31, 1994.........    49,224   $ 492    47,818   $ 478    655,382  $ 6,554     --      $--        --    $ --         --   $   --
 Issuance of
 stock...........       --      --        --      --         --       --      --       --      7,726      78
 Dividends paid..       --      --        --      --         --       --      --       --        --      --         --       --
 Dividends on
 preferred stock
 for the year....       --      --        --      --         --       --      --       --        --      --         --       --
 Preferred stock
 and warrant
 accretion.......       --      --        --      --         --       --      --       --        --      --         --       --
 Net income......       --      --        --      --         --       --      --       --        --      --         --       --
                    -------   -----   -------   -----   --------  -------     ---     ----   -------   -----  ---------  -------
BALANCE, December
31, 1995.........    49,224     492    47,818     478    655,382    6,554     --       --      7,726      78        --       --
 Issuance of
 stock...........       --      --        --      --         --       --      --       --      7,726      77        --       --
 Dividends paid..       --      --        --      --         --       --      --       --        --      --         --       --
 Dividends on
 preferred stock
 for the year....       --      --        --      --         --       --      --       --        --      --         --       --
 Preferred stock
 and warrant
 accretion.......       --      --        --      --         --       --      --       --        --      --         --       --
 Net income......       --      --        --      --         --       --      --       --        --      --         --       --
                    -------   -----   -------   -----   --------  -------     ---     ----   -------   -----  ---------  -------
BALANCE, December
31, 1996.........    49,224     492    47,818     478    655,382    6,554     --       --     15,452     155        --       --
 Issuance of
 warrants........       --      --        --      --         --       --      --       --        --      --         --       --
 Exercise of
 warrants........       --      --        --      --         --       --      --       --        928       9        --       --
 Dividends paid..       --      --        --      --         --       --      --       --        --      --         --       --
 Dividends on
 preferred stock
 for the period..       --      --        --      --         --       --      --       --        --      --         --       --
 Preferred stock
 and warrant
 accretion.......       --      --        --      --         --       --      --       --        --      --         --       --
 Net loss........       --      --        --      --         --       --      --       --        --      --         --       --
                    -------   -----   -------   -----   --------  -------     ---     ----   -------   -----  ---------  -------
BALANCE, December
31, 1997.........    49,224     492    47,818     478    655,382    6,554     --       --     16,380     164        --       --
 Preferred stock
 and warrant
 accretion.......       --      --        --      --         --       --      --       --        --      --         --       --
 Dividends paid..       --      --        --      --         --       --      --       --        --      --         --       --
 Options granted.       --      --        --      --         --       --      --       --        --      --         --       --
 Conversion of
 stock...........   (49,224)   (492)  (47,818)   (478)  (655,382)  (6,554)    --       --    (16,380)   (164) 3,849,304   38,493
 Sales of common
 stock...........       --      --        --      --         --       --      --       --        --      --   3,277,500   32,775
 Options
 exercised.......       --      --        --      --         --       --      --       --        --      --      18,002      180
 Foreign currency
 translation.....       --      --        --      --         --       --      --       --        --      --         --       --
 Net income......       --      --        --      --         --       --      --       --        --      --         --       --
                    -------   -----   -------   -----   --------  -------     ---     ----   -------   -----  ---------  -------
BALANCE,
September 30,
1998 (Unaudited).       --    $ --        --    $ --         --   $   --      --      $--        --    $ --   7,144,806  $71,448
                    =======   =====   =======   =====   ========  =======     ===     ====   =======   =====  =========  =======
                    Total
                   Amount
                   -------
BALANCE, December
31, 1994.........  $ 7,524
 Issuance of
 stock...........       78
 Dividends paid..      --
 Dividends on
 preferred stock
 for the year....      --
 Preferred stock
 and warrant
 accretion.......      --
 Net income......      --
                   -------
BALANCE, December
31, 1995.........    7,602
 Issuance of
 stock...........       77
 Dividends paid..      --
 Dividends on
 preferred stock
 for the year....      --
 Preferred stock
 and warrant
 accretion.......      --
 Net income......      --
                   -------
BALANCE, December
31, 1996.........    7,679
 Issuance of
 warrants........      --
 Exercise of
 warrants........        9
 Dividends paid..      --
 Dividends on
 preferred stock
 for the period..      --
 Preferred stock
 and warrant
 accretion.......      --
 Net loss........      --
                   -------
BALANCE, December
31, 1997.........    7,688
 Preferred stock
 and warrant
 accretion.......      --
 Dividends paid..      --
 Options granted.      --
 Conversion of
 stock...........   30,805
 Sales of common
 stock...........   32,775
 Options
 exercised.......      180
 Foreign currency
 translation.....      --
 Net income......      --
                   -------
BALANCE,
September 30,
1998 (Unaudited).  $71,448
                   =======

 The accompanying notes are an integral part of these consolidated statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                          Warrants
                         ----------                Foreign
                          Class E    Additional   Currency                     Total
                           Common      Paid-in   Translation Accumulated   Stockholders'
                           Stock       Capital   Adjustment    Deficit      Investment
                         ----------  ----------- ----------- ------------  -------------
BALANCE, December 31,
 1994................... $      --   $       --   $     --   $ (1,989,477)  $(1,981,953)
  Issuance of stock.....        --        29,904        --            --         29,982
  Dividends paid........        --           --         --       (206,800)     (206,800)
  Dividends on preferred
   stock for the Year...        --           --         --       (570,277)     (570,277)
  Preferred stock and
   warrant accretion....        --           --         --        (95,822)      (95,822)
  Net income............        --           --         --         68,543        68,543
                         ----------  -----------  ---------  ------------   -----------
BALANCE, December 31,
 1995...................        --        29,904        --     (2,793,833)   (2,756,327)
  Issuance of stock.....        --        29,905        --            --         29,982
  Dividends paid........        --           --         --       (495,400)     (495,400)
  Dividends on preferred
   stock for the Year...        --           --         --       (632,417)     (632,417)
  Preferred stock and
   warrant accretion....        --           --         --       (229,975)     (229,975)
  Net income............        --           --         --      1,494,666     1,494,666
                         ----------  -----------  ---------  ------------   -----------
BALANCE, December 31,
 1996...................        --        59,809        --     (2,656,959)   (2,589,471)
  Issuance of warrants..  4,788,563          --         --            --      4,788,563
  Exercise of warrants..    (11,136)      11,127        --            --            --
  Dividends paid........        --           --         --       (495,400)     (495,400)
  Dividends on preferred
   stock for the Period.        --           --         --     (1,663,137)   (1,663,137)
  Preferred stock and
   warrant accretion....        --           --         --     (6,268,478)   (6,268,478)
  Net loss..............        --           --         --       (879,608)     (879,608)
  Foreign currency
   translation..........        --           --    (296,602)          --       (296,602)
                         ----------  -----------  ---------  ------------   -----------
BALANCE, December 31,
 1997...................  4,777,427       70,936   (296,602)  (11,963,582)   (7,404,133)
  Preferred stock and
   warrant accretion....        --           --         --     (2,152,834)   (2,152,834)
  Dividends paid........        --           --         --       (274,208)     (274,208)
  Options granted.......        --     1,960,614        --            --      1,960,614
  Conversion of stock... (4,777,427)  47,286,372        --            --     42,539,750
  Sale of common stock..        --    45,586,425        --            --     45,619,200
  Options exercised.....        --       179,682        --            --        179,862
  Foreign currency
   translation..........        --           --    (526,685)          --       (526,685)
  Net income............        --           --         --         34,856        34,856
                         ----------  -----------  ---------  ------------   -----------
BALANCE, September 30,
 1998 (Unaudited)....... $      --   $95,084,029  $(823,287) $(14,355,768)  $79,976,422
                         ==========  ===========  =========  ============   ===========

 The accompanying notes are an integral part of these consolidated statements.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1995, 1996 and 1997

1. DESCRIPTION OF THE COMPANY

   Career Education Corporation ("CEC", collectively with its subsidiaries "we" or "our") was incorporated in January 1994, for the purpose of acquiring operations of various for-profit postsecondary schools. We manage and operate educational institutions acquired through our wholly-owned subsidiaries, Al Collins Graphic Design School, Ltd. ("Collins"), Brooks College, Ltd. ("Brooks"), Allentown Business School, Ltd. ("Allentown"), Brown Institute, Ltd. ("Brown"), Western Culinary Institute, Inc. ("Western"), School of Computer Technology, Inc. ("SCT"), The Katharine Gibbs Schools, Inc. ("Gibbs"), IAMD, Limited and Subsidiaries ("IAMD") and International Academy of Design (Canada) Ltd. and Subsidiary ("IAD").

   Our Collins campus is located in Tempe, Arizona, and offers associate and bachelor degrees in visual communications and a certificate in desktop publishing. Our Brooks campus, located in Long Beach, California, offers associate degrees in fashion design, fashion merchandising, interior design and visual communications. Our Allentown campus is located in Allentown, Pennsylvania, and offers associate degrees in business administration, accounting, marketing, secretarial, fashion merchandising and medical-related fields, and offers diplomas in business operations, PC/LAN, office assistant and medical-related fields. Our Brown campus is located in Mendota Heights, Minnesota, and offers certificates and/or associate degrees in visual communications, business administration, information systems management, computer programming, electronics technology and radio/television broadcasting. Our Western campus, located in Portland, Oregon, offers diplomas in culinary arts. SCT is headquartered in Pittsburgh, Pennsylvania and has campuses in Pittsburgh, Pennsylvania and Fairmont, West Virginia and offers associate degrees and diplomas in computer technology, laser technology and specialized culinary arts. Gibbs has campuses located in various cities throughout New York, New Jersey, and New England and offers associate degrees in secretarial arts, business administration and PC TEC. IAMD has campuses located in Chicago, Illinois and Tampa, Florida. IAD has campuses located in Toronto, Canada and Montreal, Canada. Both IAMD and IAD offer associate and bachelor degrees in various fields of merchandising management, fashion design, interior design and computer graphics.

2. INITIAL PUBLIC OFFERING

   On February 4, 1998, we sold 3,277,500 shares of our common stock at $16.00 per share pursuant to an initial public offering ("IPO"). The net proceeds from the offering of $45.6 million were used to repay borrowings under the Credit Agreement (Note 5) totaling $41.5 million and amounts owed to former owners of acquired businesses of $4.1 million (Note 5) which were outstanding at that time. Prior to the consummation of the IPO, all outstanding shares of all series of preferred stock and accumulated dividends were converted into 2,423,485 shares of common stock and warrants (except for redeemable warrants exercisable into 32,947 shares of Class E common stock) to purchase 624,320 shares of common stock were exercised. Subsequent to December 31, 1997 and prior to the consummation of the IPO, we also authorized one class of preferred stock and one class of common stock, increased the number of authorized shares of common stock to 50,000,000 and completed a 9.376-for-1 stock split. The effect of the split has been retroactively reflected for all periods presented in the accompanying consolidated financial statements.

3. SIGNIFICANT ACCOUNTING POLICIES

   The financial statements for the nine months ended September 30, 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth herein. Operating results for the nine months ended

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

September 30 1998 is not necessarily indicative of results that may be expected for the fiscal year ended December 31, 1998. Our principal accounting policies are as follows:


 a. Principles of Consolidation

   The consolidated financial statements include the accounts of CEC and our wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation. The results of operations of all acquired businesses have been consolidated for all periods subsequent to the date of acquisition.

 b. Concentration of Credit Risk

   We extend unsecured credit for tuition to a significant portion of the students who are in attendance at the campuses operated by our subsidiaries. A substantial portion of credit extended to students is repaid through the students' participation in various federally funded financial aid programs under Title IV of the Higher Education Act of 1965, as amended ("Title IV Programs"). The following table presents the amounts and percentages of the Company's U.S. institutions' cash receipts collected from Title IV Programs for the years ended December 31, 1995, 1996 and 1997 (such amounts were determined based upon each U.S. institution's cash receipts for the twelve-month period ended December 31, pursuant to the regulations of the United States Department of Education ("DOE") at 34 C.F.R. (S) 600.5):

                                             For the Years Ended December 31,
                                            -----------------------------------
                                               1995        1996        1997
                                            ----------- ----------- -----------
      Total Title IV funding............... $17,885,111 $26,931,030 $54,963,232
      Total cash receipts.................. $26,380,681 $38,036,509 $85,046,951
      Total Title IV funding as a
       percentage of total cash receipts...         68%         71%         65%

   We generally complete and approve the financial aid packet of each student who qualifies for financial aid prior to the student's beginning class in an effort to enhance the collectibility of our unsecured credit. Transfers of funds from the financial aid programs are made in accordance with DOE requirements. Changes in DOE funding of Title IV Programs could impact our ability to attract students.

 c. Marketing and Advertising Costs

   Marketing and advertising costs are expensed as incurred. Marketing and advertising costs included in general and administrative expenses were $2,715,000, $3,494,000 and $10,640,000 for the years ended December 31, 1995,
1996 and 1997, respectively.

 d. Inventories

   Inventories consisting principally of program materials, books and supplies are stated at the lower of cost, determined on a first-in, first-out basis, or market.

 e. Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are recognized utilizing the straight-line method over the useful lives of the related assets. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over their estimated useful lives or lease terms,

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

whichever is shorter. Maintenance, repairs and minor renewals and betterments are expensed; major improvements are capitalized. The estimated cost basis and useful lives of property and equipment at December 31, 1996 and 1997, are as follows (dollars in thousands):

                                                      December 31,
                                                     ---------------
                                                      1996    1997      Life
                                                     ------- ------- ----------
      Buildings..................................... $   350 $ 1,190   31 years
      Classroom equipment, courseware and other
       instructional materials......................  17,905  38,882 3-15 years
      Furniture, fixtures and equipment.............   2,926   8,888 3-10 years
      Leasehold improvements........................   1,296   3,841  1-7 years
      Vehicles......................................      40      17    5 years
                                                     ------- -------
                                                      22,517  52,818
      Less--Accumulated depreciation and
       amortization.................................   2,957   7,263
                                                     ------- -------
                                                     $19,560 $45,555
                                                     ======= =======

   The gross cost of assets recorded under capital leases included above amounts to $39,000 and $2,075,000 at December 31, 1996 and 1997, respectively.

 f. Intangible Assets

   Intangible assets include the excess of cost over fair market value of identifiable assets acquired through the business purchases described in Note
4. Goodwill and student contracts are being amortized on a straight-line basis over their estimated useful lives. Covenants not-to-compete entered into before 1997 are being amortized on a straight-line basis over their useful lives. Those entered into after 1996 are being amortized on an accelerated method over their estimated useful lives. At December 31, 1996 and 1997, the cost basis and useful lives of intangible assets consist of the following (dollars in thousands):

                                                         December 31,
                                                        -------------- Estimated
                                                         1996   1997     Lives
                                                        ------ ------- ---------
      Goodwill......................................... $3,470 $24,358  40 years
      Covenants not-to-compete.........................    500  13,250 3-5 years
      Student contracts................................  1,107     --     1 year
                                                        ------ -------
                                                         5,077  37,608
      Less--Accumulated amortization...................  1,670   4,029
                                                        ------ -------
                                                        $3,407 $33,579
                                                        ====== =======

   On an ongoing basis, we review intangible assets and other long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. To date, no such events or changes in circumstances have occurred. If such events or changes in circumstances occur, we will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the asset (or acquired business) are less than the carrying value of the related asset. The impairment loss would adjust the asset to its fair value.

 g. Revenue Recognition

   Revenue is derived primarily from courses taught at our schools. Tuition revenue is recognized on a straight-line basis over the length of the applicable course. Dormitory and cafeteria revenues charged to

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

students are recognized on a straight-line basis over the length of the students' program. Other dormitory and cafeteria revenues are recognized as earned. Textbook sales and other revenues are recognized as services are performed. If a student withdraws, future revenue is reduced by the amount of the refund due to the student. Refunds are calculated in accordance with federal, state and accrediting agency standards. Deferred tuition revenue represents the portion of payments received but not earned and is reflected as a current liability in the accompanying consolidated balance sheets as such amount is expected to be earned within the next year.

 h. Management's Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 i. Income Taxes

   We file a consolidated federal income tax return and provide for deferred income taxes under the asset and liability method of accounting. This method requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

 j. Fair Value of Financial Instruments

   The carrying value of current assets and liabilities reasonably approximates their fair value due to their short maturity periods. The carrying value of our debt obligations reasonably approximates their fair value as the stated interest rate approximates current market interest rates of debt with similar terms.

 k. Accretion to Redemption Value of Preferred Stock and Warrants

   Accretion to redemption value of redeemable preferred stock and warrants represents the change in the redemption value of outstanding preferred stock and warrants, which is being accreted over the earliest period redemption can occur using the effective interest method. The redemption values are based on the estimated fair market values of the classes of stock and consider the amounts we have received for the sale of equity instruments, prices paid for acquired businesses and our operations.

 l. Income (Loss) Per Share Attributable to Common Stockholders

   In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 128 ("SFAS No. 128"), addressing earnings per share. SFAS No. 128 changed the methodology of calculating earnings per share and renamed the two calculations to basic earnings per share and diluted earnings per share. The calculations primarily differ by excluding dilutive common stock equivalents and convertible securities (such as stock options, warrants, and convertible preferred stock) using the treasury method, when computing basic earnings per share. We adopted SFAS No. 128 in December 1997 and have retroactively restated all periods presented. The weighted average number of common shares used in determining basic and diluted

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

income (loss) per share attributable to common stockholders for the years ended December 31, 1995, 1996 and 1997 is as follows (in thousands):

                                                                  For the Years
                                                                 Ended December
                                                                       31,
                                                                 ---------------
                                                                 1995 1996  1997
                                                                 ---- ----- ----
      Common shares outstanding (basic)......................... 755    761 768
      Common stock equivalents.................................. --     269 --
                                                                 ---  ----- ---
      Diluted................................................... 755  1,030 768
                                                                 ===  ===== ===

   For the years ending December 31, 1995 and 1997, antidilutive options and warrants excluded from diluted weighted average number of common shares outstanding were 112,906 and 568,332, respectively.

   Supplemental pro forma diluted income (loss) before extraordinary item and net loss per share attributable to common stockholders, had the debt retirement in connection with the consummation of the IPO occurred at the beginning of the year, would have been $(2.59) and $(2.73), respectively, for the year ended December 31, 1997. This earnings per share data is computed based upon the pro forma loss before extraordinary item and after the extraordinary item attributable to common stockholders adjusted for the reduction in interest expense resulting from the application of net proceeds from the IPO to reduce our indebtedness and pro forma weighted average number of shares of common stock outstanding which reflect our assumed sale of approximately 2,314,688 shares of common stock in the IPO resulting in net proceeds sufficient to pay indebtedness as described in Note 2 (after considering certain cash on hand) in 1997.

 m. Pro Forma Diluted Loss per Share Attributable to Common Stockholders

   Pro forma diluted loss before extraordinary item and net loss per share attributable to common stockholders is based on the weighted average number of shares of common stock and common stock equivalents outstanding after giving retroactive adjustments for (i) the stock split described in Notes 2 and 6 for all periods presented, (ii) shares of redeemable preferred stock converted into shares of common stock (determined by dividing the liquidation value, including paid-in-kind dividends, by the initial public offering price of $16.00 per share), (iii) the exercise of warrants to purchase shares of common stock, (iv) the conversion of all existing classes of common stock into a single new class of common stock and (v) common stock equivalents (if dilutive). Common stock equivalents represent stock options and warrants using the treasury stock method for all periods presented.

   Supplemental pro forma diluted loss before extraordinary item and net loss per share attributable to common stockholders, had the debt retirement in connection with the consummation of the IPO occurred at the beginning of the year and after considering the conversion of preferred stock and exercise of warrants, would have been $(1.49) and $(1.57), respectively, for the year ended December 31, 1997.

 n. Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), was issued in October, 1995 by the Financial Accounting Standards Board. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25").

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

The Financial Accounting Standards Board encourages entities to adopt the fair-value based method but does not require adoption of this method. We will continue our current accounting policy and have adopted the disclosure-only provisions of SFAS No. 123 for options and warrants issued to employees and directors. Expense associated with stock options and warrants issued to non-employees/non-directors is recorded in accordance with SFAS No. 123.

 o. Accounting Pronouncements to Be Adopted During 1998

  Comprehensive Income

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for the reporting of comprehensive income. This pronouncement requires that all items recognized under accounting standards as components of comprehensive income, as defined in the pronouncement, be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The financial statement presentation required under SFAS No. 130 is effective for all fiscal years beginning after December 15, 1997. We will adopt SFAS No. 130 in 1998. As of December 31, 1997, the impact of adopting this pronouncement has not been determined; however, we will be affected by it because we maintain a subsidiary which has operations in Canada.

  Segment Reporting

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that we evaluate regularly in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The disclosures required by SFAS No. 131 are effective for all fiscal years beginning after December 15, 1997. We will adopt SFAS No. 131 in 1998. We believe that the adoption of SFAS No. 131 will not have a material impact on our future results.

 p. Foreign Currency Translation

   We acquired IAD, an entity with operations in Canada, on June 30, 1997. At December 31, 1997, revenues and expenses related to these operations have been translated at average exchange rates in effect at the time the underlying transactions occurred. Transaction gains or losses are included in income. Assets and liabilities of this subsidiary have been translated at the year-end exchange rate, with gains and losses resulting from such translation being included in stockholders' investment at December 31, 1997.

4. BUSINESS ACQUISITIONS

Western

   On October 21, 1996, we acquired certain assets and assumed certain liabilities of Western Culinary Institute, a wholly owned subsidiary of Phillips College, Inc. This acquisition was accounted for as a purchase and, accordingly, the purchased assets and assumed liabilities have been recorded at their estimated fair market

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

values at the date of the acquisition. The purchase price, as adjusted, of approximately $7,477,000 exceeded the fair market value of net assets acquired, resulting in goodwill of approximately $646,000. In connection with the purchase, the former owner of the school entered into a four-year covenant not-to-compete agreement with us for a total price of $400,000.

   At closing, we paid $7,000,000 to the former owner with funds obtained through bank financing, assumed a $150,000 obligation and deposited $1,250,000 into escrow. At December 31, 1996, we estimated that the former owner owed us approximately $523,000 as a result of purchase price adjustments and have reflected such amount as due from former owners of acquired businesses in the accompanying December 31, 1996 consolidated balance sheet. This amount was collected in January 1997.

SCT

   On February 28, 1997, through SCT Acquisition, Ltd., we acquired 100% of the outstanding shares of capital stock of School of Computer Technology, Inc. This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair market values at the date of the acquisition. The purchase price, as adjusted, of approximately $4,944,000 exceeded the estimated fair market value of net assets acquired and liabilities assumed, resulting in goodwill of approximately $3,111,000. In connection with the purchase, we entered into a three-year covenant not-to-compete agreement with each of the former owners of the school for a total price of $1,750,000.

   At closing, we paid $400,000 to the former owners, deposited $5,000,000 into escrow, and assumed a $1,800,000 note payable due to the former owners. Funds paid were raised through the issuance of $2,000,000 of Series D preferred stock and warrants and $3,400,000 of bank borrowings. The note, secured by letters of credit, bears interest payable quarterly at 7% per annum and is due February 28, 2001.

Gibbs

   On May 31, 1997, we acquired 100% of the outstanding shares of capital stock of The Katharine Gibbs Schools, Inc. The Katharine Gibbs Schools, Inc. has seven wholly-owned subsidiaries, each of which owns and operates separate campuses. This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair market values at the date of the acquisition. The estimated fair market values of certain assets are based upon preliminary appraisal reports. The purchase price, as adjusted, of approximately $19,029,000 exceeded the fair market value of net assets acquired and liabilities assumed, resulting in goodwill of approximately $8,434,000. In connection with the purchase, we also entered into a covenant not-to-compete agreement with the former owner of the schools in exchange for $7,000,000. The covenant not-to-compete restricts the former owners' ability to own or operate certain types of for-profit postsecondary schools for five years.

   At closing, we paid $5,400,000 to the former owner and deposited $18,850,000 into escrow with borrowings of $12,500,000 from a new bank financing arrangement and $15,000,000 which was raised through the issuance of Series D preferred stock.

IAMD

   On June 30, 1997, through IAMD, Acquisition I, Ltd. we acquired 100% of the outstanding shares of capital stock of IAMD for $3,000,000. Subsequent to the purchase, IAMD Acquisition I, Ltd. merged with and into IAMD and assumed its name. The purchase price may be increased by up to $5,000,000 based upon the

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

amount by which revenue of the acquired operations for the 12 month period ended June 30, 1998 exceeds $8,000,000, as provided for in an earn-out provision in the purchase agreement. IAMD generated revenue of $7,493,000 for the year ended June 30, 1997 (see Note 16 for subsequent event). This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair market values at the date of the acquisition. The estimated fair market values of certain assets are based upon preliminary appraisal reports. The purchase price, subject to certain modifications, exceeded the fair market value of net assets acquired and liabilities assumed, resulting in goodwill of approximately $3,695,000.

   In connection with the purchase, we also entered into covenant not-to-compete agreements with the former owners of the school in exchange for $2,000,000. The covenant not-to-compete restricts the former owners' ability to own or operate certain types of for-profit postsecondary schools for four years.

   On June 30, 1997, we paid $100,000 to the former owners, issued $1,500,000 in notes payable to the former owners and issued letters of credit totaling $3,400,000 to secure amounts owed to the former owners to consummate these transactions. The funds to consummate these transactions were obtained through the issuance of Series D preferred stock and warrants and bank borrowings. The notes, secured by letters of credit, bear interest payable quarterly at 7% per annum, and were paid upon the consummation of the IPO (Note 2).

IAD

   On June 30, 1997, we purchased 100% of the capital stock of IAD for $6,500,000. This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair market values at the date of the acquisition. The estimated fair market values of certain assets are based upon preliminary appraisal reports. The purchase price, subject to certain modifications, exceeded the fair market value of net assets acquired and liabilities assumed, resulting in goodwill of approximately $5,648,000.

   In connection with the purchase, we entered into covenant not-to-compete agreements with the former owners of the school in exchange for $2,000,000. The covenant not-to-compete restricts the former owners' ability to own or operate certain types of postsecondary vocational schools for four years.

   On June 30, 1997, we paid $3,820,000 to the former owners, deposited $2,120,000 into escrow, and issued $2,550,000 in notes payable to the former owners to consummate these transactions. The funds to consummate these transactions were obtained through the issuance of Series D preferred stock and warrants and bank borrowings. The notes are secured by letters of credit, bear interest payable quarterly at 7% per annum, and were paid upon consummation of the IPO (Note 2).

Pro Forma Results of Operations

   The following unaudited pro forma results of operations (in thousands, except per share amounts) for the years ended December 31, 1995, 1996 and 1997, assume that the business acquisitions subsequent to January 1, 1996 described above occurred at the beginning of the year preceding the year of the acquisition. The

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

pro forma results below are based on historical results of operations, include adjustments for depreciation, amortization, interest and taxes and do not necessarily reflect actual results that would have occurred.

                                                        For the Years Ended
                                                            December 31
                                                      -------------------------
                                                       1995    1996      1997
                                                      ------- -------  --------
                                                            (Unaudited)
Net revenue.........................................  $32,175 $87,476  $106,467
Income (loss) before extraordinary item.............    1,137  (5,051)   (3,506)
Net income (loss)...................................    1,137  (5,051)   (3,924)
Income (loss) before extraordinary item attributable
 to common stockholders.............................      264  (6,409)  (11,933)
Net income (loss) attributable to common
 stockholders.......................................      264  (6,409)  (12,351)
                                                      ======= =======  ========
Basic income (loss) per share attributable to common
 stockholders--
  Income (loss) before extraordinary item...........  $  0.35 $ (8.42) $ (15.53)
                                                      ======= =======  ========
  Net income (loss).................................  $  0.35 $ (8.42) $ (16.08)
                                                      ======= =======  ========
Diluted income (loss) per share attributable to
 common stockholders--
  Income (loss) before extraordinary item...........  $  0.30 $ (8.42) $ (15.53)
                                                      ======= =======  ========
  Net income (loss).................................  $  0.30 $ (8.42) $ (16.08)
                                                      ======= =======  ========


5. DEBT

   Our long-term debt at December 31, 1996 and 1997, consists of the following:

                                                                   December 31
                                                                 ---------------
                                                                  1996    1997
                                                                 ------- -------
                                                                 (in thousands)
Borrowings under Credit Agreement with a syndicate of banks as discussed below--
  Revolving loans..............................................  $   --  $39,985
  Term loans...................................................      --   13,500
Revolving credit notes with a bank, as discussed below, net of
 debt discount of $57,000......................................    8,182     --
Bank term loan, as discussed below.............................    8,250     --
Notes payable to former owners of SCT, secured by bank letters of credit, bearing annual interest of 7%, interest only
 payable quarterly, principal due February 28, 2001............      --    1,800
Notes payable to former owners of IAMD, secured by bank letters of credit, bearing annual interest of 7%, interest only
 payable quarterly, repaid in connection with the consummation
 of the IPO....................................................      --    1,500
Amounts due to former owners of IAMD, currently payable, non-
 interest-bearing, secured by bank letters of credit...........      --    3,400
Notes payable to former owners of IAD, secured by bank letters of credit, bearing annual interest of 7%, interest only
 payable quarterly, repaid in connection with the consummation
 of the IPO....................................................      --    2,550
Equipment under capital leases, secured by related equipment,
 discounted at a weighted average interest rate of 9.58%.......       27   1,279
Other..........................................................      --       21
                                                                 ------- -------
                                                                  16,459  64,035
Less--Current portion..........................................    2,676   3,888
                                                                 ------- -------
                                                                 $13,783 $60,147
                                                                 ======= =======

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997


   On May 30, 1997, we entered into a new credit agreement (the "Credit Agreement") with a bank and prepaid approximately $21,187,000 of outstanding revolving credit notes, term loans and other obligations under our previous credit agreement. On September 25, 1997, the Credit Agreement was amended and syndicated. We can borrow, under the amended Credit Agreement, up to an aggregate of $80,000,000 on a consolidated basis, including $65,000,000 under a revolving credit facility ("Revolving Loans") and $15,000,000 through a term loan facility ("Term Loan"), and can obtain up to $30,000,000 in outstanding letters of credit. Outstanding letters of credit reduce the revolving credit facility availability under the amended Credit Agreement. The amended Credit Agreement matures on May 30, 2002; however, availability under the revolving credit facility is reduced by $10,000,000 on May 30, 2001. The Term Loan is payable in equal quarterly installments of $750,000. Borrowings under the amended Credit Agreement bear interest, payable quarterly, at the Base Rate (defined as the greater of the bank's prime rate plus 0.75%, 9.25% at December 31, 1997, or the Federal Funds Rate plus 0.50%, 7.00% at December 31, 1997) or at LIBOR plus 2% (7.84% at December 31, 1997), at our election. Interest rates are subject to change based upon our funded debt levels relative to consolidated earnings before interest, taxes, depreciation and amortization on a pro forma basis for the last four fiscal quarters. We are also required to pay annual commitment fees of 0.375% on unused availability (Note 16).

   At December 31, 1997, we had outstanding, $39,985,000 in revolving credit borrowings, a $13,500,000 term loan and outstanding letters of credit totaling approximately $25,005,000 (to meet certain Department of Education financial responsibility requirements and to guarantee certain purchase price payments) under the Credit Agreement. At December 31, 1997, borrowings totaling $17,485,000 were at the bank's prime rate plus 0.75%, and borrowings totaling $36,000,000 were at LIBOR plus 2%.

   During 1995, we entered into a credit agreement (the "Agreement") with a bank. The Agreement permitted us to borrow, on a consolidated basis, $8,000,000 under a revolving credit note and $12,000,000 through a term loan. In connection with the Agreement, we also issued warrants to purchase 20,618 shares of Class D common stock and recorded a debt discount of $79,977 for the value of the warrants. The debt discount is amortized over the five year maturity of the related debt. On May 30, 1997, in connection with entering into the Credit Agreement and prepaying all amounts outstanding under the Agreement, we expensed the remaining unamortized debt discount totaling $51,000, prepayment penalty fees totaling $294,000 and the remaining unamortized deferred financing costs totaling $306,000. The loss on the early extinguishment of debt of $651,000, net of related tax benefit of $233,000, has been reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.

   At December 31, 1996, we had $8,239,057 outstanding under revolving credit notes and had issued various letters of credit totaling approximately $270,000 (to meet certain Department of Education financial responsibility requirements under the Agreement). Amounts outstanding under the revolving credit notes bear interest either at the bank's prime rate plus 1.25% (9.50% at December 31, 1996), or LIBOR plus 3.5% (8.875% at December 31, 1996), and are reduced annually over a five-year period with the balance due in July, 2000. Interest is payable monthly. At December 31, 1996, $5,239,057 in borrowings were at the bank's prime rate plus 1.25%, and $3,000,000 in borrowings were at LIBOR plus 3.5% rate. The term loan is payable in 35 equal monthly installments beginning a year from the origination date of the term loan, October 21, 1996, with any unpaid balance due in full in July, 2000. Amounts outstanding bear monthly interest either at the bank's prime rate plus 1.25%, or LIBOR plus 3.5%. At December 31, 1996, we had $8,250,000 outstanding under the term loan.

   CEC and our subsidiaries have collectively guaranteed repayment of amounts outstanding under the Credit Agreement. In addition, we have pledged the stock of our subsidiaries as collateral for repayment of the debt. We may voluntarily make principal prepayments. Mandatory principal prepayments are required if we generate

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

excess cash flows, as defined, sell certain assets, or upon the occurrence of certain other events. Under the Credit Agreement we are limited in our ability to take certain actions, including paying dividends, as defined, selling or disposing of certain assets or subsidiaries, making annual rental payments in excess of $14,000,000, and issuing subordinated debt in excess of $5,000,000, among other things. We are required to maintain certain financial ratios, including a quarterly fixed coverage ratio of at least 1.25:1, a quarterly interest coverage ratio of at least 3:1, certain levels of consolidated tangible net worth, consolidated net worth, and funded debt to consolidated earnings before interest, taxes, depreciation, and amortization, on a pro forma basis for the last four fiscal quarters, of 3.75:1 through June 30, 1998, among others. At December 31, 1997, we were either in compliance with or had obtained a waiver for the covenants of the Credit Agreement, as amended.

   We intend to refinance amounts owed to former owners of acquired businesses as noted above through availability under our Credit Agreement and, therefore, such amounts have been classified as long-term.

  At December 31, 1997, future annual principal payments of long-term debt are as follows (in thousands):

             1998............................. $ 3,888
             1999.............................   3,300
             2000.............................   3,070
             2001.............................   8,869
             2002.............................  44,908
                                               -------
                                               $64,035
                                               =======

6. STOCKHOLDERS' INVESTMENT

   In connection with the consummation of the IPO on February 4, 1998, we amended and restated our certificate of incorporation to authorize a total of 50,000,000 shares of common stock ("Common Stock") and authorize 1,000,000 shares of preferred stock and converted all classes of common stock described below into one class of Common Stock, with a par value of $0.01, at a rate of
9.376 shares of Common Stock for every share of existing common stock. The shares of common stock disclosed in these financial statements and notes hereto retroactively reflect this split.

Common Stock

   Class A and Class B common stock maintain voting rights while Class C, D and E common stock is nonvoting. Class B common stock is convertible into shares of Class A common stock at any time at the discretion of the holder at a ratio of 1:1. Class C common stock is convertible into shares of either Class A common stock or Class B common stock at any time at the discretion of the holder at a ratio of 1:1. Class D common stock is convertible into shares of Class A common stock, subject to certain restrictions. Class E common stock may only be converted into shares of Class A common stock upon the occurrence of certain events.

   In July 1995, we increased the number of authorized shares of common stock and completed a 100-for-1 stock split. The par value of the additional shares arising from these splits has been reclassified from additional paid in capital or accumulated deficit (as appropriate) to common stock. The stock splits have been retroactively reflected in the accompanying consolidated financial statements. All references to per share amounts in this report have been restated to reflect the stock splits.

   In 1996, we entered into a stock subscription agreement with an employee, whereby the employee may purchase up to $100,000 of common and preferred stock. A receivable and the common and preferred stock to be issued under the agreement have been recorded at December 31, 1996. This receivable was paid in February 1997.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997


Preferred Stock

   In connection with the IPO consummated on February 4, 1998, all classes of redeemable preferred stock described in Note 7 were converted into 2,423,485 shares of common stock by dividing the liquidation value on that date (including all accrued paid-in-kind dividends) of preferred stock by $16.00, the initial public offering price of the common stock. We also authorized 1,000,000 shares of Preferred Stock with a par value of $0.01 per share.

7. Redeemable Preferred Stock

   Subsequent to year-end, all shares of redeemable preferred stock described below were converted into Common Stock in connection with the IPO, as discussed in Notes 2 and 6.

Series A

   Series A preferred stock has a stated value of $1,000 per share, and its holders are entitled to receive dividends at an annual rate of 7% of the liquidation value per share ($1,000 per share plus dividends as defined). Dividends are paid in equal semiannual installments on January 31 and July 31 of each year by increasing the liquidation value of the Series A preferred stock. The mandatory redemption value of the Series A preferred stock has been increased to reflect these dividends.

Series B

   Series B preferred stock has a stated value of $1,000 per share, and its holders are not entitled to any dividends on any outstanding shares. We may call the Series B preferred stock at any time and we are required to redeem them at their liquidation value ($1,000 per share) on August 31, 2003. At December 31, 1997, there were no shares of Series B preferred stock issued or outstanding.

Series C

   Series C preferred stock has a stated value of $1,000 per share, and its holders are entitled to receive cash dividends at an annual rate of 10% of the liquidation value per share ($1,000 per share plus undeclared dividends as defined). Dividends are payable in equal quarterly installments on each March 31, June 30, September 30 and December 31. To the extent dividends are declared and not paid, they are added to the liquidation value. The Company has paid all dividends through December 31, 1997 on Series C preferred stock.

   In July 1995, we issued shares of Series C preferred stocks and redeemable warrants described in Note 8. The proceeds, totaling $5,000,000, have been allocated to preferred stock and warrants based upon their relative market values after considering issuance costs.

   In July 1996, we increased the number of authorized shares of Series C preferred stock and completed a 10-for-1 stock split. The stock split has been retroactively reflected in the accompanying financial statements.

Series D

   Series D preferred stock has a stated value of $1,000 per share, and its holders are entitled to receive dividends at an annual rate of 7% of the liquidation value per share ($1,000 per share plus dividends, as defined). Dividends are paid in equal semiannual installments on January 31 and July 31 of each year by increasing the liquidation value of the Series D preferred stock. The mandatory redemption value of the Series D preferred stock has been increased to reflect these dividends.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997


   On February 28, 1997, we entered into a securities purchase agreement with existing common and preferred stockholders to raise funds for acquisitions. The securities purchase agreement gives the stockholders the right to purchase up to 7,500 shares of Series D preferred stock for $1,000 per share and receive warrants, currently exercisable, for the purchase of 83,671 shares of Class E common stock at an exercise price of $.01 per share.

   Under the February 28, 1997, securities purchase agreement, we issued 2,000 shares of Series D preferred stock and warrants to purchase 22,315 shares of Class E common stock to existing stockholders in connection with the acquisition of SCT. On May 30, 1997, we issued the remaining 5,500 shares of Series D preferred stock and warrants to purchase 61,357 shares of Class E common stock to existing stockholders. The proceeds (totaling $7,500,000) were used for the acquisition of SCT and Gibbs and have been allocated to preferred stock and warrants based upon their relative market values after considering issuance costs.

   On May 30, 1997, we also entered into another securities purchase agreement with existing common and preferred stockholders to raise funds for additional acquisitions. The securities purchase agreement gives them the right to purchase up to an additional 15,000 shares of Series D preferred stock for $1,000 per share and receive warrants, currently exercisable, for the purchase of 339,280 shares of Class E common stock at an exercise price of $.01 per share.

   Under the May 30, 1997, securities purchase agreement, we issued 15,000 shares of Series D preferred stock and warrants to purchase 339,280 shares of Class E common stock to existing stockholders in connection with the acquisitions of Gibbs, IAMD and IAD. The proceeds, totaling $15,000,000, have been allocated to preferred stock and warrants based upon their relative market values after considering issuance costs.

8. REDEEMABLE WARRANTS

   In connection with the issuance of Series C preferred stock during 1995, we issued warrants exercisable into 237,072 shares of Class D common stock. These warrants, which are exercisable at any time, have an exercise price of $.01 per share and expire in July 2005. The number of warrants is subject to adjustment upon the occurrence of certain events. In any event, the total number of shares the warrant may be exercised into may not be reduced by more than 92,766 shares. Based upon the results of operations through December 31, 1997, the total number of shares of Class D common stock into which these warrants are exercisable was adjusted to be 202,297. Subsequent to year-end, these warrants were exercised in connection with the IPO (Note 2). We are accreting the difference between the value of the warrants at the date of issuance and the IPO date using the effective interest method.

   In connection with the credit agreement we entered into during 1995 (Note
5), we issued warrants exercisable into 20,618 shares of Class D common stock. The warrants, which are exercisable at any time, have an exercise price of $.01 per share and expire in July 2005. The number of warrants is subject to adjustment under certain circumstances. Based upon the terms and provisions of the credit and warrant agreements, we assigned a value (based upon the relative fair market value of the debt and warrants) of $79,997 to these warrants. The fair market value of the warrants was determined with reference to the exercise price of the warrants, the fair market value of our common stock at the date the warrants were issued (considering its recent sale of stock to third parties) and the period the warrants can be exercised. In connection with the sales of Series D preferred stock through the various securities purchase agreements, the outstanding warrants to purchase 20,618 shares of Class D common stock were exchanged for warrants (with similar put and call features) to purchase 20,618 shares of Class E common stock and also increased to include additional warrants to purchase 12,329 shares of Class E common stock. The value of these additional warrants, totaling

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

approximately $180,000 (based upon a Black-Scholes option pricing model with assumptions as described in Note 9) was recorded as interest expense in 1997.

   On January 22, 1998, the holder of warrants to purchase 32,947 shares of Common Stock notified us that it was exercising its right to cause us to repurchase the warrants. We determined that the appropriate purchase price for the warrants was approximately $525,000 and offered to pay such amount to the holder of the warrants. This offer has not yet been accepted (See Note 16 for subsequent event). To the extent that we are required to purchase the warrants for an amount in excess of $525,000, such excess amount would be reflected as additional accretion to the redemption value of these warrants when calculating our earnings per share attributable to the common stockholders. The difference between the value of the warrants at the date of issuance and their currently estimated value is being accreted using the effective interest method.

9. STOCK OPTIONS AND WARRANTS

Stock Options

   During 1994, certain stockholders were granted options to purchase up to a total of approximately 13.5% of the outstanding shares of our common stock. These options, which have an exercise price of $.10 per share, are earned and become exercisable based upon certain financial returns earned and realized in a cash payment by certain stockholders and are subject to other conditions. In July 1995, the option agreements were amended to reduce the total number of shares of common stock for which the options could be exercised to 11.5% of the outstanding shares, and a supplemental option agreement was entered into entitling one of these stockholders to purchase 20,618 shares of common stock at $0.01 per share. The supplemental option vests over a five year period. Under the supplemental option agreement, additional options to purchase a total of 8,579 shares of common stock at an exercise price of $0.01 per share were issued in 1997. These options vest over the same period as the initial supplemental option. At December 31, 1996, and 1997, 8,251 and 17,514 of the supplemental options, respectively, had vested.

   On October 20, 1997, the original option agreements were further amended to fix the number of shares that the stockholders may exercise only upon completion of the IPO. Under these amended agreements, in addition to the options issued under the supplemental option agreement, the stockholders may purchase an aggregate of 122,615 shares of our common stock at any time after the IPO closing, but prior to January 1, 2004. The options (other than the supplemental options) fully vested upon the IPO closing. We recorded compensation expense of approximately $2.0 million in February 1998 related to these agreements.

   During 1995, we adopted the 1995 Stock Option Plan. Under this plan we can grant up to 160,568 options exercisable into shares of Class E common stock to certain members of management. The options vest and become exercisable in five equal annual installments commencing with the first anniversary of the grant, and expire 10 years from the date of grant, or earlier under certain circumstances. Options issued under the 1995 Stock Option Plan to purchase 92,101 shares of common stock were fully vested upon the consummation of the IPO.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                       December 31, 1995, 1996 and 1997


   Stock option activity under our 1995 Stock Option Plan for the years ended December 31, 1995, 1996 and 1997, was as follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                  Shares   Price Range   Price
                                                  -------  ------------ --------
  Outstanding as of January 1, 1995..............     --   $        --   $ --
    Granted......................................  63,672          3.88   3.88
    Cancelled....................................  (9,338)         3.88   3.88
                                                  -------
  Outstanding as of December 31, 1995............  54,334          3.88   3.88
    Granted......................................  30,922          3.88   3.88
                                                  -------
  Outstanding as of December 31, 1996............  85,256          3.88   3.88
    Granted......................................  68,782   13.85-14.71  14.59
    Cancelled....................................  (2,672)         3.88   3.88
                                                  -------
  Outstanding as of December 31, 1997............ 151,366  $ 3.88-14.71  $8.75
                                                  =======  ============  =====
  Stock options exercisable at
    December 31, 1996............................  10,332         $3.88  $3.88
                                                  =======  ============  =====
    December 31, 1997............................  26,853         $3.88  $3.88
                                                  =======  ============  =====

   The following table summarizes information about all stock options outstanding as of December 31, 1997:

                                        Options Outstanding                      Options Exercisable
                         ------------------------------------------------- --------------------------------
                              Number                          Weighted          Number
                            Outstanding       Weighted        Average         Exercisable       Weighted
                               as of          Average        Remaining            at            Average
Exercise Price Ranges    December 31, 1997 Exercise Price Contractual Life December 31, 1997 Exercise Price
---------------------    ----------------- -------------- ---------------- ----------------- --------------
$0.01-$0.10.............       29,197          $ 0.01           6.1             17,514           $0.01
$3.88...................       82,584            3.88           8.0             26,853            3.88
$13.85-$14.71...........       68,782           14.59           9.5                --              --
                              -------                                           ------
$0.01-$14.71............      180,563          $ 7.33           8.2             44,367           $2.35
                              =======          ======           ===             ======           =====

   For purposes of determining the pro forma effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, no dividend yield, a range of risk-free interest rates of 5.7% to 6.8%, no volatility and an expected life of 10 years. The weighted average fair value of the options granted during the years ended December 31, 1996 and 1997, was approximately $1.80 and $2.58, respectively.

   On January 29, 1998, we issued options to employees for the purchase of 207,100 shares of Common Stock at an exercise price of $16.00 per share.

Warrants

   During 1997, in connection with the issuance of Class D preferred stock through the various securities purchase agreements, we issued warrants exercisable into a total of 422,951 shares of Class E common stock. These warrants, which are exercisable at any time, have an exercise price of $.01 per share and expire in July 2005. The holders of these warrants exercised them in connection with the consummation of the IPO (Note 2).

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

   A summary of warrant activity, including redeemable warrants, for the years ended December 31, 1995, 1996 and 1997, is as follows:

                                                      Shares Under Warrant
                                                   -----------------------------
                                                      Class D        Class E
                                                   Common Stock   Common Stock
                                                   -------------- --------------
                                                   Shares   Price Shares   Price
                                                   -------  ----- -------  -----
   Outstanding as of January 1, 1995..............     --   $ --      --   $ --
     Issued....................................... 257,690   0.01     --     --
                                                   -------  ----- -------  -----
   Outstanding as of December 31, 1995............ 257,690   0.01     --     --
     Issued.......................................     --     --      --     --
                                                   -------  ----- -------  -----
   Outstanding as of December 31, 1996............ 257,690   0.01     --     --
     Issued.......................................     --     --  435,281   0.01
     Cancelled.................................... (34,776)  0.01     --     --
     Exercised....................................     --     --     (928)  0.01
     Exchanged.................................... (20,618)  0.01  20,618   0.01
                                                   -------  ----- -------  -----
   Outstanding as of December 31, 1997............ 202,296   0.01 454,971   0.01
                                                   =======  ===== =======  =====
   Warrants exercisable at December 31, 1996...... 257,690  $0.01     --   $ --
                                                   =======  ===== =======  =====
   Warrants exercisable at December 31, 1997...... 202,296  $0.01 454,971  $0.01
                                                   =======  ===== =======  =====

   The fair value of each warrant is estimated on the date of grant based on the Black-Scholes option pricing model assuming among other things, no dividend yield, a risk-free interest rate of 6.59%, an expected volatility of 0.70 and expected life of 8-10 years.

   The weighted average fair value of warrants to purchase Class D common stock issued during the year ended December 31, 1995, was approximately $3.88. As of December 31, 1997, the remaining contractual life of these warrants was approximately 7.6 years. The weighted average fair value of warrants to purchase Class E common stock issued for the year ended December 31, 1997 was approximately $14.67. As of December 31, 1997, the remaining contractual life of these warrants was approximately 7.6 years.

Pro Forma Results

   Had we accounted for our stock options in accordance with FASB No. 123, pro forma income (loss) before extraordinary item and net income (loss), and pro forma income (loss) before extraordinary item and net income (loss) attributable to common stockholders would have been as follows (in thousands, except per share data):

                                                            December 31
                                                       -----------------------
                                                        1995    1996    1997
                                                       ------  ------- -------
      Pro forma income (loss) before extraordinary
       item........................................... $   64  $ 1,475 $  (505)
      Pro forma net income (loss).....................     64    1,475    (923)
      Pro forma income (loss) before extraordinary
       item attributable to common stockholders.......   (809)     117  (8,932)
      Pro forma net income (loss) attributable to
       common stockholders............................   (809)     117  (9,350)
                                                       ======  ======= =======
      Pro forma diluted income (loss) before
       extraordinary item per share attributable to
       common stockholders............................ $(1.07) $  0.11 $(11.63)
                                                       ======  ======= =======
      Pro forma diluted net income (loss) per share
       attributable to common stockholders............ $(1.07) $  0.11 $(12.17)
                                                       ======  ======= =======

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997


   Pro forma basic amounts per share attributable to common stockholders are the same as diluted disclosed above except in 1996, where basic income before extraordinary item and net income attributable to common stockholders was $0.15.

   The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted. At December 31, 1997, the unamortized compensation expense under FASB No. 123 to be recognized for options that vested upon the IPO was approximately $192,000.

10. INCOME TAXES

   The provision (benefit) for income taxes for the years ended December 31, 1995, 1996 and 1997, consists of the following (in thousands):

                                                           For the Year Ended
                                                              December 31
                                                           -------------------
                                                           1995  1996   1997
                                                           ----- ----  -------
      Current--
        Federal........................................... $ --  $150  $   685
        State and local...................................    24  260       (3)
        Foreign...........................................   --   --       --
                                                           ----- ----  -------
          Total current...................................    24  410      682
                                                           ----- ----  -------
      Deferred--
        Federal...........................................   --  (172)    (578)
        State and local...................................   --   (30)     (76)
        Foreign...........................................   --   --      (359)
                                                           ----- ----  -------
          Total deferred..................................   --  (202)  (1,013)
                                                           ----- ----  -------
      Total provision (benefit) for income taxes.......... $  24 $208  $  (331)
                                                           ===== ====  =======

   A reconciliation of the statutory U.S. federal income tax rate to the effective income tax rate for the years ended December 31, 1995, 1996 and 1997, is as follows:

                                  Year Ended
                                  December 31
                               ---------------------
                               1995    1996    1997
                               -----   -----   -----
      Statutory U.S. Federal
       income tax rate........  34.0 %  34.0 % (34.0)%
      Foreign taxes...........   --  %   --  %  (8.7)%
      State income taxes, net
       of Federal benefit.....  17.0 %  10.0 %  (6.6)%
      Permanent differences
       and other.............. (11.2)%   4.8 %   7.6 %
      Valuation allowance..... (14.0)% (36.6)%   --  %
                               -----   -----   -----
      Effective income tax
       rate...................  25.8 %  12.2 % (41.7)%
                               =====   =====   =====

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

   Components of deferred income tax assets and liabilities consist of the following at December 31, 1996 and 1997 (in thousands):

                                                                   December 31
                                                                   -----------
                                                                   1996  1997
                                                                   ---- ------
Deferred income tax assets:
  Tax net operating loss carryforwards............................ $281 $  891
  Allowance for doubtful accounts.................................  182    285
  Amortization on covenants not to compete........................  --     926
  Other...........................................................   49    121
                                                                   ---- ------
    Total deferred income tax assets..............................  512  2,223
                                                                   ---- ------
Deferred income tax liabilities:
  Depreciation and amortization...................................   86  3,032
  Other...........................................................   37    --
                                                                   ---- ------
    Total deferred income tax liabilities.........................  123  3,032
  Valuation allowance.............................................  --     --
                                                                   ---- ------
    Net deferred income tax (liability) asset..................... $389 $ (809)
                                                                   ==== ======

   We have generated a tax net operating loss carryforward and also purchased certain tax net operating loss carryforwards in connection with our business acquisitions. At December 31, 1997, such tax net operating loss carryforwards totaled $2,123,000 and begin to expire in 2010. We have not recorded a valuation allowance because we believe that deferred income tax assets will be realized in the future.

11. COMMITMENTS AND CONTINGENCIES

Litigation

   We are subject to occasional lawsuits, investigations and claims arising out of the normal conduct of our business. In certain cases, claims against acquired businesses relating to events which occurred during the periods we did not own them are indemnified by the former owners. Management does not believe the outcome of any pending claims will have a material adverse impact on our financial position or results of operations.

Leases

   We rent most of our school facilities and certain equipment under non-cancelable operating leases expiring at various dates through March 2009. The facility leases require us to make monthly payments covering rent, taxes, insurance and maintenance costs. Rent expense, exclusive of taxes, insurance and maintenance of the facilities and equipment for the years ended December 31, 1995, 1996 and 1997 was approximately $1,589,000, $2,649,000, $8,049,000, respectively.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

   Future minimum lease payments under these leases as of December 31, 1997, are as follows (in thousands):

                                                      Capital Operating
                                                      Leases   Leases    Total
                                                      ------- --------- -------
      1998........................................... $1,018   $11,678  $12,696
      1999...........................................    345    10,650   10,995
      2000...........................................     68     9,627    9,695
      2001...........................................     20     8,069    8,089
      2002...........................................      5     5,751    5,756
      2003 and thereafter............................    --     20,248   20,248
                                                      ------   -------  -------
                                                       1,456   $66,023  $67,479
                                                               =======  =======
      Less--Portion representing interest at a
       weighted average rate of 9.58%................    177
                                                      ------
      Principal payments.............................  1,279
      Less--Current portion..........................    868
                                                      ------
                                                      $  411
                                                      ======

12. REGULATORY

   CEC and our U.S. schools are subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act of 1965, as amended (the "HEA"), and the regulations promulgated thereunder by the DOE subject our U.S. schools to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under Title IV Programs. Under the HEA and its implementing regulations, certain financial responsibility and other regulatory standards must be complied with in order to qualify to participate in the Title IV Programs. Under such standards, each institution must, among other things, (i) have an acid test ratio (defined as the ratio of cash, cash equivalents, and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year, (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of the institution's tangible net worth at the beginning of that two-year period, (iv) collect 85% or less of its education revenues from Title IV Program funds in any fiscal year, and (v) not have cohort default rates on federally funded or federally guaranteed student loans of 25% or greater for three consecutive federal fiscal years. The DOE may measure the financial responsibility standards on a school-by-school basis or on a corporate consolidated basis. Any regulatory violation could be the basis for the initiation of a suspension, limitation or termination proceeding against us or any of our U.S. institutions. To minimize risks associated with noncompliance with DOE requirements, we conduct periodic financial and compliance reviews of our subsidiaries.

   An institution that is determined by the DOE not to meet any one of the standards of financial responsibility is nonetheless entitled to participate in the Title IV Programs if it can demonstrate to the DOE that it is financially responsible on an alternative basis. An institution may do so by posting surety either in an amount equal to 50% (or greater, as the DOE may require) of the total Title IV Program funds received by students enrolled at such institution during the prior year or in an amount equal to 10% (or greater, as the DOE may require) of such prior year's funds if the institution also agrees to transfer to the reimbursement system of payment for its Title IV Program funds. The DOE has interpreted this surety condition to require the posting of an irrevocable letter of credit in favor of the DOE.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

   In November 1997, the DOE published new regulations regarding financial responsibility to take effect on July 1, 1998. The regulations provide a transition year alternative which will permit institutions to have their financial responsibility for the 1998 fiscal year measured on the basis of either the new regulations or the current regulations, whichever are more favorable. Under the new regulations, the DOE will calculate three financial ratios for an institution, each of which will be scored separately and which will then be combined to determine the institution's financial responsibility. If an institution's composite score is below the minimum requirement for unconditional approval but above a designated threshold level, such institution may take advantage of an alternative that allows it to continue to participate in the Title IV Programs for up to three years under additional monitoring and reporting procedures. If an institution's composite score falls below this threshold level or is between the minimum for unconditional approval and the threshold for more than three consecutive years, the institution will be required to post a letter of credit in favor of the DOE. We do not believe that these new regulations will have a material effect on our compliance with the DOE's financial responsibility standards.

   The process of reauthorizing the HEA by the U.S. Congress, which takes place approximately every five years, has begun and is expected to be completed by 1998. It is not possible to predict the outcome of the reauthorization process. Although there is no present indication that the Congress will decline to reauthorize the Title IV Programs, there can be no assurance that government funding for the Title IV Programs will continue to be available or maintained at current levels, nor can there be assurance that current requirements for student and institutional participation in the Title IV Programs will be unchanged. Thus, the reauthorization process could result in revisions to the HEA that increase the compliance burden on our institutions. A reduction in funding levels for federal student financial assistance programs could impact our ability to attract students.

   In order to operate and award degrees, diplomas and certificates and to participate in the Title IV Programs, a campus must be licensed or authorized to offer its programs of instruction by the relevant agencies of the state in which such campus is located. Each of our U.S. campuses is licensed or authorized by the relevant agencies of the state in which such campus is located. In addition, in order to participate in the Title IV Programs, an institution must be accredited by an accrediting agency recognized by the DOE. Each of our U.S. campuses is accredited by an accrediting agency recognized by the DOE.

   With each acquisition of an institution that is eligible to participate in the Title IV Programs, that institution undergoes a change of ownership that results in a change of control, as defined in the HEA and applicable regulations. In such event, that institution becomes ineligible to participate in the Title IV Programs and may receive and disburse only previously committed Title IV Program funds to its students until it has applied for and received from the DOE recertification under our ownership.

   In reviewing our acquisitions since September 1996, it has been the DOE's practice to measure financial responsibility on the basis of the financial statements of both our institutions and CEC on a consolidated basis. In its review of our 1996 annual financial statements and interim 1997 balance sheets, as filed with the DOE in connection with our applications for DOE certification of institutions acquired subsequent to September 1996 to allow such institutions to participate in the Title IV Programs, the DOE has questioned our accounting for certain direct marketing costs and the valuation of courseware and other instructional materials of our recently acquired institutions. The audited financial statements included herein have been restated to expense as incurred all direct marketing and advertising costs which had previously been deferred.

   As a result of the DOE's concerns regarding our accounting for direct marketing costs and courseware and instructional materials, the DOE has offered us the alternative of posting an irrevocable letter of credit in favor of the Secretary of Education with respect to each institution we acquired since September 1996 in a sum

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

sufficient to secure the DOE's interest in the Title IV Program funds administered by the applicable institution. While we continue to disagree with the position taken by the DOE, in order to obtain certification of the institutions to resume participation in the Title IV Programs in a timely fashion, and thus, to avoid any material interruption in Title IV Program funding for the acquired institutions, we posted, and currently had outstanding, a letter of credit in the amount of $1.9 million, which expires on September 30, 1998, with respect to Western; a letter of credit in the amount of $12.0 million, which expires on October 31, 1998, with respect to Gibbs; a letter of credit in the amount of $1.2 million, which expires on October 31, 1998, with respect to SCT; and a letter of credit in the amount of $5.3 million, which expires on October 31, 1998, with respect to IAMD (See Note 16 for subsequent event).

   The original letters of credit for Western and SCT represented 50% of each institution's Title IV Program funding in the prior award year. Subsequently, the DOE increased the level of surety for SCT to, and established the level of surety of Gibbs and IAMD at, 75% of the Title IV Program funds that students enrolled at each such institution received in the previous award year. The DOE also has stated that, prior to a determination that we satisfy the standards of financial responsibility, the DOE will not consider applications to resume Title IV Program participation on behalf of any institutions that we may acquire in the future or applications that seek approval of any action that would expand the Title IV Program participation of any of our U.S. institutions which are already certified for such participation.

   Beginning in October 1997, the DOE has imposed a condition that, through September 30, 1998, SCT, Gibbs and IAMD may not disburse Title IV Program funds in excess of the total Title IV Program funds that students enrolled at each institution received in the most recent award year for which data are available to the DOE (See Note 16 for subsequent event). The DOE has calculated this amount to be $1.6 million in the case of SCT, $16.0 million in the case of Gibbs and $7.0 million in the case of IAMD. In subsequent discussions, the DOE has agreed to consider potential increases in the Title IV Program funding available to students at the affected institutions, if we so request and with the understanding that we would secure any such increase in Title IV Program funding by increasing the applicable letter of credit in an amount commensurate with the additional Title IV Program funding utilized by such students. SCT currently participates in the FDL Program, the Gibbs schools are eligible to participate in the FDL Program, and the IAMD schools are applying for such eligibility.

   We have determined that the Title IV funding disbursed to students enrolled at each of SCT, Gibbs and IAMD is approaching the funding limitation imposed by the DOE for each such school. We believe we can stay within such limitation at Gibbs and IAMD for at least the next calendar quarter by utilizing Federal Direct Loans at such schools. Based on current trends, we believe SCT could reach its Title IV funding limitation in the second quarter of 1998, but, if that occurs, we believe we can provide alternative sources of financial aid to students at SCT. We have initiated discussions with the DOE to consider an increase in the Title IV funding limitation for SCT, Gibbs and IAMD, at least until the DOE can conclude its next financial review of us, based on our ability to expand the letters of credit that it has posted on behalf of each such school. If IAMD cannot begin participation in the FDL program early in the next quarter, it could significantly reduce our ability to provide financial assistance to additional students at IAMD which in turn could reduce our ability to enroll such additional students. If we were unable to increase aggregate enrollment at SCT, Gibbs and IAMD and unable for an extended period to file applications with the DOE for other newly acquired U.S. institutions to seek Title IV Program participation, it could have a material adverse effect on our business, results of operations and financial condition and on its ability to generate sufficient liquidity to continue to fund growth in its operations and purchase other institutions.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997


   In accordance with applicable law, the DOE will be required to rescind the letters of credit and related requirements if CEC and our U.S. institutions demonstrate that they satisfy the standards of financial responsibility, using accounting treatments that are acceptable to the DOE. We changed our accounting to eliminate deferred marketing costs from our financial statements and, during discussions with the DOE, provided additional information regarding the valuation of courseware and instructional materials at one of the recently acquired institutions where such valuation was questioned by the DOE. The DOE agreed that in the conduct of its next review of the financial responsibility of CEC and our U.S. institutions, the DOE will consider financial information reflecting the results of the IPO, as well as the 1997 audited financial statements of each entity. Accordingly, we intend to seek the DOE's review of CEC and our U.S. institutions' audited 1997 financial statements and our audited post-IPO balance sheet on a expedited basis in April 1998 (See Note 16 for subsequent event).

   At December 31, 1997, we believe, based on our audited 1997 financial statements, that we satisfy each of the DOE's standards of financial responsibility, except for the tangible net worth ratio. However, we believe that based upon the DOE's review of our audited 1997 financial statements and our audited post-IPO balance sheet, we will also satisfy the tangible net worth ratio. Certain of our institutions acquired during 1997 (IAMD and four of the Gibbs schools) will show an operating loss for the portion of 1997 fiscal year that they were owned and operated by us. In the event that the DOE considers a part-year operating loss material, and if the DOE does not measure the financial responsibility of such institutions on the basis of the financial position of CEC, the DOE may require us to post letters of credit on behalf of such institutions, but management does not believe there would be any basis for the DOE to impose a further Title IV funding limitation on such institutions. Such letters of credit, which would be calculated on an institution-specific basis, would be in amounts substantially less than the letters of credit we currently have outstanding. To the extent the outstanding letters of credit are reduced or eliminated based upon the DOE's review, we will have additional availability under the Credit Agreement. After considering the IPO proceeds and use thereof, we had unused availability under its Credit Agreement of approximately $55.1 million which provides it with liquidity to increase the letters of credit should the DOE so require.

   In Canada, there are several government programs which provide students attending eligible institutions with government funding. The provisions governing an eligible institution vary by province and generally require an institution's programs qualifying for funding to meet certain rules and regulations and also to have the administration of the program independently audited.

13. RELATED-PARTY TRANSACTIONS

   We maintain short-term employment and consulting agreements with certain stockholders. Total expenses under these agreements were approximately $292,000, $298,000 and $367,000, for the years ended December 31, 1995, 1996 and 1997, respectively.

   In July 1995, we entered into an agreement with a stockholder whereby the stockholder provides certain consulting services for us. Total expenses under this agreement were $31,000, $75,000, and $75,000 for the years ended December 31, 1995, 1996 and 1997. The agreement was terminated upon the consummation of the IPO.

   We have also entered into a stock subscription agreement with an employee, as discussed in Note 6.

14. EMPLOYEE BENEFIT PLAN

   We maintain a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits for our eligible employees. This plan requires

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                        December 31, 1995, 1996 and 1997

matching contributions to eligible employees. Our matching contributions were $89,000, $279,000, and $400,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

15. PRO FORMA DATA (UNAUDITED)

   The unaudited pro forma consolidated balance sheet information gives effect to the transactions discussed in Note 2 as if they had occurred on December 31, 1997 and therefore would have resulted in the repayment of outstanding indebtedness totaling $44,035,000 which existed at that time.

16. SUBSEQUENT EVENTS

   On February 4, 1998, we approved the 1998 Non-Employee Directors' Stock Option Plan. The plan provides for us to grant options to purchase shares of common stock to directors. Each person who is a non-employee director on the effective date shall become a participant and shall be granted an option to purchase 8,000 shares of common stock. On an annual basis, as long as such director continues to serve as a director, such director shall receive an option to purchase 3,000 shares of common stock. Each person who is subsequently elected as a director shall become a participant and shall, on his date of election, be granted an option to purchase 8,000 shares of common stock. Each participant shall receive additional grants in subsequent years. Each option becomes exercisable in three equal annual installments and expires ten years from the date of grant. We have reserved 200,000 shares of common stock for issuance under the plan.

   On February 4, 1998, we approved the 1998 Employee Incentive Compensation Plan. The plan provides for us to grant stock options, stock appreciation rights, restricted stock, deferred stock and other awards (including stock bonus and performance awards) which are exercisable into shares of common stock to our directors, officers, employees and consultants. The plan shall be administered by a committee of the board of directors which shall have the authority to determine the persons to receive awards, the type of awards to be issued, the number of shares of common stock to be covered by each award, and the terms and conditions. We will fix the period of each stock option and the term of the stock appreciation right, provided that no stock option or appreciation right shall be exercisable more than ten years after the date of grant. Stock options may be either incentive stock options or nonqualified stock options. We have reserved 600,000 shares of common stock for distribution pursuant to awards issued under the plan.

   On February 4, 1998, we approved the 1998 Employee Stock Purchase Plan, which is effective April 1, 1998. The plan provides for the issuance of up to 500,000 shares of common stock to be purchased by our eligible employees through periodic offerings. Our employees may purchase common stock through payroll deductions (not to exceed $20,000 per person within any calendar year) at 85% of the fair market value.

   On March 13, 1998, we purchased 100% of the outstanding shares of capital stock of Southern California School of Culinary Arts for $1,000,000. The acquisition will be accounted for as a purchase and based upon preliminary estimates, the purchase price in excess of the fair value of assets acquired and liabilities assumed is anticipated to be approximately $850,000. In connection with the acquisition, we entered into covenant not-to-compete agreements with the former owners of the school for a total price of $150,000.

   On May 13, 1998, we entered into an agreement with the holder of redeemable warrants to purchase 32,947 shares of common stock who had previously notified us that it was exercising its right requiring us to repurchase the warrants. The agreement permitted the warrant holder to exercise the warrants (a right previously given up when they exercised their right to put the warrants to CEC) in exchange for not requiring us to repurchase the warrants as provided under the warrant holders put right. The warrant holder did exercise the warrants.

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                        December 31, 1995, 1996 and 1997


   On July 31, 1998, we acquired certain assets and assumed certain liabilities of Scottsdale Culinary Institute, Inc. for approximately $9.9 million. The acquisition is accounted for as a purchase and the purchase price in excess of the fair value of assets acquired and liabilities assumed is approximately $8.4 million.

   In connection with the DOE's recent reviews of our compliance with the standards of financial responsibility, it has considered both ours and our institutions' financial statements as of and for the year then ended December 31, 1997 and balance sheets as of February 28, 1998. Based on such reviews, the DOE reduced the letters of credit we have been required to file with the DOE to maintain our institutions' participation in the Title IV Programs such that we are required to post and maintain and have posted and maintain irrevocable letters of credit of $3.4 million for IAMD, $8.9 million for Gibbs and $2.0 million for Western. The DOE also has removed its prior condition that limited the amount of Title IV funds that SCT, IAMD and Gibbs could disburse to their students.

   During 1998, we recorded approximately $4.7 million in additional goodwill related to the acquisition of IAMD, based upon the contingent earn-out provision of the purchase agreement.

   In October 1998, we refinanced our Credit Agreement. Under the new Credit Agreement, we can borrow up to $60 million under a revolving line of credit, such amount reduced by outstanding letters of credit. We can obtain up to $35 million in letters of credit. All other terms of the Credit Agreement remained substantially the same, except that the new Credit Agreement expires on October 26, 2003.

   On October 29, 1998, we entered into an agreement with Le Cordon Bleu Limited granting us exclusive rights to use the "Le Cordon Bleu" name in the United States and Canada in connection with our culinary education programs. We are developing a curriculum with Le Cordon Bleu for use at our culinary schools and the agreement will not take effect until this curriculum is approved by both of us. Upon approval of the curriculum, we will pay $1 million in common stock to Le Cordon Bleu. An additional payment of $1 million in common stock is due one year later. We will pay Le Cordon Bleu royalties based on tuition collected from students enrolled in Le Cordon Bleu programs at our schools. The agreement expires on December 31, 2008 but can be renewed for two successive terms of five years each.

   On January 4, 1999, we acquired 100% of the outstanding shares of capital stock of the Harrington Institute of Interior Design, Inc. for $2.9 million, subject to adjustment. The acquisition will be accounted for as a purchase, with the excess of the purchase price over the net assets acquired being recorded as goodwill.

17. COMPREHENSIVE INCOME (Unaudited)

   On January 1, 1998, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which requires companies to report all changes in equity during a period, expect those resulting from investment by owners and distributions to owners, in a financial statement for the period in which they are recognized. The disclosure of comprehensive income and accumulated other comprehensive income, which encompasses net income and foreign currency translation adjustments, is as follows:

                                                            Accumulated Other
                                                           Comprehensive Income
                                                             (Loss)--Foreign
                                             Comprehensive Currency Translation
                                                 Loss           Adjustment
                                             ------------- --------------------
                                                       (in thousands)
Balance December 31, 1996...................                      $ --
  Net Income for the year ended December 31,
   1997.....................................    $  (880)            --
  Other Comprehensive Income (Loss)--Foreign
   currency translation adjustment..........       (297)           (297)
                                                -------           -----
  Comprehensive loss for the year ended
   December 31, 1997........................    $(1,177)          $(297)
                                                -------           -----
Balance December 31, 1997...................        --            $(297)
  Net income for the nine months ended
   September 30, 1998.......................    $    35             --
  Other Comprehensive Income (Loss)--Foreign
   currency translation adjustment..........       (526)           (526)
                                                -------           -----
  Comprehensive loss for the nine months
   ended September 30, 1998.................    $  (491)
                                                =======
Balance, September 30, 1998.................                      $(823)
                                                                  =====

   The accumulated other comprehensive income (loss) balance as of January 1, 1997 has been restated in connection with our adoption of SFAS No. 130.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Career Education Corporation
Hoffman Estates, Illinois

   We have audited the accompanying consolidated balance sheets of The Katharine Gibbs Schools, Inc. and subsidiaries (a wholly-owned subsidiary of PRIMEDIA Inc., formerly K-III Communications Corporation) (the "Company") as of December 31, 1995 and 1996, and the related statements of consolidated operations, shareholder's deficiency, and consolidated cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of their operations and their cash flows, and for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
October 27, 1997

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1995 and 1996
                  (Dollars In Thousands, Except Share Amounts)

                                                              1995      1996
                                                             -------  --------
                           ASSETS
CURRENT ASSETS:
  Cash...................................................... $ 5,507  $  6,296
  Receivables:
    Students, net of allowance for doubtful accounts of
     approximately $520 and $433 at December 31, 1995 and
     1996, respectively.....................................   1,464     1,067
    Other...................................................     456       630
  Prepaid expenses and other current assets.................     599       103
                                                             -------  --------
      Total current assets..................................   8,026     8,096
                                                             -------  --------
PROPERTY AND EQUIPMENT, Net.................................   3,995     4,082
                                                             -------  --------
OTHER ASSETS:
  Intangible assets, net....................................  21,364    20,285
  Investment in Perkins loan program, net...................      50        29
  Other non-current assets..................................     217       292
                                                             -------  --------
      Total other assets....................................  21,631    20,606
                                                             -------  --------
TOTAL ASSETS................................................ $33,652  $ 32,784
                                                             =======  ========
          LIABILITIES AND SHAREHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable.......................................... $ 1,605  $  1,201
  Accrued expenses..........................................   2,117     2,312
  Advance student payments..................................   1,999     2,395
  Deferred tuition revenue..................................   1,727     1,072
  Other current liabilities.................................   1,173       791
  Current maturities of capital lease obligations...........      96        29
                                                             -------  --------
      Total current liabilities.............................   8,717     7,800
                                                             -------  --------
NON-CURRENT LIABILITIES:
  Capital lease obligations, less current maturities........      39        89
  Payable to PRIMEDIA Inc. .................................  26,679    26,851
  Other non-current liabilities.............................     653       805
                                                             -------  --------
      Total non-current liabilities.........................  27,371    27,745
                                                             -------  --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S DEFICIENCY:
  Common stock, $.01 par value; 1,000 shares authorized,
   1,000 shares issued and outstanding......................     --        --
  Accumulated deficit.......................................  (2,436)   (2,761)
                                                             -------  --------
      Total shareholder's deficiency........................  (2,436)   (2,761)
                                                             -------  --------
TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIENCY.............. $33,652  $ 32,784
                                                             =======  ========


                See notes to consolidated financial statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)

                                                               1995     1996
                                                              -------  -------
REVENUES:
  Tuition and registration fees, net......................... $22,343  $25,831
  Other, net.................................................   2,507    2,932
                                                              -------  -------
    Total revenues...........................................  24,850   28,763
                                                              -------  -------
OPERATING COSTS AND EXPENSES:
  Instruction................................................   5,945    6,427
  Selling, general and administrative........................  16,937   18,991
  Depreciation and amortization..............................   2,400    2,235
  Management fees charged by PRIMEDIA Inc....................     354      397
                                                              -------  -------
    Total operating costs and expenses.......................  25,636   28,050
                                                              -------  -------
INCOME (LOSS) FROM OPERATIONS................................    (786)     713
INTEREST EXPENSE.............................................   1,394    1,038
                                                              -------  -------
NET LOSS..................................................... $(2,180) $  (325)
                                                              =======  =======


                See notes to consolidated financial statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                     STATEMENTS OF SHAREHOLDER'S DEFICIENCY

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)

                                                       Common Stock
                                                       ------------- Accumulated
                                                       Shares Amount   Deficit
                                                       ------ ------ -----------
Balance at January 1, 1995............................ 1,000  $ --     $  (256)
  Net loss............................................   --     --      (2,180)
                                                       -----  -----    -------
Balance at December 31, 1995.......................... 1,000    --      (2,436)
  Net loss............................................   --     --        (325)
                                                       -----  -----    -------
Balance at December 31, 1996.......................... 1,000  $ --     $(2,761)
                                                       =====  =====    =======



                See notes to consolidated financial statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)

                                                               1995     1996
                                                              -------  -------
OPERATING ACTIVITIES:
 Net loss.................................................... $(2,180) $  (325)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization..............................   2,400    2,235
  Changes in operating assets and liabilities:
   (Increase) decrease in:
    Accounts receivable--students............................     463      397
    Accounts receivable--other...............................    (195)    (174)
    Prepaid expenses and other current assets................    (121)     496
    Other non-current assets.................................     (29)     (75)
   Increase (decrease) in:
    Accounts payable and accrued expenses....................   1,087     (209)
    Advance student payments and other current liabilities...  (1,158)      14
    Deferred tuition revenue.................................     639     (655)
    Other non-current liabilities............................     199      152
                                                              -------  -------
       Net cash provided by operating activities.............   1,105    1,856
                                                              -------  -------
INVESTING ACTIVITIES:
 Purchases of property and equipment.........................  (1,025)  (1,157)
 Investment in Perkins loan program, net.....................       9       21
                                                              -------  -------
       Net cash used in investing activities.................  (1,016)  (1,136)
                                                              -------  -------
FINANCING ACTIVITIES:
 Principal payments under capital lease obligations..........     (85)    (103)
 Increase in payable to PRIMEDIA Inc.........................   1,666      172
                                                              -------  -------
       Net cash provided by financing activities.............   1,581       69
                                                              -------  -------
NET INCREASE IN CASH.........................................   1,670      789
CASH, BEGINNING OF PERIOD....................................   3,837    5,507
                                                              -------  -------
CASH, END OF PERIOD.......................................... $ 5,507  $ 6,296
                                                              =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Interest paid............................................... $    26  $    16
                                                              =======  =======
NON-CASH INVESTING AND FINANCING ACTIVITIES--
 Equipment acquired under capital lease obligations.......... $    57  $    86
                                                              =======  =======


                See notes to consolidated financial statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)

1. DESCRIPTION OF THE BUSINESS AND GENERAL

   The Katharine Gibbs Schools, Inc. (which together with its subsidiaries is herein referred to as the "Company") is headquartered in New York, New York, and has wholly-owned subsidiary campuses in New York, New York; Melville, New York; Boston, Massachusetts; Montclair, New Jersey; Piscataway, New Jersey; Norwalk, Connecticut; and Providence, Rhode Island. The schools are private post-secondary vocational schools which are engaged in the instruction of business career education programs leading towards degrees or certificates of completion in secretarial arts, business administration, hospitality management, and hotel and restaurant management.

   On March 7, 1994, the operating assets and liabilities of the Company were acquired from Phillips Colleges, Inc. by The Katharine Gibbs Schools, Inc. (formerly K-III KG Holdings Corporation), a wholly-owned subsidiary of PRIMEDIA Inc. (formerly K-III Communications Corporation) (the ultimate parent company, "PRIMEDIA").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation--The consolidated financial statements include the accounts of The Katharine Gibbs Schools, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Concentration of Credit Risk--The Company extends unsecured credit for tuition to a significant portion of the students who are in attendance at the schools. A substantial portion of credit extended to students is repaid through the student's participation in Federally funded financial aid programs. The Company generally completes and approves the financial aid packet of each student who qualifies for financial aid prior to the student's beginning of class in an effort to enhance the collectibility of its unsecured credit. Transfers of funds from the financial aid programs to the Company are made in accordance with the United States Department of Education (the "DOE") requirements.

   The Company participates in various Federal student financial aid programs under Title IV of the Higher Education Act of 1965, as amended ("Title IV Programs"). Approximately 62% and 63% of the Company's net revenue was collected from funds distributed under these programs for 1995 and 1996, respectively.

   Investment in Perkins Loan Program, Net--The Company participates in the Perkins Loan program in order to provide continuing long-term, low interest loans to qualifying students in need of financial assistance. Perkins loans are available on the basis of student financial need and are subject to the availability of Perkins loan funds at the institution. There is a 25% institutional matching requirement for Perkins loans. The Company carries its investment at cost, net of an allowance of $19 at December 31, 1995 and 1996.

   Marketing and Advertising Costs--Marketing and advertising costs are expensed as incurred. Marketing and advertising costs included in selling, general and administrative expenses were $4,282 and $5,687 for 1995 and 1996, respectively.

   Property and Equipment, Net--Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized utilizing the straight-line method over their useful lives. Leasehold improvements are amortized over their useful lives or lease term, whichever is shorter.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)

Improvements are capitalized while maintenance and repairs are expensed as incurred. The estimated useful lives and cost basis of property and equipment at December 31, 1995 and 1996, are as follows:

                                                   1995   1996       Life
                                                  ------ ------ ---------------
      Building................................... $  608 $  633      31.5 years
      Furniture, fixtures and equipment..........  4,040  5,194    5 to 7 years
      Leasehold improvements.....................    844    908 1.5 to 11 years
                                                  ------ ------
      Total at cost..............................  5,492  6,735
      Less accumulated depreciation and
       amortization..............................  1,497  2,653
                                                  ------ ------
                                                  $3,995 $4,082
                                                  ====== ======

   The cost of equipment acquired under capital leases was $256 and $143 at December 31, 1995 and 1996, respectively. Accumulated amortization of equipment acquired under capital leases was $138 and $18 at December 31, 1995 and 1996, respectively.

   Intangible Assets--Intangible assets include the excess of purchase price over net assets acquired resulting from the business acquisition described in
Note 1. Intangible assets are being amortized on a straight-line basis over their estimated useful life. At December 31, 1995 and 1996, the cost basis and useful lives of intangible assets consist of the following:

                                                       1995    1996     Life
                                                      ------- ------- --------
      Excess of purchase price over net assets
       acquired...................................... $ 9,464 $ 9,464 40 years
      Trademarks.....................................   6,569   6,569 40 years
      Non-compete agreement..........................   1,000   1,000  2 years
      Curriculum.....................................   7,038   7,038 12 years
                                                      ------- -------
                                                       24,071  24,071
      Less accumulated amortization..................   2,707   3,786
                                                      ------- -------
                                                      $21,364 $20,285
                                                      ======= =======

   The recoverability of the carrying values of the excess of the purchase price over the net assets acquired and other intangible assets is evaluated quarterly to determine if an impairment in value has occurred. An impairment in value will be considered to have occurred when it is determined that the undiscounted future operating cash flows generated by the acquired business is not sufficient to recover the carrying values of such intangible assets. If it has been determined that an impairment in value has occurred, the excess of the purchase price over the net assets acquired and other intangible assets would be written down to an amount which will be equivalent to the present value of the future operating cash flows to be generated by the acquired business.

   Revenue Recognition--Revenue is derived primarily from courses taught at the schools. Tuition revenue is recognized ratably over the length of the applicable course. Textbook sales and other revenues are recognized as services are performed. If a student withdraws, future revenue would be reduced by the amount of refund due to the student. Refunds are calculated in accordance with Federal, state and accrediting agency standards.

   Deferred Rent Obligations--Certain of the schools' facility leases include rental concessions, as defined in the various lease agreements. The Company recognizes rent expense on a straight-line basis over the terms of the various leases, ranging from 7 to 11 years. Rent expense recognized differs from the actual cash payments required to be made under these lease agreements.

              THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                For the Years Ended December 31, 1995 and 1996
                            (Dollars In Thousands)


   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates. In 1996, the Company recorded an adjustment to reduce certain liabilities established in prior periods, which decreased net loss by approximately $341.

   Fair Value of Financial Instruments--The fair value of financial instruments approximates carrying value.

3. INCOME TAXES

   The results of operations of the Company are included in the consolidated Federal income tax return of PRIMEDIA. The income tax provision has been computed as if the Company filed a separate return. At December 31, 1996, the Company, on a stand-alone basis, had aggregate net operating loss carryforwards of approximately $4,200 for Federal and state income taxes. As a result of the disposition of the Company on May 31, 1997, as discussed in Note 8, PRIMEDIA will retain all net operating losses up to the date of disposition. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes.

   The components of the deferred income tax assets consist of the following at December 31, 1995 and 1996:

                                                                   1995   1996
                                                                  ------ ------
Allowance for doubtful accounts receivable....................... $  212 $  195
Book depreciation over tax depreciation..........................      6    136
Deferred rent obligations........................................    292    352
Intangible assets................................................    190     99
Operating loss carryforwards.....................................  1,200  1,675
Other............................................................    493    250
                                                                  ------ ------
  Total deferred tax assets......................................  2,393  2,707
Less valuation allowance.........................................  2,393  2,707
                                                                  ------ ------
Total............................................................ $  --  $  --
                                                                  ====== ======

4. CAPITAL LEASE OBLIGATIONS

   The Company leases certain equipment under capital leases. The Company incurred interest expense related to these capital leases of $26 and $16 for 1995 and 1996, respectively.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)


   The future minimum payments on the obligations under capital leases as of December 31, 1996, are as follows:

      1997................................................................ $ 37
      1998................................................................   37
      1999................................................................   37
      2000................................................................   31
      2001................................................................    5
                                                                           ----
                                                                            147
      Less portion applicable to interest at rates ranging from 5.18
       percent to 10.38 percent...........................................   29
                                                                           ----
      Principal obligations under capital leases..........................  118
      Less current portion................................................   29
                                                                           ----
                                                                           $ 89
                                                                           ====

5. COMMITMENTS AND CONTINGENCIES

   Operating Leases--The Company rents seven of its eight administrative and classroom facilities and certain equipment under noncancellable operating leases. The facility leases require the Company to make monthly payments covering rent, taxes, insurance and maintenance costs and expire at various times through 2007. Rent expense under operating leases exclusive of taxes, insurance and maintenance of the facilities and equipment for 1995 and 1996, was approximately $3,418 and $4,098, respectively.

   Future minimum lease payments under these noncancellable operating leases as of December 31, 1996, are approximately as follows:

             1997............................. $ 3,646
             1998.............................   3,590
             1999.............................   3,611
             2000.............................   3,690
             2001.............................   3,295
             2002 and thereafter..............   7,441
                                               -------
                                               $25,273
                                               =======

   Litigation--The Company is subject to occasional lawsuits, investigations and claims arising out of the normal conduct of its business. Management does not believe the outcome of any of these legal actions and claims will have a material adverse impact on the Company's consolidated financial statements.

   Regulatory--Each of the Company's schools has Federal financial assistance programs which are subject to ongoing program reviews by the DOE, Title IV program audits by external auditors and state program audits by state agencies. Any regulatory violation could be the basis for the initiation of a suspension, limitation or termination proceeding against the Company. To minimize risks associated with noncompliance, the Company conducts periodic reviews of its schools' financial conditions. Changes in DOE funding of Federal student financial aid programs could impact the Company's ability to attract students.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                 For the Years Ended December 31, 1995 and 1996
                             (Dollars In Thousands)


   Each of the Company's schools is also required to meet certain financial and other standards in order to qualify to participate in Title IV programs. These include maintaining an acid test ratio (defined as cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1, having a positive tangible net worth at the end of each fiscal year, collecting less than 85% of its education revenues from Title IV funds on an annual basis, not having cumulative net operating losses during its two most recent fiscal years that result in a decline of more than 10% of the individual school's tangible net worth at the beginning of that two-year period, and not having cohort default rates on Federal student loans that equal or exceed 25% for three consecutive federal fiscal years, amongst others. At December 31, 1996, each of the Company's schools was in compliance with such requirements.

6. TRANSACTIONS WITH PARENT COMPANY

   The payable to PRIMEDIA includes a note payable to PRIMEDIA of $13,865 and $11,413 as of December 31, 1995 and 1996, respectively. Interest accrues on the note payable at PRIMEDIA's weighted average borrowing rate. Interest expense of $1,368 and $1,022 on the note payable to PRIMEDIA has been recorded for 1995 and 1996, respectively. The note payable to PRIMEDIA is payable on demand, however, PRIMEDIA has no intention of demanding payment in the next twelve months. The Company pays PRIMEDIA management fees for costs and expenses incurred by PRIMEDIA on behalf of the Company for certain services, including treasury, consulting, insurance, tax, financing and other services.

7. EMPLOYEE BENEFIT PLANS

   The Company participates in a PRIMEDIA contributory profit sharing plan, established pursuant to the provisions of Section 401(k) of the Internal Revenue Code, that provides retirement benefits for eligible employees of the Company. This plan requires matching contributions to eligible employees. The Company's matching contributions were $12, and $23 for 1995 and 1996, respectively.

8. SUBSEQUENT EVENTS

   On May 31, 1997, PRIMEDIA sold 100% of the outstanding shares of capital stock of the Company to Career Education Corporation ("CEC") for approximately $20,000. The sales price is subject to certain adjustments. In connection with the sale, PRIMEDIA also entered into a covenant not-to-compete agreement with CEC for proceeds totaling $7,000. The covenant not-to-compete restricts PRIMEDIA's ability to own or operate certain types of post-secondary vocational schools for a period of five years.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                        June 30, 1996, and May 31, 1997
                       (Unaudited, dollars in thousands)

                                                               June
                                                                30,    May 31,
                                                               1996     1997
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
  Cash....................................................... $ 5,992  $ 1,157
  Accounts receivable, net of allowance for doubtful accounts of approximately $668 and $607 at June 30, 1996, and May
   31, 1997, respectively....................................   1,495    2,987
  Prepaid expenses and other current assets..................     617       75
                                                              -------  -------
    Total current assets.....................................   8,104    4,219
                                                              -------  -------
PROPERTY AND EQUIPMENT, net..................................   4,082    3,901
                                                              -------  -------
OTHER ASSETS:
  Intangibles, net...........................................  20,751   19,830
  Other noncurrent assets....................................     259       60
                                                              -------  -------
    Total other assets.......................................  21,010   19,890
                                                              -------  -------
TOTAL ASSETS................................................. $33,196  $28,010
                                                              =======  =======
          LIABILITIES AND SHAREHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
  Current maturities of capital lease obligations............ $    68  $    83
  Accounts payable...........................................     934      282
  Accrued expenses...........................................   2,354    1,782
  Deferred tuition revenue...................................   2,558    3,772
                                                              -------  -------
    Total current liabilities................................   5,914    5,919
                                                              -------  -------
NON-CURRENT LIABILITIES, net of current portion..............     767    1,069
                                                              -------  -------
PAYABLE TO PRIMEDIA Inc......................................  29,754   23,170
                                                              -------  -------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S DEFICIENCY:
  Common stock, $0.01 par value; 1,000 shares authorized,
   issued and outstanding at June 30, 1996, and May 31, 1997.     --       --
  Accumulated deficit........................................  (3,239)  (2,148)
                                                              -------  -------
    Total shareholder's deficiency...........................  (3,239)  (2,148)
                                                              -------  -------
TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIENCY............... $33,196  $28,010
                                                              =======  =======

        The accompanying notes are an integral part of these statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  For the Six Months Ended June 30, 1996, and
                     For the Five Months Ended May 31, 1997
                       (Unaudited, dollars in thousands)

                             June 30, 1996 May 31, 1997
                             ------------- ------------
REVENUE:
  Tuition and registration
   fees, net................    $12,179      $11,606
  Other, net................      1,316        1,222
                                -------      -------
    Total net revenue.......     13,495       12,828
                                -------      -------
OPERATING COSTS AND
 EXPENSES:
  Instruction...............      3,247        3,029
  Selling, general and
   administrative...........      9,261        8,028
  Depreciation and
   amortization.............      1,199          901
  Management fees charged by
   PRIMEDIA, Inc............         82           15
                                -------      -------
    Total operating
     expenses...............     13,789       11,973
                                -------      -------
    Income (loss) from
     operations.............       (294)         855
                                -------      -------
INTEREST EXPENSE............        509          242
                                -------      -------
    Income (loss) before
     provision for income
     taxes..................       (803)         613
PROVISION FOR INCOME TAXES..        --           --
                                -------      -------
NET INCOME (LOSS)...........    $  (803)     $   613
                                =======      =======



        The accompanying notes are an integral part of these statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  For the Six Months Ended June 30, 1996, and
                     For the Five Months Ended May 31, 1997
                       (Unaudited, dollars in thousands)

                                                             June 30,  May 31,
                                                               1996     1997
                                                             --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES........................ $(1,436)  $(1,057)
                                                             --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................     (542)    (134)
                                                             --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in Payable to PRIMEDIA, Inc...........    2,464   (3,948)
                                                             --------  -------
NET INCREASE (DECREASE) IN CASH.............................      486   (5,139)
CASH, beginning of period...................................    5,506    6,296
                                                             --------  -------
CASH, end of period......................................... $  5,992  $ 1,157
                                                             ========  =======
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital leases entered into for the purchase of equipment. $     34  $   158
                                                             ========  =======


        The accompanying notes are an integral part of these statements.

               THE KATHARINE GIBBS SCHOOLS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                        June 30, 1996, and May 31, 1997

1. BASIS OF PRESENTATION

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of financial position and the results of operations and cash flows have been included, and the disclosures made are adequate to prevent the information presented from being misleading. Operating results for the six months ended June 30, 1996, and the five months ended May 31, 1997, are not necessarily indicative of the results that may be expected for the fiscal years ended December 31, 1996 and 1997. These financial statements should be read in conjunction with, and have been prepared in conformity with the accounting principles reflected in the financial statements and related notes of The Katharine Gibbs Schools, Inc. and Subsidiaries (the "Company") as of and for the year ended December 31, 1996.

2. SUBSEQUENT EVENTS

   On May 31, 1997, PRIMEDIA, Inc. (formerly K-III Communications Corporation) ("PRIMEDIA"), the sole shareholder of the Company, sold 100% of the outstanding shares of capital stock of the Company to Career Education Corporation ("CEC") for approximately $20,000,000. The sales price is subject to certain adjustments. In connection with the sale, PRIMEDIA also entered into a covenant not-to-compete agreement with CEC for proceeds totaling $7,000,000. The covenant not-to-compete restricts PRIMEDIA's ability to own or operate certain types of postsecondary vocational schools for five years.

3. USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Scottsdale Culinary Institute, Inc.:

   We have audited the accompanying balance sheets of SCOTTSDALE CULINARY INSTITUTE, INC. (a Delaware corporation) as of December 31, 1996 and 1997, and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scottsdale Culinary Institute, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Chicago, Illinois
September 25, 1998 (except
with respect to the matter
discussed in Note 7, as to
which the date is December
17, 1998)

                      SCOTTSDALE CULINARY INSTITUTE, INC.

                                 BALANCE SHEETS

                             (Dollars in thousands)

                                                             December 31
                                                             -----------   June 30
                                                             1996  1997     1998
                                                             ----- ----- -----------
                           ASSETS                                        (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents................................. $ 359 $ 288   $  766
  Receivables, net of allowance for doubtful accounts of $5.   264   388      375
  Inventories and other current assets......................    62    63       64
                                                             ----- -----   ------
      Total current assets..................................   685   739    1,205
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization...............................................   270   201      187
OTHER ASSETS................................................    14    15       15
                                                             ----- -----   ------
TOTAL ASSETS................................................ $ 969 $ 955   $1,407
                                                             ===== =====   ======
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, accrued expenses and other current
   liabilities.............................................. $ 251 $ 199   $  163
  Deferred tuition revenue..................................   355   338      299
                                                             ----- -----   ------
      Total current liabilities.............................   606   537      462
LONG-TERM DEBT, net of current portion......................    31    17       15
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 1,000,000 shares authorized;
   51,000 shares issued and outstanding at December 31,
   1997, December 31, 1996 and June 30, 1998................    51    51       51
  Additional paid-in capital................................   145   145      145
  Retained earnings.........................................   136   205      734
                                                             ----- -----   ------
      Total shareholders' equity............................   332   401      930
                                                             ----- -----   ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................. $ 969 $ 955   $1,407
                                                             ===== =====   ======

        The accompanying notes are an integral part of these statements.

                      SCOTTSDALE CULINARY INSTITUTE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                             (Dollars in thousands)

                                        For the Years     For the Six Months
                                      Ended December 31      Ended June 30
                                      ------------------  --------------------
                                        1996      1997      1997       1998
                                      --------  --------  ---------  ---------
                                                              (Unaudited)
REVENUE:
  Tuition and registration fees, net. $  3,823  $  4,428  $   2,272  $   2,469
  Other, net.........................      408       415        221        232
                                      --------  --------  ---------  ---------
      Total net revenue..............    4,231     4,843      2,493      2,701
OPERATING EXPENSES:
  Educational services and
   facilities........................    2,445     2,565      1,323      1,168
  General and administrative.........    1,097     1,292        565        575
  Depreciation and amortization......      107        94         46         38
  Rent paid to related party.........      --         62        --         162
                                      --------  --------  ---------  ---------
      Total operating expenses.......    3,649     4,013      1,934      1,943
                                      --------  --------  ---------  ---------
      Income from operations.........      582       830        559        758
OTHER INCOME, net....................       33        62          5         11
                                      --------  --------  ---------  ---------
NET INCOME...........................      615       892        564        769
Retained earnings, beginning of
 period..............................      250       136        136        205
Distributions to shareholders........     (729)     (823)      (206)      (240)
                                      --------  --------  ---------  ---------
RETAINED EARNINGS, END OF PERIOD..... $    136  $    205  $     494  $     734
                                      ========  ========  =========  =========



        The accompanying notes are an integral part of these statements.

                      SCOTTSDALE CULINARY INSTITUTE, INC.

                            STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                                  For the Six
                                           For the Years Ended      Months
                                               December 31       Ended June 30
                                           --------------------  --------------
                                             1996       1997      1997    1998
                                           ---------  ---------  ------  ------
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................  $     615  $     892  $  564  $  769
  Adjustments to reconcile net income to
   net cash provided by operating
   activities--
    Depreciation and amortization........        107         94      46      38
    Loss on disposal of asset............          1          3       1     --
    Changes in operating assets and
     liabilities--
      Receivables, net...................        (21)      (124)    (69)     13
      Inventories and other current
       assets............................          7         (1)     (2)     (1)
      Accounts payable, accrued expenses
       and other current liabilities.....         95        (44)    (29)    (36)
      Deferred tuition revenue...........       (286)       (17)     62     (39)
                                           ---------  ---------  ------  ------
        Net cash provided by operating
         activities......................        518        803     573     744
                                           ---------  ---------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....       (134)       (28)    (3)     (24)
  Other assets...........................          2         (1)      1     --
                                           ---------  ---------  ------  ------
        Net cash used in investing
         activities......................       (132)       (29)    (2)     (24)
                                           ---------  ---------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders..........       (729)      (823)   (206)   (240)
  Repayments of long-term debt...........        (14)       (22)    (10)    (2)
  Proceeds from issuance of long-term
   debt..................................         31        --      --      --
                                           ---------  ---------  ------  ------
        Net cash used in financing
         activities......................       (712)      (845)   (216)   (242)
                                           ---------  ---------  ------  ------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.............................       (326)       (71)    355     478
CASH AND CASH EQUIVALENTS, beginning of
 period..................................        685        359     359     288
                                           ---------  ---------  ------  ------
CASH AND CASH EQUIVALENTS, end of period.        359        288     714     766
                                           =========  =========  ======  ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for
   interest..............................          2          2     --       16
                                           =========  =========  ======  ======

        The accompanying notes are an integral part of these statements.

                      SCOTTSDALE CULINARY INSTITUTE, INC.

                         NOTES TO FINANCIAL STATEMENTS

   (Information for the Six Months Ended June 30, 1997 and 1998 is Unaudited)

1. DESCRIPTION OF THE BUSINESS

   Scottsdale Culinary Institute, Inc. (the "Company" or the "School") was incorporated in June 1986 for the purpose of operating a school to provide professional culinary education. The School, located in Scottsdale, Arizona, provides professional culinary education leading to an Associate of Occupational Studies degree in Culinary Arts and Sciences and Restaurant Management. The School also operates a restaurant open to the public.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The financial statements and related notes thereto for the six months ended June 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly information set forth herein. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the fiscal year ending December 31, 1998. The principal accounting policies of the Company are as follows:

 Concentration of Credit Risk

   The Company extends unsecured credit for tuition to a significant portion of the students who are in attendance at the School. A substantial portion of credit extended to students is repaid through the students' participation in federally funded financial aid programs under Title IV of the Higher Education Act of 1965, as amended ("Title IV Programs"). Approximately 58%, 55%, 57% and 55% of the Company's net revenue was collected from Title IV Program funds for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively. The Company generally completes and approves the financial aid packet of each student who qualifies for financial aid prior to the student's beginning class in an effort to enhance the collectibility of its unsecured credit. Transfers of funds from the financial aid programs to the Company are made in accordance with DOE requirements. Changes in DOE funding of federal student financial aid programs could impact the Company's ability to attract students.

 Cash and Cash Equivalents

   Cash and cash equivalents consists of cash in banks and money market funds.

 Restricted Cash

   Cash received from the U. S. Government under various student aid grant and loan programs is considered to be restricted. Restricted cash is held in separate bank accounts and does not become available for general use by the Company until the financial aid is credited to the accounts of students and the cash is transferred to an operating account. There is no restricted cash included in the cash and cash equivalents balance at December 31, 1996, December 31, 1997 and June 30, 1998.

 Inventories

   Inventories consisting principally of food and beverage, program materials, books and supplies are stated at the lower of cost, determined on a first-in, first-out basis or market.

                      SCOTTSDALE CULINARY INSTITUTE, INC.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are recognized utilizing the straight-line method over the related assets useful lives. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term. The cost basis and estimated useful lives of property and equipment at December 31, 1996, December 31, 1997 and June 30, 1998, are as follows (dollars in thousands):

                                                  December 31
                                                  ----------- June 30
               Asset Description                  1996  1997   1998      Life
               -----------------                  ----- ----- ------- ----------
Classroom equipment and other instructional
 materials......................................  $ 492 $ 469  $478   5-10 years
Leasehold improvements..........................    266   265   280   3-10 years
                                                  ----- -----  ----
                                                    758   734   758
Less--Accumulated depreciation and amortization.    488   533   571
                                                  ----- -----  ----
                                                  $ 270 $ 201  $187
                                                  ===== =====  ====

   The Company reviews long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. To date, no such events or changes in circumstances have occurred. If such events or changes in circumstances occur, the Company will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the asset (or acquired business) are less than the carrying value of the related asset. The impairment loss would adjust the asset to its fair value.

 Revenue Recognition

   Revenue is derived primarily from courses taught at the School. Tuition revenue is recognized on a straight-line basis during the period of instruction provided by the School. Other revenues consist of restaurant revenues and are recognized as services are performed. If a student withdraws, future revenue is reduced by the amount of refund due to the student. Refunds are calculated in accordance with federal, state and accrediting agency standards. Deferred tuition revenue represents the portion of tuition payments received but not earned and is reflected as a current liability on the balance sheet as such amount is expected to be earned within the next year.

 Marketing and Advertising Costs

   Marketing and advertising costs are expensed as incurred. Marketing and advertising costs included in general and administrative expenses were approximately $221,000, $191,000, $93,000 and $113,000 for the years ended
December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

 Income Taxes

   The Company has elected to be treated as an S Corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the shareholders of the Company are responsible for the federal taxes arising from its operations. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

 Use of Estimates

   The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

                      SCOTTSDALE CULINARY INSTITUTE, INC.

3. LINE OF CREDIT

   At December 31, 1996 and December 31, 1997, the Company had available a line of credit providing for borrowings of up to $200,000, bearing interest at the bank's reference rate plus 1.5%. The line of credit contains certain financial covenants and is guaranteed by the shareholders. The line of credit was not utilized at December 31, 1996 and December 31, 1997, and expired in April 1998.

4. COMMITMENTS AND CONTINGENCIES

 Regulatory

   The Company has federal financial assistance programs that are subject to ongoing program reviews by the DOE and Title IV program audits by external auditors. Based upon the results of such audits and reviews, the Company may have to repay funds previously granted to its students through loans and grants, and pay interest, fines and/or penalties. Management believes such amounts would be minimal and does not expect them to have a material effect on the results of operations of the Company.

   The Company is also required to meet certain financial and other standards in order to qualify to participate in Title IV programs. These include maintaining an acid test ratio (defined as cash, cash equivalents, and current accounts receivable to current liabilities) of at least 1:1, having a positive tangible net worth at the end of each fiscal year, to collect less than 85% of its education revenues from Title IV funds on an annual basis, not to have cumulative net operating losses during the most recent fiscal years that result in a decline of more than 10% of the Company's tangible net worth at the beginning of that two-year period, and a student default rate on their federal loans of not more than 25% for any three-year consecutive period, amongst others.

 Leases

   The Company leases equipment under capital leases expiring at various dates through 2002. In addition, the Company leases its school facility and certain equipment under noncancellable operating leases expiring at various dates through 2008. Rent expense, exclusive of taxes, insurance and maintenance of the facility and equipment for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998 was approximately $369,000, $436,000, $220,000 and $191,000, respectively.

   Future minimum lease payments under these capital and operating leases as of June 30, 1998 are as follows:

                                                   Capital Operating
                                                   Leases    Leases     Total
                                                   ------- ---------- ----------
      Remainder of 1998........................... $ 3,153 $  166,742 $  169,895
      1999........................................   6,304    320,307    326,611
      2000........................................   6,304    318,792    325,096
      2001........................................   6,304    318,792    325,096
      2002........................................   3,341    318,792    322,133
      2003........................................     --     318,066    318,066
      2004 and thereafter.........................     --   1,205,750  1,205,750
                                                   ------- ---------- ----------
                                                    25,406 $2,967,241 $2,992,647
                                                           ========== ==========
      Less--portion attributable to interest......   6,904
                                                   -------
      Principal payments..........................  18,502
      Less--Current portion.......................   3,527
                                                   -------
                                                   $14,975
                                                   =======

 Litigation

   The Company is subject to occasional lawsuits, investigations and claims arising out of the normal conduct of its business. At June 30, 1998, the Company is not a party to any material legal action.

5. RELATED-PARTY TRANSACTIONS

   Effective October 15, 1997, the Company leases its office and school space from an affiliated company operated by the Company's shareholders. Total rent expense under this agreement was approximately $62,000 and $162,000 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. In addition, the Company loaned the affiliated company $6,500. This amount is included in receivables at December 31, 1997.

   As of June 30, 1998, the Company has guaranteed a $750,000 bank loan of an affiliated company. The Company's equipment serves as collateral for the loan.

6. EMPLOYEE BENEFIT PLAN

   The Company maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits for eligible employees of the Company. This plan requires matching contributions to eligible employees. The Company's matching contributions were approximately $9,600, $12,500, $0 and $9,300 for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

7. SUBSEQUENT EVENT

   On July 31, 1998, SCI Acquisition, Ltd., a wholly owned subsidiary of Career Education Corporation ("CEC"), purchased certain assets and assumed certain liabilities of the Company for a sales price of approximately $9,900,000. Subsequent to the purchase, SCI Acquisition, Ltd. changed its name to Scottsdale Culinary Institute, Ltd.

                              [INSIDE BACK COVER]

                           Map of North America with
                           Logos of the Company and its
                           Schools superimposed on the map
                           indicating the location of
                           each campus.

                           Below the map are the logos,
                           full names and addresses of
                           each of the schools
                           and their campuses.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Exepnses of Issuance and Distribution

   Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of our common stock pursuant to the prospectus contained in this Registration Statement. The Registrant will pay all of these expenses.

                                                                     Approximate
                                                                       Amount
                                                                     -----------
      Securities and Exchange Commission registration fee...........   $17,374
      NASD filing fee...............................................     6,750
      Accountants' fees and expenses................................      *
      Blue Sky fees and expenses....................................      *
      Legal fees and expenses.......................................      *
      Transfer Agent and Registrar fees and expenses................      *
      Printing and engraving........................................      *
      Miscellaneous expenses........................................      *
                                                                       -------
          Total.....................................................   $  *
                                                                       =======

--------
*  To be provided by amendment

   All expenses other than the Securities and Exchange Commission registration fee and NASD filing fee are estimated.

Item 14. Indemnification of Directors and Officers

   Article XII of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Registrant shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant. The Registrant has entered into indemnity agreements with each of its directors. These agreements may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' liability insurance if available on reasonable terms.

   In addition, Article XII of the Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

   Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

   The Registrant has purchased a directors' and officers' liability insurance policy.

   Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Registrant, its directors, certain of its officers and persons who control the Registrant within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Prior to the consummation of our initial public offering in February 1998, the Registrant's outstanding capital stock consisted of (i) four classes of common stock: Class A Voting Common Stock, $.01 par value (the "Class A Common Stock"); Class B Voting Common Stock, $.01 par value (the "Class B Common Stock"); Class C Non-voting Common Stock, $.01 par value (the "Class C Common Stock"); and Class E Non-voting Common Stock, $.01 par value (the "Class E Common Stock") (the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class E Common Stock are collectively referred to as the "Existing Common Stock"); and (ii) three classes of preferred stock: preferred stock, Series A, $.01 par value (the "Series A Preferred Stock"); preferred stock, Series C, $.01 par value (the "Series C Preferred Stock"); and Series D Preferred Stock, $.01 par value (the "Series D Preferred Stock") (the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to as the "Existing Preferred Stock").

   The following information reflects a 100-for-one split of the Registrant's common stock effected as of July 31, 1995 and a 10-for-one split of our Series C Preferred Stock effected as of July 26, 1996. It does not reflect the following transactions effected immediately prior to the consummation of the initial public offering: (i) the Amended and Restated Certificate of Incorporation of the Registrant was amended to provide, among other things, for
(a) only two classes of capital stock, consisting of our common stock and preferred stock, $.01 par value, (b) the conversion of all shares of Existing Common Stock into Common Stock at the rate of 9.376 shares of Common Stock for every share of Existing Common Stock, and (c) the conversion (the "Preferred Stock Conversion") of all Existing Preferred Stock (including all accrued paid-in-kind dividends thereon) into common stock at a rate determined by dividing the liquidation value of the Existing Preferred Stock (including the liquidation value of the accrued paid-in-kind dividends) by the initial public offering price of our common stock in the initial public offering (converting into 2,423,481 shares of common stock); and then (ii) all outstanding warrants to purchase Class D Non-Voting Common Stock, $.01 par value (the "Class D Common Stock"), and Class E Common Stock were exercised for an aggregate of 624,062 shares of common stock.

   On February 28, 1997, pursuant to a Securities Purchase Agreement dated as of February 28, 1997 (the "February 1997 Agreement"), the Registrant issued (i) 1,391 shares of Series D Preferred Stock and warrants to purchase 1,655 shares of Class E Common Stock to Heller in exchange for total consideration of $1,391,000, (ii) 468 shares of Series D Preferred Stock and warrants to purchase 558 shares of Class E Common Stock to Electra in exchange for total consideration of $468,000, (iii) 84 shares of Series D Preferred Stock and warrants to purchase 99 shares of Series E Common Stock to Dowdell in exchange for total consideration of $84,000, (iv) 16 shares of Series D Preferred Stock and warrants to purchase 19 shares of Class E Common Stock to Larson in exchange for total consideration of $16,000, (v) 15 shares of Series D Preferred Stock and warrants to purchase 18 shares of Class E Common Stock to Klettke in exchange for total consideration of $15,000 and (vi) 26 shares of Series D Preferred Stock and warrants to purchase 31 shares of Class E Common Stock to Laub in exchange for total consideration of $26,000.

   On May 30, 1997, pursuant to the February 1997 Agreement, the Registrant issued (i) 3,995 shares of Series D Preferred Stock and warrants to purchase 4,754 shares of Class E Common Stock to Heller in exchange for total consideration of $3,995,000, (ii) 1,348 shares of Series D Preferred Stock and warrants to purchase 1,603 shares of Class E Common Stock to Electra in exchange for total consideration of $1,348,000, (iii) 44 shares of Series D Preferred Stock and warrants to purchase 52 shares of Class E Common Stock to Larson in exchange for total consideration of $44,000, (iv) 42 shares of Series D Preferred Stock and warrants to purchase 50 shares of Class E Common Stock to Klettke in exchange for total consideration of $42,000 and (v) 71 shares of Series D Preferred Stock and warrants to purchase 85 shares of Class E Common Stock to Laub in exchange for total consideration of $71,000.

   On May 30, 1997, pursuant to a Securities Purchase Agreement dated as of May 30, 1997 (the "May 1997 Agreement"), the Registrant issued (i) 11,127 shares of Series D Preferred Stock and warrants to purchase 26,842 shares of Class E Common Stock to Heller in exchange for total consideration of $11,127,000,
(ii) 2,376 shares of Series D Preferred Stock and warrants to purchase 5,732 shares of Class E Common Stock to Electra in exchange for total consideration of $2,376,000 and (iii) 122 shares of Series D Preferred Stock and warrants to purchase 295 shares of Class E Common Stock to Klettke in exchange for total consideration of $122,000.

   On June 30, 1997, pursuant to the May 1997 Agreement, the Registrant issued 1,375 shares of Series D Preferred Stock and warrants to purchase 3,317 shares of Class E Common Stock to Electra in exchange for total consideration of $1,375,000.

   No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by the Registrant in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act, including Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

      1*       Form of Underwriting Agreement.
      2.1**    Asset Purchase Agreement dated as of September 30, 1996, among the Registrant, WCI Acquisition, Ltd., Phillips Educational
               Group of Portland, Inc., and Phillips Colleges, Inc.
      2.2**    Stock Sale Agreement dated as of April 7, 1997, between K-III
               Prime Corporation, Inc. and the Registrant.
      2.3**    Stock Purchase Agreement dated as of June 30, 1997, among IAMD
               Acquisition I, Ltd. and Clem Stein, Jr., Marion Stein, Leonard
               Rutstein, Barbara Ann Scott King, Thomas V. King, William W.
               Wirtz and David Powell.
      2.4**    Share Purchase Agreement dated as of June 30, 1997, among the
               Registrant and Clem Stein, Jr., Leonard Rutstein, Barbara Ann
               Scott King and Lawrence N. Gross.
      2.5***   Asset Purchase Agreement dated as of July 1, 1998 by and among
               Scottsdale Institute, Inc., an Arizona corporation, The Frank G.
               and Elizabeth S. Leite Revocable Trust dated April 14, 1992,
               Frank G. Leite and Elizabeth S. Leite, and SCI Acquisition I,
               Ltd., a Delaware Corporation.
      3.1+     Amended and Restated Certificate of Incorporation of the
               Registrant.
      3.2+     Amended and Restated By-laws of the Registrant.
      4.1**    Specimen stock certificate representing common stock.
      4.3      Credit Agreement dated as of October 26, 1998 among the
               Registrant, as borrower, the Co-Borrowers named therein, the lenders named therein, LaSalle National Bank, as administrative agent and The Bank of Nova Scotia as foreign currency agent.
      5*       Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
     10.1**    Career Education Corporation 1995 Stock Option Plan, as amended.
     10.2**    Form of Option Agreement under the Registrant's 1995 Stock
               Option Plan.
     10.3**    Career Education Corporation 1997 Employee Incentive
               Compensation Plan.
     10.4**    Form of Option Agreement under the Registrant's 1997 Employee
               Incentive Compensation Plan.

     10.5**    Career Education Corporation 1997 Non-Employee Directors' Stock
               Option Plan.
     10.6**    Form of Option Agreement under the Registrant's 1997 Non-
               Employee Directors' Stock Option Plan.
     10.7**    Career Education Corporation 1998 Employee Stock Option Plan.
     10.8**    Amended and Restated Option Agreement dated July 31, 1995, between the Registrant and John M. Larson.
     10.9**    Supplemental Option Agreement dated July 31, 1995, between the
               Registrant and John M. Larson.
     10.10**   Amended and Restated Option Agreement dated July 31, 1995, between the Registrant and Robert E. Dowdell.
     10.11**   Employment and Non-Competition Agreement as of October 9, 1997
               between the Registrant and John M. Larson.
     10.12**   Form of Indemnification Agreement for Directors and Executive
               Officers.
     10.13**   Career Education Corporation Amended and Restated Stockholders'
               Agreement dated as of July 31, 1995, as amended on February 28,
               1997 and May 30, 1997.
     10.14**   Registration Rights Agreements dated as of July 31, 1995,
               between the Registrant, Electra Investment Trust P.L.C. and
               Electra Associates, Inc.
     10.15**   Securities Purchase Agreement dated as of July 31, 1995 among the Registrant, Electra Investment Trust P.L.C. and Electra
               Associates, Inc. (the "Electra 1995 Agreement").
     10.16**   Securities Purchase Agreement dated as of February 28, 1997, among the Registrant, Heller Equity Capital Corporation, Electra
               Investment Trust P.L.C., Robert E. Dowdell, John M. Larson,
               Wallace O. Laub and Constance L. Laub and William A. Klettke
               (the "February 1997 Agreement").
     10.17**   Securities Purchase Agreement dated as of May 30, 1997 among the
               Registrant, Heller Equity Capital Corporation, Electra
               Investment Trust P.L.C. and William A. Klettke (the "May 1997
               Agreement").
     10.18**   Form of Management Fee Agreement between the Registrant and each of its subsidiaries.
     10.19**   Form of Tax Sharing Agreement between the Registrant and each of its subsidiaries.
     10.20+    Registration Rights Agreement between the Registrant Heller
               Equity Capital Corporation dated as of February 3, 1998.
     10.21+    Agreement between the Registrant and Heller Equity Capital
               Corporation, regarding designation of directors of the
               Registrant.
     10.22++   Stock Purchase Agreement dated as of November 25, 1998 by and between the Registrant, and Robert C. Marks and the Robert C.
               Marks Trust dated October 9, 1997.
     11+++     Statement regarding computation of per share earnings.
     21.1      Subsidiaries of the Registrant.
     23.1      Consent of Arthur Andersen LLP with respect to financial
               statements of the Registrant.
     23.2      Consent of Arthur Andersen LLP with respect to financial
               statements of Scottsdale Culinary Institute, Inc.
     23.3      Consent of Deloitte & Touche LLP with respect to financial statements of The Katharine Gibbs Schools, Inc.

     23.6*     Consent of Katten Muchin & Zavis (contained in its opinion to be filed as Exhibit 5 hereto).
     24        Power of Attorney (included on signature page hereto).
     27+++     Financial Data Schedule.

--------
*  To be filed by amendment.
** Incorporated by reference to the Exhibit of the same number to our Registration Statement No. 333-37601 on Form S-1, effective as of January 28, 1998.
*** Incorporated by reference to our Report on Form 8-K dated August 14, 1998. + Incorporated by reference to the Exhibit of the same number to our Annual
   Report on Form 10-K for the year ended December 31, 1997.
++ Incorporated by reference to our Report on Form 8-K dated January 15, 1999. +++ Incorporated by reference to the Exhibit of the same number to each of our
    Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1998.

   (b) Financial Statement Schedules.

                                                                            Page
                                                                            ----
      Schedule II--Valuation and Qualifying Accounts....................... S-1

Item 17. Undertakings

   The Registrant hereby undertakes:

     (1) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) For purposes of determining any liability under the Securities Act,
  (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 18th day of January, 1999.

                                          Career Education Corporation

                                                    /s/ John M. Larson
                                          By: _________________________________
                                                       John M. Larson
                                               President and Chief Executive
                                                          Officer

   Each person whose signature appears below hereby constitutes and appoints John M. Larson and William A. Klettke, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-1 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 18, 1999.

                 Signature                                     Title
                 ---------                                     -----
           /s/ John M. Larson               President, Chief Executive Officer
___________________________________________   (Principal Executive Officer) and a
              John M. Larson                  Director

         /s/ William A. Klettke             Senior Vice President and Chief Financial
___________________________________________   Officer (Principal Financial and
            William A. Klettke                Accounting Officer)

          /s/ Robert E. Dowdell             Director
___________________________________________
             Robert E. Dowdell

           /s/ Thomas B. Lally              Director
___________________________________________
              Thomas B. Lally

           /s/ Wallace O. Laub              Director
___________________________________________
              Wallace O. Laub

           /s/ Keith K. Ogata               Director
___________________________________________
              Keith K. Ogata

          /s/ Patrick K. Pesch              Director
___________________________________________
             Patrick K. Pesch

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                          FINANCIAL STATEMENT SCHEDULE

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Career Education Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Career Education Corporation and Subsidiaries and issued our unqualified opinion thereon dated February 13, 1998, except with respect to the matters discussed in the fourth, fifth, sixth, seventh, eighth, ninth, tenth and eleventh paragraphs of Note 16, as to which the dates are March 13, 1998, May 13, 1998, July 31, 1998, September 8, 1998, October 5, 1998, October 26, 1998, October 29, 1998 and January 4, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Valuation and Qualifying Account Schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Chicago, Illinois
February 13, 1998

                 CAREER EDUCATION CORPORATION AND SUBSIDIARIES

                          FINANCIAL STATEMENT SCHEDULE

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                         Balance at Charges to Increase Due             Balance at
                         Beginning  Operating       to        Amounts     End of
                         of Period   Expenses  Acquisitions Written-off   Period
                         ---------- ---------- ------------ ----------- ----------
                                              (in thousands)
Student receivable
 allowance activity for
 the year ended
 December 31, 1995.....    $  533     $  479      $  158      $  (912)    $  258
Student receivable
 allowance activity for
 the year ended
 December 31, 1996.....       258        760          30         (593)       455
Student receivable
 allowance activity for
 the year ended
 December 31, 1997.....       455      1,400       1,040       (1,379)     1,516
Student receivable
 allowance activity for
 the nine months ended
 September 30, 1998
 (unaudited)...........     1,516      2,267          17          --       3,800

                                      S-2